As filed with the Securities and Exchange Commission on July 9, 1997



                                                       Registration No. 33-97090

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------



                        POST-EFFECTIVE AMENDMENT NO. 3 to


                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                           ---------------------------
                          Sullivan Communications, Inc.
                             Sullivan Graphics, Inc.
           (Exact name of registrants as specified in their charters)

           Delaware                                2750                          62-1395968
           New York                                2750                          16-1003976
(State or other jurisdiction of        (Primary standard industrial           (I.R.S. employer
incorporation or organization)          classification code number)        identification numbers)

Sullivan Communications, Inc.                          Sullivan Graphics, Inc.
     225 High Ridge Road                                  100 Winners Circle
 Stamford, Connecticut 06905                          Brentwood, Tennessee 37027
        (203) 977-8101                                      (615) 377-0377

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                TIMOTHY M. DAVIS
      Senior Vice President - Administration, General Counsel and Secretary
                          Sullivan Communications, Inc.
                             Sullivan Graphics, Inc.
                               225 High Ridge Road
                           Stamford, Connecticut 06905
                                 (203) 977-8101
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                     agent for service for both registrants)
                           ---------------------------

                                   Copies to:
                                JERRY V. ELLIOTT
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

     Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================

          Title of Each Class of               Amount to be     Proposed Maximum      Proposed Maximum
                                                               Offering Price Per    Aggregate Offering         Amount of
       Securities to be Registered              Registered            Note                 Price           Registration Fee(1)

--------------------------------------------------------------------------------------------------------------------------------
12 3/4% Senior Subordinated Exchange Notes
Due 2005(2)(3)                                 $185,000,000          $1,000             $185,000,000           $63,793.10
================================================================================================================================

(1)  Previously paid.

(2) The guarantee of principal of and interest on the Notes is also being registered hereby.

(3) An indeterminable amount of Notes to be offered and sold in market-making transactions are also being registered hereby.

                           ---------------------------

     This Post-Effective Amendment shall become effective in accordance with
Section 8(c) of the Securities Act of 1933.

================================================================================

Prospectus

                             Sullivan Graphics, Inc.
               12 3/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2005
                                ----------------


          Unconditionally Guaranteed on a Senior Subordinated Basis by
                          Sullivan Communications, Inc.
                                ----------------

         Interest on the 12 3/4% Senior Subordinated Exchange Notes Due 2005 (the "Notes") is payable semiannually on February 1 and August 1 of each year. The Notes are redeemable at the option of Sullivan Graphics, Inc. ("Graphics"), in whole or in part, at any time on or after August 1, 2000, initially at 106.375% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after August 1, 2002. In addition, at the option of Graphics, at any time or from time to time prior to August 1, 1998, the Notes are redeemable from the proceeds of one or more Public Equity Offerings following which there is a Public Market at 110% of their principal amount, plus accrued interest; provided that at least $115 million aggregate principal amount of Notes remains outstanding after each such redemption. Upon the occurrence of a Change of Control Triggering Event (as defined herein) each holder of Notes will have the right to require Graphics to repurchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest.


         The Notes are subordinated in right of payment to all existing and future Senior Indebtedness of Graphics, including indebtedness under the Bank Credit Agreement (as defined herein) and pari passu in right of payment with any future senior subordinated indebtedness of Graphics and will be senior in right of payment to any future subordinated indebtedness of Graphics. At March 31, 1997, Graphics had approximately $127.3 million of Senior Indebtedness, no senior subordinated indebtedness other than the Notes and no subordinated indebtedness outstanding and Graphics' subsidiaries had approximately $2.1 million of liabilities (which were effectively senior to the Notes).


         The Notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by Sullivan Communications, Inc. ("Communications"). Communications has no significant assets other than the capital stock of Graphics, all of which is pledged to secure Senior Indebtedness of Communications.

         The Notes were issued pursuant to an exchange offer (the "Exchange Offer") consummated by Graphics and Communications on January 3, 1996, pursuant to which the Notes were issued for Graphics' outstanding 12 3/4% Senior Subordinated Notes Due 2005 (the "Old Notes").

                                ----------------

         See "Risk Factors" beginning on page 13 of this Prospectus for a discussion of certain information that should be considered in connection with an investment in the Notes.


         The Notes have received ratings from Moody's Investors Services Inc. and Standard and Poor's Ratings Services which are below "investment grade" and there is no required rating that must be maintained.


                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

         This Prospectus is to be used by Morgan Stanley & Co. Incorporated ("MS&Co."), in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. MS&Co. may act as principal or agent in such transactions. Graphics will receive no portion of the proceeds of such sales and will bear the expenses incident to the registration thereof. If MS&Co. conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Notes because of the beneficial ownership of Communications by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") and Morgan Stanley Capital Partners III, L.P. ("MSCP") and two other limited partnerships, all of which are affiliates of MS&Co. For so long as a market-making prospectus is required to be delivered, the ability of MS&Co. to make a market in the Notes may, in part, be dependent on the ability of Graphics and Communications to maintain a current market-making prospectus.


July __, 1997

         No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Graphics, Communications or MS&Co. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information herein is correct as of any date subsequent to the date hereof.

                                -----------------

                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----

Available Information..........................                            2
Prospectus Summary.............................                            3
Risk Factors...................................                           13
Use of Proceeds................................                           19
Capitalization.................................                           20
Selected Historical Financial Data.............                           21
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations...................                           25
Business.......................................                           37
Management.....................................                           44
Certain Transactions...........................                           50

                                                                        Page
                                                                        ----

Security Ownership of Certain
   Beneficial Owners and Management...........                            52
The Shakopee Merger...........................                            53
Description of the Bank
   Credit and Term Loan Agreements............                            53
Description of the Notes......................                            58
Certain Federal Income Tax
   Considerations.............................                            87
Plan of Distribution..........................                            89
Legal Matters ................................                            89
Experts.......................................                            89
Index to Financial Statements.................                           F-1


                                -----------------

                              AVAILABLE INFORMATION

         Graphics and Communications have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933 (the "Securities Act") with respect to the Notes offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to Graphics, Communications and the Notes offered hereby, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at its regional offices at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         The Indenture requires Communications and, in the circumstances described below, Graphics to file with the Commission the annual, quarterly and other reports required by Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regardless of whether such Sections are applicable to Graphics or Communications. Communications or Graphics, as the case may be, will supply without cost to each holder of Notes, and file with the trustee under the Indenture, within fifteen days after Communications is required to file the same with the Commission, copies of the audited financial statements, quarterly reports and other reports which Graphics and Communications are required to file with the Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act; provided, however, that in the event Communications is no longer the guarantor on the Notes, Communications shall no longer be required to file such reports and Graphics will be required to file such reports, in each case as of the date and time that Communications is no longer the guarantor on the Notes.

                               PROSPECTUS SUMMARY


         The following information is qualified in its entirety by the detailed information and financial statements and accompanying notes appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" refers to Sullivan Communications, Inc. and its subsidiaries, including its wholly owned subsidiary, Sullivan Graphics, Inc., the term "Graphics" refers to Sullivan Graphics, Inc. and its subsidiaries and the term "Communications" refers to Sullivan Communications, Inc. The term "Fiscal Year 1997" refers to the year ended March 31, 1997, the term "Fiscal Year 1996" refers to the year ended March 31, 1996 and the term "Fiscal Year 1995" refers to the year ended March 31, 1995.


                                   The Company


         The Company is a successor to a business that commenced operations in 1926, and is one of the largest national diversified commercial printers in North America with ten printing plants in eight states and Canada and 15 prepress facilities located throughout the United States. The Company operates primarily in two business sectors of the commercial printing industry: printing (which accounted for approximately 86% of total sales during Fiscal Year 1997) and digital imaging and prepress services conducted through its American Color division (which accounted for approximately 14% of total sales in Fiscal Year
1997). Partnerships affiliated with Morgan Stanley, Dean Witter, Discover & Co. currently own 66.8% of the outstanding common stock and 72% of the outstanding preferred stock of Communications.


         On April 8, 1993 (the "Acquisition Date"), pursuant to an Agreement and Plan of Merger dated March 12, 1993, as amended (the "Merger Agreement"), between Communications and SGI Acquisition Corp. ("Acquisition Corp."), Acquisition Corp. was merged with and into Communications (the "1993 Acquisition"). Acquisition Corp. was formed by MSLEF, certain institutional investors and certain members of management (the "Purchasing Group") for the purpose of acquiring a majority interest in Communications. Acquisition Corp. acquired a substantial and controlling majority interest in Communications in exchange for $40 million in cash. In the 1993 Acquisition, Communications continued as the surviving corporation and the separate corporate existence of Acquisition Corp. was terminated.


         On August 15, 1995, the Company completed a merger transaction (the "Shakopee Merger") with Shakopee Valley Printing Inc. ("Shakopee"). Shakopee was formed to effect the purchase of certain assets and assumption of certain liabilities of Shakopee Valley Printing, a division of Guy Gannett Communications. On December 22, 1994, pursuant to an Agreement for the Purchase of Assets between Guy Gannett Communications (the "Seller") and Shakopee (the "Buyer"), the Seller sold certain assets and transferred certain liabilities of Shakopee Valley Printing to the Buyer for a total purchase price of approximately $42.6 million, primarily financed through the issuance of 35,000 shares of Common Stock and bank borrowings. The 35,000 shares were purchased by MSCP, Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (collectively, the "MSCP III Entities"), together with First Plaza Group Trust and Leeway & Co. Each of the MSCP III Entities is affiliated with Morgan Stanley, Dean Witter, Discover & Co. In addition, the other stockholders of Shakopee were also stockholders of the Company. See "-- The Transactions -- The Shakopee Merger."

         On March 11, 1996, Graphics sold its 51% interest in National Inserting Systems, Inc. ("NIS") for approximately $2.5 million in cash and a note for approximately $0.2 million. The proceeds from the sale were used to repay indebtedness under the Bank Credit Agreement (as defined below).

         On March 12, 1996, Graphics acquired the assets of Gowe, Inc., a Medina, Ohio regional printer of newspapers, T.V. books and retail advertising inserts and catalogs ("Gowe") for approximately $6.7 million in cash and assumption of certain liabilities of Gowe, Inc. (the "Gowe Acquisition").

         During March 1996, the Company completed the construction of and start-up of a plant in Hanover, Pennsylvania ("Flexi-Tech"). Flexi-Tech is dedicated to the production of commercial flexi books (a form of advertising inserts) serving various segments of the retail advertising market and the production of T.V. listing guides serving the newspaper market.

         In February 1997, the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary, Sullivan Media Corporation ("SMC"). SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, costs of sales and selling, general and administrative expenses attributable to SMC for Fiscal Year 1996 and Fiscal Year 1995 have been reclassified to discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

         Market data used throughout this Prospectus was obtained from industry publications and internal Company estimates. While the Company believes such information is reliable, the accuracy of such information has not been independently verified and cannot be guaranteed.

         Printing. The Company's printing business, which accounted for approximately 86% of the Company's sales in Fiscal Year 1997, produces retail advertising inserts, comics (newspaper Sunday comics, comic insert advertising and comic books) and other publications.

         Retail Advertising Inserts (80% of printing sales in Fiscal Year 1997). The Company believes that it is one of the largest printers of retail advertising inserts in the United States. Retail advertising inserts are preprinted advertisements, generally in color, that display products sold by a particular retailer or manufacturer. Advertising inserts are used extensively by many retailers and are believed to be an important and cost effective means of advertising for these merchants. Advertising inserts are primarily distributed through insertion in newspapers but are also distributed by direct mail or in-store by retailers. They generally advertise for a specific, limited sale period. The Company prints advertising inserts for approximately 310 retailers.

         Comics (14% of printing sales in Fiscal Year 1997). The Company believes that it is one of the largest printers of comics in the United States. The Company prints Sunday comics for approximately 330 newspapers in the United States and Canada and prints the majority of the annual comic book requirements of Marvel Entertainment Group, Inc. ("Marvel").

         Other Publications (6% of printing sales in Fiscal Year 1997). The Company prints local newspapers, T.V. guide listings and other publications.

         American Color. The Company's digital imaging and prepress services business is conducted by its American Color division, which the Company believes is one of the largest full-service providers of digital imaging, prepress and color separation services in the United States and a technological leader in its industry. American Color commenced operations in 1975 and accounted for approximately 14% of the Company's sales in Fiscal Year 1997. American Color assists its customers in the capture, manipulation, transmission and distribution of images. The majority of its work leads to the production of four-color separations in a format appropriate for use by printers. American Color's revenue from these traditional services is being supplemented by new revenue sources from electronic prepress services such as digital image storage, telecommunications, design and layout, consulting and training services, facilities management (operating digital imaging prepress service facilities at a customer location) and software and data management.

         In April 1995, the Company implemented a plan for its American Color division designed to improve productivity, increase customer service and responsiveness, and provide increased growth in this business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations
-- Restructuring Costs and Other Special Charges" and note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

Competitive Advantages and Strategy

         Competitive Advantages. The Company believes that it has the following competitive advantages in its printing and digital imaging and prepress services businesses:


         Modern Equipment. The Company believes that its heatset offset and flexographic web printing equipment is among the most advanced in the industry and that the average age of its equipment is significantly less than the majority of its regional competitors and is comparable to its major national competitors. The Company is also committed to a comprehensive, long-term maintenance program which not only enhances the reliability of its production equipment, but also extends the life of the machines. It also believes that its digital imaging and prepress equipment is significantly more advanced than many of its smaller regional competitors, many of whom have not incorporated digital prepress technologies to the same extent as the Company, nor adopted an open systems environment which allows greater flexibility and more efficient maintenance.

         Strong Customer Base. The Company provides printing services to a diverse base of customers, including approximately 310 retailers and approximately 330 newspapers in the United States and Canada. The customer base includes a significant number of the major national retailers and larger newspaper chains as well as numerous smaller regional retailers. The Company's consistent focus on providing high quality printing products and strong customer service at competitive prices has resulted in long-term relationships with many of these customers. American Color's customer base includes large and medium-sized customers in the retail, publishing and catalog businesses, many of whom have long-term relationships with the Company. Although the digital imaging and prepress services business has generally been on a spot bid basis in the past, the Company has been successful in increasing the proportion of its business under long-term contracts.

         Competitive Cost Structure. The Company has reduced the variable and fixed costs of production at its printing facilities over the last three years and believes it is well positioned to maintain its competitive cost structure in the future due to economies of scale. The Company has also reduced both labor and material costs (the principal variable production costs) in its digital imaging and prepress services business over the past several years, primarily through the adoption of new digital prepress production methodologies.

         Strong Management Team. Since the 1993 Acquisition, the Company has strengthened its printing management group by hiring experienced managers with a clear focus on growth and continued cost reduction, resulting in an improved cost structure and a well-defined strategy for future expansion. The Company also has strengthened its management group in its digital imaging and prepress services business, filling a number of senior, regional and plant management positions with individuals who the Company believes will manage the digital imaging and prepress services business for growth and profitability and will continue to upgrade its capabilities.

         National Presence. The Company's nine printing plants in the United States and one plant in Canada provide the Company with distribution efficiencies, strong customer service, flexibility and short turnaround times, all of which are instrumental in the Company's continued success in servicing its large national and regional retail accounts. The Company's expanded sales and marketing groups provide greater customer coverage and enable it to more successfully penetrate regional markets. The Company believes that its 15 digital imaging and prepress facilities provide it with contingency capabilities, increased capacity during peak periods, access to top quality internal technical personnel throughout the country, short turnaround time and other customer service advantages.


         Strategy. The Company's objective is to increase profitability by growing its revenues, increasing its market share and reducing costs. The Company's strategy to achieve this objective is as follows:


         Grow Unit Volume. Management believes that the Company's level of national sales coverage, when coupled with its significant industry experience and customer-focused sales force, will result in unit growth. In an effort to stimulate unit volume growth, the Company has strengthened and expanded its printing sales management group. Unit volume growth is also expected to result from continued capital expansion and selective printing acquisitions. In addition, in its digital imaging and prepress services business, the Company has expanded its sales force, strengthened training, more closely focused its marketing efforts on new, larger customers and implemented a revised incentive program.

         Continue to Improve Product Mix. The Company intends to increase its share of the retail advertising insert market. In addition, the Company expects to continue to adjust the mix of its customers and products within the retail advertising insert market to those that are more profitable and less seasonal and to maximize the use of the Company's equipment. The Company is also continuing to expand its printing facilities' capabilities for in-plant prepress and postpress services. The Company's digital imaging and prepress services business will continue to focus on high value-added new business opportunities, particularly large-scale projects that will best utilize the breadth of services and technologies the Company has to offer. Additionally, the Company will continue to pursue large facilities management opportunities as well as national and large regional customers that require more sophisticated levels of service and technologies.

         Continue to Reduce Manufacturing Costs and Improve Quality. The Company intends to further reduce its production costs at its printing facilities through its Total Quality Management Process, an ongoing cost reduction and continuous quality improvement process. Additionally, the Company plans to maximize scale advantages in the purchasing, technology and engineering areas. The Company also intends to continue to gain variable cost efficiencies in its digital imaging and prepress services business by using its technical resources to improve digital prepress workflows at its various facilities. It also believes it will be able to reduce its per unit technical, sales and management costs as its sales volumes increase in this business.


         Continue to Make Opportunistic Acquisitions. An integral part of the Company's long-term growth strategy includes a plan to selectively assess and acquire other printing and digital imaging and prepress services companies that the Company believes will enhance its leadership position in these industries.

                                The Transactions

         The Company entered into the following merger and refinancing transactions (the "Refinancing" and, together with the Shakopee Merger, the "Transactions") in connection with the offering of the Old Notes:


         The Shakopee Merger. In December 1994, certain shareholders of Communications and others established Shakopee to acquire a Minneapolis regional printer for an aggregate purchase price of $42.6 million, of which $17.5 million was contributed in the form of equity. Shakopee generated $65.7 million of sales in Fiscal Year 1997. As part of the Transactions, Shakopee was merged with Graphics.

         The Refinancing. The offering of the Old Notes was part of a series of transactions, including the following: (i) Graphics entered into a Credit Agreement with BT Commercial Corporation (the "Bank Credit Agreement"), providing for a $75 million revolving credit facility maturing in 2000 (the "Revolving Credit Facility") and a $60 million amortizing term loan maturing in 2000 (the "Term Loan"); (ii) the repayment of all $126.5 million of indebtedness outstanding under Graphics' old bank credit agreement (the "Old Bank Credit Agreement") (plus $2.3 million of accrued interest to August 15, 1995, the date of repayment); (iii) the redemption of all outstanding 15% Senior Subordinated Notes Due 2000 of Graphics (the "15% Notes") at an aggregate redemption price of $105.6 million (plus $1.8 million of accrued interest to September 15, 1995, the redemption date); (iv) the repayment of all $24.6 million of indebtedness assumed in the Shakopee Merger (plus $0.1 million of accrued interest to August 15, 1995, the date of repayment); and (v) the payment of approximately $11.8 million of fees and expenses incurred in connection with the Transactions.

         On June 30, 1997, Graphics entered into a Term Loan Agreement (the "Term Loan Agreement") with Bankers Trust Company and a syndicate of lenders (including Morgan Stanley Senior Funding, Inc., an affiliate of the Company's majority stockholders, which has agreed to purchase a $5 million participation in the Term Loan Agreement) providing for a $25 million term loan maturing on March 31, 2001 (the "Term Loan Facility").

                        Summary Description of the Notes

Issuer........................     Sullivan Graphics, Inc.

Maturity Date.................     August 1, 2005.

Securities....................     $185 million aggregate principal amount of 12
                                   3/4% Senior Subordinated Exchange Notes Due
                                   2005.

Interest Payment Dates........     Payable semiannually, in cash, on February 1
                                   and August 1 of each year.


Ranking.......................     The Notes are unsecured obligations of
                                   Graphics, subordinated in right of payment to all existing and future Senior Indebtedness of Graphics, including indebtedness under the Bank Credit Agreement. The Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of
                                   Graphics and will be senior in right of
                                   payment to any future subordinated
                                   indebtedness of Graphics. See "Description of the Notes -- Ranking." At March 31, 1997,
                                   Graphics had $127.3 million of Senior
                                   Indebtedness, no senior subordinated
                                   indebtedness other than the Notes and no subordinated indebtedness outstanding and
                                   Graphics' subsidiaries had approximately $2.1 million of liabilities (which were effectively senior to the Notes). See "Risk
                                   Factors -- High Level of Indebtedness" and
                                   "-- Ranking of the Notes and Communications
                                   Guaranty; Liens Securing Bank Credit
                                   Agreement."


Guaranty......................     The payment of principal and interest on the
                                   Notes is fully and unconditionally guaranteed on an unsecured senior subordinated basis by Communications. The guaranty by
                                   Communications is subordinated to all
                                   existing and future Senior Indebtedness of Communications, including Communications' guaranty of Graphics' obligations under the Bank Credit Agreement. Communications conducts no business other than as the sole shareholder of Graphics and has no significant assets other than the capital stock of Graphics, all of which is pledged to secure Communications' obligations under the
                                   Bank Credit Agreement. See "Description of the Notes -- Guaranty."

Optional Redemption...........     The Notes are redeemable at the option of
                                   Graphics, in whole or in part, at any time or from time to time on and after August 1, 2000, initially at 106.375% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on and after August 1, 2002. In addition, at any time or from time to time prior to August 1, 1998, the Notes are redeemable at the option of Graphics from the proceeds of one or more
                                   Public Equity Offerings (as defined herein) following which there is a Public Market (as defined herein), at 110% of their principal amount plus accrued interest to the redemption date; provided that at least $115 million aggregate principal amount of Notes remains outstanding. See "Description of the Notes -- Optional Redemption."

Change of Control
Triggering Event..............     In the event of a Change of Control
                                   Triggering Event (as defined herein), the holders of the Notes will have the right to require Graphics to purchase the Notes at a purchase price of 101% of their principal amount plus accrued interest to the purchase date. See "Risk Factors -- Ability of
                                   Graphics to Repurchase Notes upon a Change of Control Triggering Event" and "Description of the Notes -- Repurchase of Notes upon a Change of Control Triggering Event." The occurrence of a Change of Control Triggering
                                   Event will require Graphics to repay all indebtedness then outstanding which by its terms would prohibit Graphics from repurchasing the Notes or obtain consents from the holders of such indebtedness, including indebtedness outstanding under the
                                   Bank Credit Agreement. There can be no
                                   assurance that Graphics would have sufficient funds available to repurchase such indebtedness and the Notes. See "Risk Factors
                                   -- Ability of Graphics to Repurchase Notes upon a Change of Control Triggering Event."

Covenants.....................     The Indenture contains covenants that, among
                                   other things, limit the ability of Graphics and its subsidiaries to incur indebtedness, pay dividends, redeem capital stock, make investments and make other restricted payments, issue capital stock of subsidiaries, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations.
                                   However, these limitations are subject to a number of important qualifications and exceptions. See "Description of the Notes --
                                   Covenants."

Credit Rating.................     The Notes have received ratings from Moody's
                                   Investors Services Inc. and Standard and
                                   Poor's Ratings Group which are below
                                   "investment grade" and there is no required rating that must be maintained.

Settlement at DTC.............     Transfers of Notes between participants in
                                   The Depository Trust Company ("DTC") will be effected in the ordinary way in accordance with DTC rules and will be settled in next-day funds.

                        SUMMARY HISTORICAL FINANCIAL DATA

         The summary historical consolidated financial data and other data presented as of and for the year ended December 31, 1992 (pre-1993 Acquisition), as of and for the three months ended March 31, 1993 (pre-1993 Acquisition) and as of and for the fiscal years ended March 31, 1994, 1995, 1996 and 1997 (post-1993 Acquisition) were derived from the Consolidated Financial Statements of Communications. In April 1993, Communications was acquired by MSLEF, members of management and other investors (the 1993 Acquisition). The summary historical financial data should be read in conjunction with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Communications appearing elsewhere in this Prospectus.

                                                      Post-1993 Acquisition (a)                  Pre-1993 Acquisition(b)
                                       ----------------------------------------------------     -------------------------
                                                     Fiscal Year Ended March 31,
                                       ----------------------------------------------------

                                                                                                 Three
                                                                                                 Months         Year
                                                                                                 Ended          Ended
                                                                                                March 31,    December 31,
                                        1997             1996          1995(c)        1994       1993(d)        1992(d)
                                       ------           ------         -------       ------     ---------    -----------
                                                                      (dollars in thousands)

 Statement of Operations
     Data:

 Sales ............................   $ 524,551       $ 529,523       $ 433,198    $ 414,673    $ 101,601    $ 395,420
 Gross profit .....................      64,671          64,413          62,931       45,153        6,523       37,589
 Restructuring costs and other
     special charges (e)  .... ....       2,881           7,533            --           --           --           --
 Gain from curtailment and
    establishment of define
    benefit pension plans,
    net (f) .......................        --              --            (3,311)        --           --           --
 Operating income
    (loss) ........................      10,372          12,716          24,450        5,810       (3,524)      (3,072)
 Interest expense,
     net ..........................      36,132          32,425          25,334       23,737        6,862       27,021
 Loss from continuing
    operations before
    extraordinary items and
    cumulative effect of
    changes in accounting
    principles ....................     (28,596)        (26,305)         (4,421)     (22,676)      (6,742)     (19,285)
 (Loss) income from
    discontinued operations
    (net of tax)(g) ...............      (3,107)          1,504          17,583      (61,684)      (1,897)      (3,689)
 Loss on early extinguishment
    of debt(h) ....................        --            (4,526)            --           --           --           --
 Net (loss) income ................     (31,703)        (29,327)         13,162      (84,360)      (7,993)     (27,410)

 Balance Sheet Data (at end
    of period):
 Cash and cash equivalents ........    $      0        $      0        $  4,635    $   8,839    $   7,129    $   2,167
 Working capital (deficit) ........      (8,598)          9,612           4,958        6,956      (17,327)      (4,138)
 Total assets .....................     333,975         351,181         328,368      305,521      274,812      271,219
 Long-term debt and
    capitalized leases,
    including current
    installments(i) ...............     312,309         297,617         258,201      250,439      245,382      247,362

 Other Data:
 Net cash provided
    (used) by operating
     activities ...................    $ 24,313        $ (4,187)       $ 30,510     $(27,329)   $  11,437    $  11,831
 Net cash (used)
    by investing
     activities ...................     (10,997)        (24,436)        (17,580)      (1,332)      (4,500)     (10,144)
 Net cash (used)
    provided by financing
     activities ...................     (13,312)         23,982         (17,527)      23,113       (1,980)     (12,939)
Capital expenditures ..............      37,767          28,022          20,415       15,722        4,888       12,029
Deficiency of earnings
    to cover fixed charges(j) .....     (26,005)        (21,431)         (1,869)     (20,296)     (10,590)     (33,886)

EBITDA(k):
    Printing ......................   $  46,755       $  46,597       $  38,357    $  23,103    $   2,404    $  28,635
    American Color ................       5,770(l)        2,907(l)       12,662       12,656        2,571       10,072
    Other .........................      (5,553)         (2,657)            700(m)    (2,691)        (895)      (4,190)
                                      ---------       ---------       ---------    ---------    ---------    ---------
      Total .......................   $  46,972       $  46,847       $  51,719    $  33,068    $   4,080    $  34,517
                                      =========       =========       =========    =========    =========    =========


                                                   (footnotes on following page)

(a) References to "post-1993 Acquisition" refer to the successor company that resulted from the 1993 Acquisition. The 1993 Acquisition was accounted for as a purchase. As a result of the 1993 Acquisition, Communications' consolidated financial statements for the periods subsequent to March 31, 1993 are presented on Communications' new basis of accounting, while the consolidated financial statements for March 31, 1993 and prior periods are presented on Communications' historical cost basis of accounting. The consolidated results of operations of Communications for post-1993 Acquisition periods are not directly comparable to the consolidated pre-1993 Acquisition results of operations due to the effects of the 1993 Acquisition and related refinancing.

(b) References to "pre-1993 Acquisition" refer to the predecessor company that existed before the 1993 Acquisition.

(c) On August 15, 1995, Shakopee was merged with and into Graphics. The merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee Merger and include the combined operations of Communications and Shakopee subsequent to December 22, 1994 (the date on which Shakopee became under common control with the Company). Shakopee's financial results are not reflected in periods prior to December 22, 1994 as these periods were prior to common control ownership.

(d) In connection with the 1993 Acquisition, the Company elected to change its fiscal year end from December 31 to March 31 beginning March 31, 1993 in order to have the Company's fiscal year more closely match the Company's operating cycle. This change was made on the effective date of the 1993 Acquisition; accordingly, the three-month period ended March 31, 1993 constituted a transition period.


(e) In April 1995, the Company implemented a restructuring plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the business. The Company recognized $0.9 million and $4.1 million of costs under such plan in Fiscal Year 1997 and Fiscal Year 1996, respectively. In addition, the Company recorded $1.9 million and $3.4 million of other special charges related to asset write-offs and write-downs in its Print and American Color divisions in Fiscal Year 1997 and Fiscal Year 1996, respectively. See note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.


(f) In October 1994, the Company amended its defined benefit pension plans, which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995. The Company recognized a curtailment gain of $3.7 million as a result of freezing such benefits. Also in October 1994, the Board of Directors approved a new Supplemental Executive Retirement Plan ("SERP"), which is a defined benefit plan for certain key executives. The Company recognized a $0.4 million expense associated with the establishment of the SERP.


(g) In February 1997, the Company made a strategic decision to shut down the operation of its wholly-owned subsidiary SMC. SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses for Fiscal Years 1996 and 1995 have been reclassified to discontinued operations (SMC began operations in Fiscal Year 1995). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

    On February 16, 1994, the Company assigned the coupon free-standing insert ("FSI") contracts of its subsidiary, Sullivan Marketing, Inc. ("SMI"), to News America FSI, Inc. ("News America"). In June 1994, the Company recorded income from the settlement of a lawsuit entitled Sullivan Marketing Inc. and Sullivan Graphics, Inc. v. Valassis Communications, Inc., News America FSI Inc. and David Brandon (the "SMI Settlement") of $18.5 million, net of taxes, and when coupled with settlement expenses which had previously been accrued, the net cash proceeds resulting from this settlement were approximately $16.7 million.

    In Fiscal Year 1996, the Company recognized settlement of the lawsuit with EPI Group Limited ("EPI") (the "EPI lawsuit") and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.


(h) As part of the Transactions, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes.

(i) The balance of long-term debt outstanding at March 31, 1995 and 1994 includes an additional $9.7 million and $11.3 million, respectively, relating to a purchase accounting adjustment to the 15% Notes resulting from the 1993 Acquisition. The principal amount payable at maturity of the 15% Notes remained at $100.0 million. The 15% Notes were redeemed in connection with the Transactions.

                                         (footnotes continued on following page)

(j) The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, the cumulative effect of changes in accounting principles, discontinued operation and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):


                                           Post-1993 Acquisition                     Pre-1993 Acquisition
                                  -------------------------------------------        ---------------------
                                                                                     Three
                                                                                     Months          Year
                                                                                      Ended         Ended
                                        Fiscal Year Ended March 31,                 March 31,     December 31,
                                  -------------------------------------------
                                     1997         1996        1995       1994         1993           1992
                                     ----         ----        ----       ----         ----           ----

Depreciation................      $25,282      $21,385     $18,327    $17,897        $6,923         $31,497
Amortization................        9,374        9,311       8,941      9,361           681           6,092
                                    -----        -----      ------      -----        ------         -------
 Total......................      $34,656      $30,696     $27,268    $27,258        $7,604         $37,589
                                  =======      =======     =======    =======        ======         =======


(k) EBITDA is included in the Summary Historical Financial Data because management believes that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation, amortization, other special charges related to asset write-offs and write-downs, other income (expense), the cumulative effect of changes in accounting principles, discontinued operations and extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Indenture and the Bank Credit Agreement are based on EBITDA, subject to certain adjustments.

    EBITDA includes non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's Chief Executive Officer -- see note 20 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(l) American Color EBITDA for Fiscal Year 1997 and Fiscal Year 1996 includes the impact of $0.9 million and $4.1 million, respectively, in restructuring costs related to the American Color division. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Costs and Other Special Charges." See note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(m) EBITDA in Fiscal Year 1995 includes a $3.3 million net gain related to a change in the Company's defined benefit pension plans. See note 11 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

                                  RISK FACTORS

         In addition to the other information and financial data set forth elsewhere in this Prospectus, the following information should be considered carefully by prospective investors in evaluating the Company, its business and an investment in the Notes.

High Level of Indebtedness


         The Company has had a negative net worth in each of the last seven fiscal years. At March 31, 1997, the Company's consolidated indebtedness including capital leases was approximately $312.3 million (including $18.3 million of current installments) and the Company's negative net worth was $76.3 million. The level of the Company's indebtedness could have important consequences to holders of the Notes including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business. See "-- Ability to Service Debt; Deficit of Earnings to Fixed Charges," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Bank Credit and Term Loan Agreements." If the Company is not able to satisfy its obligations, including its interest payment obligations, it could default on its indebtedness, including the Notes, which would entitle the holders of such indebtedness to accelerate the maturity thereof. Because the Notes are subordinated in right of payment to all Senior Indebtedness and at March 31, 1997, approximately 28% of the Company's total assets were intangible assets, payment in full on the Notes in the event of an acceleration of the Notes may not occur.


         There can be no assurance that the Company will not need additional financing in the future or that the Company will be able to obtain such financing on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In addition, the Indenture permits the Company to incur additional indebtedness to finance the acquisition of additional assets.

Ability to Service Debt; Deficit of Earnings to Fixed Charges


         The Company's earnings before fixed charges were insufficient to cover fixed charges for the years ended December 31, 1992, Fiscal Year 1994, Fiscal Year 1995, Fiscal Year 1996 and Fiscal Year 1997 by $33.9 million, $20.3 million, $1.9 million, $21.4 million and $26 million, respectively. See "Selected Historical Financial Data."

         There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations on the Notes. Graphics is obligated to make substantial principal and interest payments under the Bank Credit Agreement during the next several years. The Term Loan requires principal payments in quarterly installments in the following annual amounts: (i) $10.6 million in Fiscal Year 1998, (ii) $13.3 million in Fiscal Year 1999, (iii) $15.2 million in Fiscal Year 2000 and (iv) $8 million in Fiscal Year 2001. In addition, the $25 million Term Loan Facility matures in March 2001. In the event the Company's cash flow is inadequate to meet its debt service obligations, the Company could face liquidity problems and might be required to dispose of material assets or operations to meet its obligations, and there can be no assurance as to the timing of such sales or the proceeds which the Company could realize therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Bank Credit and Term Loan Agreements." In addition, most of the Company's indebtedness (other than the Notes) bears interest at floating rates (8.45% weighted average rate at March 31, 1997), causing the Company to be sensitive to prevailing market interest rates. If interest rates rise, the Company's ability to meet its debt service obligations, including its obligations pursuant to the Notes, may be adversely affected.

         If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness or, if the Company otherwise fails to comply with the various covenants in such indebtedness (including covenants in the Bank Credit Agreement and the Term Loan Agreement), it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or result in a bankruptcy of the Company. Such defaults or any bankruptcy of the Company resulting therefrom would result in a default on the Notes and could delay or preclude payment of principal of, or interest on, the Notes. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company.

Certain Financial and Operating Restrictions

         The Indenture, the Bank Credit Agreement and the Term Loan Agreement impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or create liens on its assets, sell assets, engage in mergers or acquisitions or make investments. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, react to future industry trends, withstand downturns in its business or the economy or otherwise conduct necessary corporate activities.

         The Bank Credit Agreement contains covenants requiring the Company to meet certain financial ratios. See "Description of the Bank Credit and Term Loan Agreements." Failure to comply with any such covenant could limit the availability of borrowings under the Bank Credit Agreement or result in a default thereunder. There can be no assurance that the Company will be able to comply with such covenants. As a result of the Company's recent financial results, the Company and its banks amended certain of the financial covenants contained in the Bank Credit Agreement on February 27, 1997 and again on June 30, 1997. A default under the Bank Credit Agreement or the Term Loan Agreement could result in an acceleration of the Notes, in which case the holders of the Notes may not be paid in full because under the Indenture, Senior Indebtedness (including indebtedness under the Bank Credit Agreement) would be entitled to be paid first. See "-- Ranking of the Notes and Communications' Guaranty; Liens Securing the Bank Credit Agreement."

Ranking of the Notes and Communications' Guaranty; Liens Securing the Bank Credit and Term Loan Agreements

         The Notes are subordinated to all Senior Indebtedness of Graphics, including indebtedness under the Bank Credit Agreement and the Term Loan Agreement. Therefore, in the event of bankruptcy, liquidation or reorganization of Graphics, the assets of Graphics will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. See "Description of the Notes -- Ranking." At March 31, 1997, Graphics had $127.3 million of Senior Indebtedness, no senior subordinated indebtedness other than the Notes and no subordinated indebtedness outstanding and Graphics' subsidiaries had approximately $2.1 million of liabilities (which were effectively senior to the Notes). In addition, the indebtedness under the Bank Credit Agreement and the Term Loan Agreement is secured by liens on substantially all of the assets of Graphics and guaranteed by Communications, which guarantee is secured by a pledge of all of the capital stock of Graphics. See "Description of the Bank Credit and Term Loan Agreements." Accordingly, if an event of default occurs under the Bank Credit Agreement, the Term Loan Agreement and the Notes, the lenders under the Bank Credit Agreement and the Term Loan Agreement will have a prior right to such collateral and may foreclose thereon to the exclusion of the holders of the Notes, notwithstanding the existence of an event of default with respect to the Notes. In such an event, those assets constituting collateral would first be used to repay in full all amounts outstanding under the Bank Credit Agreement and the Term Loan Agreement, resulting in such assets being unavailable to satisfy the claims of holders of the Notes.

         Communications has fully and unconditionally guaranteed the Notes on an unsecured, senior subordinated basis. Currently, Communications conducts no business other than as sole shareholder of Graphics and has no significant assets other than the capital stock of Graphics, all of which has been pledged to secure Communications' obligations under the Bank Credit Agreement and the Term Loan Agreement. Thus, currently there are no resources supporting Communications' guarantee of the Notes that are incremental to those to which holders of the Notes already have access as direct creditors of Graphics. Communications' guarantee of the Notes is subordinated in right of payment to the guarantee by Communications of Graphics' obligations under the Bank Credit Agreement and the Term Loan Agreement. Generally, the Indenture contains no restrictions on the activities of Communications. See "Description of the Notes -- Guaranty."


Ability of Graphics to Repurchase Notes upon a Change of Control Triggering
Event


         The Bank Credit Agreement does not permit Graphics to repurchase Notes upon the occurrence of a Change of Control Triggering Event. In addition, the occurrence of a "Change of Control" under the Bank Credit Agreement, which is defined to include a "Change of Control" under the Notes, would constitute an event of default under the Bank Credit Agreement. See "Description of the Bank Credit and Term Loan Agreements." Therefore, unless Graphics obtains a waiver, upon the occurrence of a Change of Control Triggering Event, the amounts outstanding under the Bank Credit Agreement (and any other indebtedness then outstanding which by its terms would prohibit Graphics from repurchasing Notes) would have to be repaid before the holders of Notes could receive any payment. Due to the highly leveraged nature of Graphics, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any payments due under the Bank Credit Agreement or, thereafter, to make any required repurchases of the Notes.


         The obligation of Graphics to offer to repurchase Notes upon the occurrence of a Change of Control Triggering Event may in certain circumstances make more difficult or discourage a takeover of Graphics and Communications, and, thus, the removal of incumbent management. Graphics could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Graphics' capital structure or credit ratings. Except as described under "Description of Notes -- Repurchase of Notes upon a Change of Control Triggering Event", there are no covenants or other provisions in the Indenture providing for a put or increased interest rate or otherwise that would afford holders of the Notes additional protection in the event of a recapitalization transaction, a change of control of Graphics and Communications or a highly leveraged transaction. In the event Graphics is required to make an offer to repurchase Notes pursuant to the "Repurchase of Notes upon a Change of Control Triggering Event" covenant, Graphics will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1. See "Description of the Notes -- Repurchase of Notes upon a Change of Control Triggering Event."

Competitive Climate


         Commercial printing in the United States is a large, highly fragmented, capital-intensive industry and the Company competes with numerous national, regional and local printers. Customer preferences for larger printers with a greater range of services and more flexibility, capital requirements and competitive pricing pressures have led to a trend of industry consolidation in recent years.

         The Company believes that competition in the printing business is based primarily on quality, customer service, price and timeliness of delivery. The advertising insert business is a large, fragmented industry in which the Company competes for national accounts with several large national printers, several of whom are larger and better capitalized than the Company. In addition, the Company also competes with numerous regional printers for the printing of advertising inserts. Although the Company faces competition principally from one other company

(Big Flower Press Holdings, Inc.) in the printing of Sunday newspaper comics in the United States, there are numerous newspapers that print their own Sunday comics. The Company's other publication business competes with many large national and regional commercial printers.

         American Color competes with numerous digital imaging and prepress service firms on both a national and regional basis. The industry is highly fragmented, primarily consisting of smaller local and regional companies, with only a few national full-service digital imaging and prepress companies such as American Color, none of which has a significant nationwide market share. Many smaller digital imaging and prepress companies have left the industry in recent years due to their inability to keep pace with technological advances required to service increasingly complex customer demands. The Company believes that the digital imaging and prepress services sector will continue to be subject to high levels of ongoing technological change and the need for capital expenditures to keep up with such change.


Technological Change

         The digital imaging and prepress services business has experienced rapid and substantial changes during the past few years primarily due to advancements in available technology, including the evolution to electronic and digital formats. Many smaller competitors have left the industry as a result of their inability to keep pace with technological advances required to service customer demands. The Company expects that further changes in technology will affect the Company's digital imaging and prepress services business and that the Company will need to adapt to technological advances as they occur. As technology in this business continues to improve and evolve, the Company will need to make capital expenditures to maintain its competitive position. If the Company is unable to respond to future changes and advancements in digital imaging and prepress technology, the Company's American Color business could be adversely affected.

Sensitivity to Paper Prices


         The Company's results of operations and financial condition are affected by the cost of paper, which is determined by constantly changing market forces of supply and demand over which the Company has no control. Beginning in the fiscal year ended March 31, 1994 ("Fiscal Year 1994") and throughout Fiscal Year 1995 and the majority of Fiscal Year 1996, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996 and throughout Fiscal Year 1997, however, the overall cost of paper declined. Management expects that as a result of the Company's strong relationship with key suppliers that its material costs will remain competitive within the industry. In accordance with industry practice, the Company generally passes through increases in the cost of paper to its customers in the costs of its printed products while decreases in costs generally result in lower prices to customers. Although the Company has been successful in passing through paper price increases to its customers, significant increases in paper prices and continuing price competition can result in pressure by certain customers to reduce selling prices in order to mitigate the effect of increased paper costs. There can be no assurance that the Company will be able to pass through future paper price increases. In the event the Company is unable to pass through such increases, severe increases in paper prices could have a material adverse effect on the Company's profits and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, increases in the cost of paper, and therefore the cost of printed advertisements, may cause some of the Company's advertising customers to reduce their print advertising programs, which could have a material adverse effect on the Company.


Acquisitions and Integration of Additional Businesses

         As part of its long-term strategy, the Company seeks to acquire other commercial printers, such as Shakopee and Gowe, and other digital imaging and prepress services businesses. This strategy also provides for the integration of new start-up ventures into the Company's operations, such as Flexi-Tech. While the Company's management has experience acquiring companies and integrating their operations into existing operations, there can be no assurance that the Company will find additional attractive acquisition candidates or succeed at effectively managing the integration of any other acquired business and start-up ventures, into the Company's existing business.

Environmental Regulations

         The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (together, "Environmental Laws"). The Company believes that it currently conducts its operations, and in the past has operated its business, in substantial compliance with applicable Environmental Laws. Noncompliance with or liability for cleanup pursuant to Environmental Laws could have a material adverse effect on the Company's results of operations or financial condition. See "Business -- Environmental Matters."

Risk of Fraudulent Transfer Liability

         Management of the Company believes that the indebtedness of Graphics represented by the Notes, and the indebtedness of Communications under its guarantee of the Notes, were incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information at the time of issuance of the Notes, Graphics and Communications were and are solvent, had and will have sufficient capital for carrying on their business and were and will be able to pay their debts as they mature. Notwithstanding management's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that Graphics (or Communications) did not receive fair consideration or reasonably equivalent value for incurring the Notes (or the guarantee) or any debt being refinanced thereby and, at the time of the incurrence of the Notes (or the guarantee) or such indebtedness, Graphics (or Communications) was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness. A likely consequence of such avoidance would be the subordination of the indebtedness represented by the Notes (or the guarantee) to existing and future indebtedness of Graphics (or Communications). The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on existing debts as they become absolute and matured.

Control by Morgan Stanley, Dean Witter, Discover & Co.


         MSLEF and the MSCP III Entities (collectively, the "MSCP Entities") own a substantial majority of the outstanding shares of capital stock of Communications. Each of the MSCP Entities is a limited partnership whose general partner is affiliated with Morgan Stanley, Dean Witter, Discover & Co. Two of the current directors of Communications, Messrs. Sica and Fry, are employees of MS&Co., an affiliate of MSLEF and the MSCP Entities and also a subsidiary of Morgan Stanley, Dean Witter, Discover & Co. As a result of these relationships, Morgan Stanley, Dean Witter, Discover & Co. may be deemed to control the management and policies of the Company, although such control is not exercised on a day-to-day basis. In addition, Morgan Stanley, Dean Witter, Discover & Co. may be deemed to control all matters requiring stockholder approval, including the election of all directors, the adoption of amendments to the Company's certificate of incorporation and the approval of mergers and sales of all or substantially all of the Company's assets. Circumstances could arise under which the interests of the MSCP Entities could be in conflict with the interests of holders of the Notes. See "Certain Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

Lack of a Public Market

         There is currently no established public market for the Notes. Graphics does not intend to list the Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Graphics has been advised by MS&Co. that it intends to make a market in the Notes. However, MS&Co. is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, MS&Co. will be required to deliver a current prospectus pursuant to Section 10(a)(3) of the Securities Act in connection with any market making activities and may be prohibited from engaging in market-making activities during certain distributions of securities by the Company pursuant to Rule 10b-6 under the Exchange Act. For so long as a market-making prospectus is required to be delivered, the ability of MS&Co. to make a market in the Notes may, in part, be dependent on the ability of Graphics and Communications to maintain a current market-making prospectus. Accordingly, no assurance can be given that an active public or other market will develop for the Notes or as to the liquidity of or the trading market for the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may cease to continue at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial condition of the Company.

                                 USE OF PROCEEDS


         Graphics received gross proceeds of $185 million from the sale of the Old Notes. The gross proceeds of the offering of the Old Notes, together with borrowings under the Bank Credit Agreement, were used (i) to redeem all ($100 million principal amount) of the 15% Notes at a redemption price of $105.6 million (plus $1.8 million of accrued interest to September 15, 1995, the redemption date) (the 15% Notes would have matured on February 1, 2000), (ii) to repay all $126.5 million of indebtedness outstanding under the Old Bank Credit Agreement (plus $2.3 million of accrued interest to August 15, 1995, the repayment date) (the Old Bank Credit Agreement would have matured in 1998 and bore interest at variable rates, 8.96% weighted average rate at June 30, 1995),
(iii) to repay all $24.6 million of indebtedness assumed in the Shakopee Merger (plus $0.1 million of accrued interest to August 15, 1995, the repayment date) (the Shakopee indebtedness, which would have matured in 1999 and 2000, bore interest at variable rates, 9.02% weighted average rate at June 30, 1995) and
(iv) to pay approximately $11.8 million of fees and expenses incurred in connection with the Transactions. See "The Shakopee Merger" and "Description of the Bank Credit and Term Loan Agreements."

                                 CAPITALIZATION


         The following table sets forth the consolidated capitalization of Communications as of March 31, 1997. This table should be read in conjunction with "Selected Historical Financial Data," "Description of the Bank Credit and Term Loan Agreements" and the consolidated financial statements of Communications appearing elsewhere in this Prospectus.

                                                              March 31, 1997
                                                              --------------
                                                          (dollars in thousands)

Short-term debt:
   Current installments of long-term debt and capitalized leases:
     Term Loan ..................................................   $  10,625
     Other ......................................................       7,627
                                                                    ---------
        Total short-term debt ...................................   $  18,252
                                                                    =========

Long-term debt(a):
   Revolving Credit Facility ....................................   $  40,710
   Term Loan ....................................................      36,463
   Senior Subordinated Notes Due 2005 ...........................     185,000
   Other ........................................................      31,884
                                                                    ---------
        Total long-term debt and capitalized leases,
         excluding current installments .........................     294,057
                                                                    ---------

Stockholders' deficit:

Common Stock, voting, $.01 par value, 5,852,223 shares
   authorized, 123,889 shares issued and
   outstanding ..................................................           1
Series A Convertible Preferred Stock, $.01 par value,
   4,000 shares authorized, issued and outstanding
   ($40 million liquidation preference) .........................        --
Series B Convertible Preferred Stock, $.01 par value,
   1,750 shares authorized, issued and outstanding
   ($17.5 million liquidation preference) .......................        --
Additional paid-in capital ......................................      57,499
Accumulated deficit .............................................    (132,228)
Cumulative translation adjustment ...............................      (1,590)
                                                                    ---------
     Total stockholders' deficit ................................     (76,318)
                                                                    ---------
        Total long-term debt and stockholders' deficit ..........   $ 217,739
                                                                    =========

---------

(a) On June 30, 1997, the Company entered into the $25 million Term Loan Facility which matures on March 31, 2001. The net proceeds of $23 million received under such facility were used to reduce outstanding borrowings under the Company's revolving credit facility. Based upon activity through June 27, 1997 and after giving pro forma effect to the application of such net proceeds, the Company had additional borrowing availability under the revolving credit facility of approximately $25.8 million at June 27, 1997.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (dollars in thousands)


         Set forth below is selected historical financial data as of and for the year ended December 31, 1992 (pre-1993 Acquisition), as of and for the three months ended March 31, 1993 (pre-1993 Acquisition) and as of and for the fiscal years ended March 31, 1994, 1995, 1996 and 1997 (post-1993 Acquisition). The balance sheet data as of December 31, 1992 and March 31, 1993, 1994, 1995, 1996 and 1997, and the statement of operations data for the year ended December 31, 1992, the three months ended March 31, 1993, and the fiscal years ended March 31, 1994, 1995, 1996 and 1997 are derived from the audited consolidated financial statements for such periods and at such dates. The selected historical financial data below also reflects the Company's discontinued coupon FSI operation and its discontinued wholly-owned subsidiary, SMC. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements of Communications appearing elsewhere in this Prospectus.

                                                    Post-1993 Acquisition (a)                     Pre-1993 Acquisition (b)
                                                    -------------------------                     ------------------------
                                                           Fiscal Year
                                                         Ended March 31,
                                                         ---------------                     Three Months Ended     Year Ended
                                            1997         1996        1995(c)      1994        March 31, 1993(d)  December 31, 1992
                                         ---------    ---------    ---------    ---------    ------------------  -----------------

Statement of Operations Data:
Sales ................................   $ 524,551    $ 529,523    $ 433,198    $ 414,673         $ 101,601        $ 395,420
Cost of Sales ........................     459,880      465,110      370,267      369,520            95,078          357,831
                                         ---------    ---------    ---------    ---------         ---------        ---------
  Gross Profit .......................      64,671       64,413       62,931       45,153             6,523           37,589
Selling, general and administrative
  expenses (e) .......................      51,418       44,164       41,792       39,343            10,047           40,661
Restructuring costs and other
  special charges (f) ................       2,881        7,533         --           --                --               --
Gain from curtailment and establish-
   ment of defined benefit pension
   plans, net (g) ....................        --           --         (3,311)        --                --               --
                                         ---------    ---------    ---------    ---------         ---------        ---------
  Operating income (loss) ............      10,372       12,716       24,450        5,810            (3,524)          (3,072)
Interest expense, net ................      36,132       32,425       25,334       23,737             6,862           27,021
Other expense (income) ...............         245        1,722          985        2,369               204            3,793
Income tax expense (benefit) .........       2,591        4,874        2,552        2,380            (3,848)         (14,601)
                                         ---------    ---------    ---------    ---------         ---------        ---------
    Loss from continuing
    operations before extraordinary
    items and cumulative effect of
    changes in accounting
    principles .......................     (28,596)     (26,305)      (4,421)     (22,676)           (6,742)         (19,285)
                                         ---------    ---------    ---------    ---------         ---------        ---------
Discontinued operations (h)
  Loss from operations, net of
    tax ..............................      (1,557)      (1,364)        (912)     (23,272)           (1,897)          (3,689)
  Estimated (loss) on shut down,
    and gain on settlement, net
    of tax ...........................      (1,550)       2,868       18,495      (38,412)             --               --
  Loss on early extinguishment
    of debt (i) ......................        --         (4,526)        --           --                --               --
Cumulative effect of changes in
  accounting principles, net of
  tax (j) ............................        --           --           --           --                 646           (4,436)
                                         ---------    ---------    ---------    ---------         ---------        ---------
    Net (loss) income ................   $ (31,703)   $ (29,327)   $  13,162    $ (84,360)        $  (7,993)       $ (27,410)
                                         =========    =========    =========    =========         =========        =========
Balance Sheet Data (at end of period):
Cash and cash equivalents ............   $       0    $       0    $   4,635    $   8,839         $   7,129        $   2,167
Working capital (deficit) ............      (8,598)       9,612        4,958        6,956           (17,327)          (4,138)
Total assets .........................     333,975      351,181      328,368      305,521           274,812          271,219
Long-term debt and capitalized
  leases, including current
  installments (k) ...................     312,309      297,617      258,201      250,439           245,382          247,362
Stockholders' deficit ................     (76,318)     (44,396)     (14,970)     (45,485)          (85,194)         (77,762)

Other Data:
Net cash provided (used) by
  operating activities ...............   $  24,313    $  (4,187)   $  30,510    $ (27,329)        $  11,437        $  11,831
Net cash (used) by
  investing activities ...............     (10,997)     (24,436)     (17,580)      (1,332)           (4,500)         (10,144)
Net cash (used) provided by
  financing activities ...............     (13,312)      23,982      (17,527)      23,113            (1,980)         (12,939)
Capital expenditures .................      37,767       28,022       20,415       15,722             4,888           12,029
Deficiency of earnings to
  cover fixed charges (l) ............     (26,005)     (21,431)      (1,869)     (20,296)          (10,590)         (33,886)
EBITDA(m) ............................      46,972(n)    46,847(n)    51,719(o)    33,068             4,080           34,517




                                                   (footnotes on following page)

                   NOTES TO SELECTED HISTORICAL FINANCIAL DATA

(a) References to "post-1993 Acquisition" refer to the successor company that resulted from the 1993 Acquisition. The 1993 Acquisition was accounted for as a purchase. As a result of the 1993 Acquisition, Communications' consolidated financial statements for the periods subsequent to March 31, 1993 are presented on Communications' new basis of accounting, while the consolidated financial statements for March 31, 1993 and prior periods are presented on Communications' historical cost basis of accounting. The consolidated results of operations of Communications for the post-1993 Acquisition periods are not directly comparable to the consolidated pre-1993 Acquisition results of operations due to the effects of the 1993 Acquisition and related refinancing.

(b) References to "pre-1993 Acquisition" refer to the predecessor company that existed before the 1993 Acquisition.

(c) On August 15, 1995, Shakopee was merged with and into Graphics. The merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee Merger and include the combined operations of Communications and Shakopee subsequent to December 22, 1994 (the date on which Shakopee became under common control with the Company). Shakopee's financial results are not reflected in periods prior to December 22, 1994 as these periods were prior to common control ownership.

(d) In connection with the 1993 Acquisition, the Company elected to change its fiscal year end from December 31 to March 31 beginning March 31, 1993 in order to have the Company's fiscal year more closely match the Company's operating cycle. This change was made on the effective date of the 1993 Acquisition; accordingly, the three-month period ended March 31, 1993 constituted a transition period.


(e) Fiscal Year 1997 selling, general and administrative expenses include $2.5 million of non-recurring employee termination expenses (including $1.9 million related to the resignation of the Company's Chief Executive Officer - see note 20 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(f) In April 1995, the Company implemented a restructuring plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the business. The Company recognized $0.9 million and $4.1 million of costs under such plan in Fiscal Year 1997 and Fiscal Year 1996, respectively. In addition, the Company recorded $1.9 million and
         3.4 million of other special charges related to asset write-offs and write-downs in its Print and American Color divisions in Fiscal Year 1997 and Fiscal Year 1996, respectively. See note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(g) In October 1994, the Company amended its defined benefit pension plans, which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995. The Company recognized a curtailment gain of $3.7 million as a result of freezing such benefits. Also in October 1994, the Board of Directors approved a new SERP, which is a defined benefit plan for certain key executives. The Company recognized a $0.4 million expense associated with the establishment of the SERP.

(h) In February 1997, the Company made a strategic decision to shut down the operation of its wholly-owned subsidiary SMC. SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses attributable to SMC for Fiscal Years 1996 and 1995 have been reclassified to discontinued operations (SMC began operations in Fiscal Year 1995). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

         On February 16, 1994, the Company assigned the coupon FSI contracts of its subsidiary, SMI, to News America. In June 1994, the Company recorded income from the SMI Settlement of $18.5 million, net of taxes, and when coupled with settlement expenses which had previously been accrued, the net cash proceeds resulting from this settlement were approximately $16.7 million.

         In Fiscal Year 1996, the Company recognized settlement of the EPI lawsuit and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(i) As part of the Transactions, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes.

(j) Effective January 1, 1993, the Company changed its method of accounting for income taxes to SFAS 109. The cumulative effect of adopting SFAS 109, as of January 1, 1993, was a decrease in net loss by $0.6 million. In 1992, the Company elected to adopt the provisions of Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." This resulted in a charge to earnings net of related tax benefits of $4.4 million.

(k) The balance of long-term debt outstanding at March 31, 1995 and 1994 includes an additional $9.7 million and $11.3 million, respectively, relating to a purchase accounting adjustment to the 15% Notes resulting from the 1993 Acquisition. The principal amount payable at maturity of the 15% Notes remained at $100.0 million. The 15% Notes were redeemed in connection with the Transactions.

(l) The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, the cumulative effect of changes in accounting principles, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                         Post-1993 Acquisition                    Pre-1993 Acquisition
                                         ---------------------                    --------------------
                                                                                  Three
                                                                                  Months
                                        Fiscal Year Ended March 31,               Ended        Year Ended
                                        ---------------------------              March 31,     December 31,
                                   1997        1996        1995        1994        1993            1992
                                   ----        ----        ----        ----        ----            ----

Depreciation................     $25,282     $21,385     $18,327     $17,897      $6,923         $31,497
Amortization................       9,374       9,311       8,941       9,361         681           6,092
                                 -------     -------     -------     -------      ------         -------
         Total..............     $34,656     $30,696     $27,268     $27,258      $7,604         $37,589
                                 =======     =======     =======     =======      ======         =======


(m) EBITDA is included in the Selected Historical Financial Data because management believes that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation, amortization, other special charges related to asset write-off and write-downs, other income (expense), the cumulative effect of changes in accounting principles, discontinued operations and extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Indenture and the Bank Credit Agreement will be based on EBITDA, subject to certain adjustments.

         EBITDA includes non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's Chief Executive Officer - see note 20 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(n) EBITDA in Fiscal Year 1997 and Fiscal Year 1996 includes the impact of $0.9 million and $4.1 million, respectively, in restructuring costs related to the American Color division. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Costs and Other Special Charges." See note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(o) EBITDA in Fiscal Year 1995 includes a $3.3 million net gain related to a change in the Company's defined benefit pension plans. See note 11 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


         On August 15, 1995, Shakopee was merged with and into Graphics. The merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee Merger and include the combined operations of Communications and Shakopee subsequent to December 22, 1994 (the date on which Shakopee became under common control with the Company). Shakopee's financial results are not reflected in periods prior to December 22, 1994 as these periods were prior to common control ownership. This affects the comparability of the financial results after the date of common control with the financial results prior to common control.

         On March 11, 1996, the Company sold its 51% interest in NIS for approximately $2.5 million in cash and a note for approximately $0.2 million. This transaction resulted in a net gain on disposal of approximately $1.3 million, which is classified as other, net in the consolidated statement of operations. The proceeds of the sale were used to repay indebtedness under the Bank Credit Agreement.

         On March 12, 1996, Graphics acquired the assets of Gowe, Inc., a Medina, Ohio based regional printer of newspapers, T.V. books and retail advertising inserts and catalogs for approximately $6.7 million in cash and assumption of certain liabilities of Gowe, Inc. The Gowe Acquisition was accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16"). Pursuant to the requirements of APB 16, the purchase price was allocated to the tangible assets and identifiable intangible assets and liabilities assumed based upon their respective fair values. Gowe's results of operations are included in the Company's consolidated financial statements subsequent to March 11, 1996.

         During March 1996, the Company completed the construction and start-up of Flexi-Tech, a new plant in Hanover, Pennsylvania. Flexi-Tech is dedicated to the production of commercial flexi books (a form of advertising inserts) serving various segments of the retail advertising market and the production of T.V. listing guides serving the newspaper market.

         In Fiscal Year 1997, the Company began to present certain costs of its American Color production facilities within cost of sales rather than as selling, general and administrative expenses. This new presentation is consistent with the Company's presentation of the printing sector's financial information, and the Company believes that this is a more accurate measure of the gross margin of the business. The financial information for Fiscal Year 1996 and Fiscal Year 1995 has been reclassified to conform with this presentation.

         In February 1997, the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary SMC. SMC's shut down has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses attributable to SMC for Fiscal Year 1996 and Fiscal Year 1995 have been reclassified to discontinued operations.

         Printing. In recent years, the Company has taken a number of steps which have resulted in improved printing sector performance including the hiring of several key managers in the manufacturing, purchasing, quality, technical services, production planning and customer service departments. Comprehensive quality improvement and cost reduction programs have also been implemented for all the Company's printing processes. As a result of these measures, the Company has been successful in lowering its manufacturing costs within the printing sector, while improving product quality.

         Additionally, in order to grow sales and improve gross margins, the Company increased the size, and geographic and industry scope of its sales force and shifted the mix of its business toward retail customers and away from the printing of certain lower margin publications. The Shakopee Merger, Gowe Acquisition and Flexi-Tech operations are consistent with the Company's overall strategy to continue to increase profitability by growing its revenues, increasing its market share and reducing costs. See "Business--Printing."

         Commercial printing in the United States is highly competitive. The significant capital required to keep pace with changing technology and competitive pricing trends has led to a trend of industry consolidation in recent years. In addition, customers' preference for larger printers, such as the Company, with a wider variety of services, greater distribution capabilities and more flexibility have also contributed to consolidation within the industry. The industry is expected to remain competitive in the near future and the Company's sales will continue to be subject to changes in retailers' demands for printed products.

         The cost of paper is a principal factor in the Company's overall pricing to its customers. The level of paper costs also has a significant impact on the Company's reported sales. Beginning in Fiscal Year 1994 and throughout Fiscal Year 1995 and the majority of Fiscal Year 1996, the paper industry experienced increased demand and high capacity utilization in various grades of paper. This led to a global tightening of the paper supply, and as a result, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996 and throughout Fiscal Year 1997, the overall cost of paper declined. In accordance with industry practice, the Company generally passes through increases to its customers in the cost of its printed products while decreases in costs generally result in lower prices to customers. Although the Company has been successful in passing through paper price increases to its customers in the past, significant increases in paper prices and continuing price competition resulted in pressure by certain customers to reduce selling prices and to reduce sizes/pages in order to mitigate the effect of increased paper costs during these periods. In addition, there can be no assurances that the Company will be able to pass through future paper price increases.

         American Color. The digital imaging and prepress services industry has experienced significant technological advances as electronic digital prepress systems have replaced the largely manual and photography-based methods utilized in the past. This shift in technology (which improved process efficiencies and decreased processing costs) produced increased unit growth for American Color as the demand for color pages increased. However, American Color's selling price levels per page have declined because of greater efficiencies resulting from increased use of technology. American Color's revenue from traditional services are now supplemented by new revenue sources from electronic digital imaging and prepress services such as digital image storage, facilities management, telecommunications, design and layout, consulting and training services.

         In April 1995, the Company implemented a plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in this business. The cost of this plan was accounted for in accordance with the guidelines set forth in Emerging Issues Task Force Issue 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). See "--Historical Results of Operations-Fiscal Year 1996 vs. Fiscal Year 1995-Restructuring Costs and Other Special Charges."

         The following table summarizes the Company's historical results of continuing operations for Fiscal Year 1997, Fiscal Year 1996 and Fiscal Year 1995.

                                           Fiscal Year Ended March 31,
                                  -------------------------------------------
                                     1997             1996            1995
                                     ----             ----            ----
                                             (dollars in thousands)

Sales:

  Printing..................       $449,924         $453,381        $353,123
  American Color............         74,627           72,461          76,070
  Other(a)..................             --            3,681           4,005
                                   --------         --------        --------
          Total.............       $524,551         $529,523        $433,198
                                   ========         ========        ========

Gross Profit:

  Printing..................       $ 49,469         $ 49,015        $ 43,212
  American Color............         15,133           13,687          17,936
  Other(a)..................             69            1,711           1,783
                                   --------         --------        --------
          Total.............       $ 64,671         $ 64,413        $ 62,931
                                   ========         ========        ========

Gross Margin:

  Printing..................           11.0%            10.8%           12.2%
  American Color............           20.3             18.9            23.6
          Total.............           12.3             12.2            14.5

Operating Income (Loss):

  Printing(b)...............       $ 25,858        $  28,239        $ 24,683
  American Color(b)(c)......         (1,576)          (3,975)          7,855
  Other(a)(d)...............        (13,910)(f)      (11,548)         (8,088)(e)
                                   --------         --------        --------
          Total.............       $ 10,372        $  12,716        $ 24,450
                                   ========         ========        ========




(a) Other operations in Fiscal Year 1996 and Fiscal Year 1995 include revenues and expenses associated with the Company's 51% owned subsidiary, NIS (sold on March 11, 1996). See note 4 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

(b) Printing operating income includes the impact of $0.4 million and $2 million in Fiscal Year 1997 and 1996, respectively, of other special charges related to fixed asset write-offs and write-downs. American Color's operating loss includes the impact of $1.5 million and $1.4 million in Fiscal Year 1997 and 1996, respectively, of other special charges related to fixed asset write-offs and write-downs (see note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(c) Includes the impact of restructuring costs of $0.9 million in Fiscal Year 1997 and $4.1 million in Fiscal Year 1996 (see note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(d) Also includes corporate selling, general and administrative expenses, and amortization expense.

(e) Includes the net gain of $3.3 million in Fiscal Year 1995 from the curtailment and establishment of defined benefit pension plans (see discussion below).

(f) Also reflects non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's Chief Executive Officer-see note 20 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

Historical Results of Operations


                      Fiscal Year 1997 vs. Fiscal Year 1996

         The Company's sales decreased 0.9% to $524.6 million in Fiscal Year 1997 from $529.5 million in Fiscal Year 1996. This decrease includes a decrease in printing sales of $3.5 million, or 0.8%, an increase in American Color sales of $2.2 million, or 3%, and a $3.7 million decrease in other sales. The Company's gross profit increased to $64.7 million or 12.3% of sales in Fiscal Year 1997 from $64.4 million or 12.2% of sales in Fiscal Year 1996. The Company's operating income decreased to $10.4 million or 2% of sales in Fiscal Year 1997 from $12.7 million or 2.4% of sales in Fiscal Year 1996. See the discussion of these changes by sector below.

Printing

         Sales. Printing sales decreased to $449.9 million in Fiscal Year 1997 from $453.4 million in Fiscal Year 1996. This decrease includes a decrease in paper prices and the effect of an increase in customer supplied paper. These decreases were partially offset by $46.2 million of incremental sales from Gowe and Flexi-Tech and an increase in production volume of approximately 3% (excluding Gowe and Flexi-Tech).

         Gross Profit. Printing gross profit increased $0.5 million, or 0.9%, to $49.5 million in Fiscal Year 1997 from $49 million in Fiscal Year 1996. Printing gross margin increased to 11% in Fiscal Year 1997 from 10.8% in Fiscal Year 1996. The increase in gross profit primarily reflects incremental gross profit from Gowe and an increase in production volume. In addition, the gross profit improvement includes reduced variable production and certain other manufacturing costs due to continued cost containment programs at the printing plants. These gains were partially offset by an increase in depreciation expense, a reduction in the price of scrap paper and incremental costs related to the start-up of Flexi-Tech. The increase in gross margin as a percentage of sales is due primarily to the impact of the above described items and the impact of lower paper prices on sales in Fiscal Year 1997.

         Selling, General and Administrative Expenses. Printing selling, general and administrative expenses increased 23.2% to $23.1 million, or 5.1% of printing sales, in Fiscal Year 1997 from $18.8 million, or 4.1% of printing sales, in Fiscal Year 1996. The increase in Fiscal Year 1997 was primarily the result of increased sales and marketing expenses and incremental selling, general and administrative costs at Gowe and Flexi-Tech.

         Operating Income. As a result of the above factors and the incurrence of other special charges related to fixed asset write-offs and write-downs of $0.4 million and $2 million in Fiscal Year 1997 and 1996, respectively, operating income from the printing business decreased to $25.9 million in Fiscal Year 1997 from $28.2 million in Fiscal Year 1996. See "--Restructuring Costs and Other Special Charges."

American Color

         Sales. American Color's sales increased 3% to $74.6 million in Fiscal Year 1997 from $72.5 million in Fiscal Year 1996. The increase in Fiscal Year 1997 was primarily the result of higher digital imaging and prepress production volume due to American Color's implementation of various digital prepress technologies, including facilities management and software and image management services and increases in digital visual effects work partially offset by lower equipment sales.

         Gross Profit. American Color's gross profit increased $1.4 million to $15.1 million in Fiscal Year 1997 from $13.7 million in Fiscal Year 1996. American Color's gross margin was 20.3% in Fiscal Year 1997, up from 18.9% in Fiscal Year 1996. These increases were primarily the result of increased volume and material cost savings offset in part by increased facilities management costs.

         Selling, General and Administrative Expenses. American Color's selling, general and administrative expenses increased 18% to $14.3 million or 19.2% of American Color sales in Fiscal Year 1997 from $12.1 million or 16.7% of American Color sales in Fiscal Year 1996, primarily as a result of the addition of sales and marketing and administrative support personnel and related expenses, including expenses related to its digital visual effects group.

         Operating Loss. As a result of the above factors and the restructuring costs associated with the American Color restructuring plan of $0.9 million in Fiscal Year 1997 and $4.1 million in Fiscal Year 1996 and the incurrence of other special charges related to fixed asset write-offs and write-downs of $1.5 million and $1.4 million in Fiscal Year 1997 and 1996, respectively, operating loss at American Color decreased to $1.6 million in Fiscal Year 1997 from $4 million in Fiscal Year 1996. See "--Restructuring Costs and Other Special Charges."

                      Fiscal Year 1996 vs. Fiscal Year 1995

         The Company's sales increased $96.3 million to $529.5 million in Fiscal Year 1996 from $433.2 million in Fiscal Year 1995, reflecting a $100.3 million increase in printing sales, a $3.6 million decrease in American Color sales and a $0.3 million decrease in other sales. The Company's gross profit increased to $64.4 million or 12.2% of sales in Fiscal Year 1996 from $62.9 million or 14.5% of sales in Fiscal Year 1995. The Company's operating income decreased to $12.7 million or 2.4% of sales in Fiscal Year 1996 from $24.5 million or 5.6% of sales in Fiscal Year 1995. See the discussion of these changes by sector below.


Printing

         Sales. Printing sales increased $100.3 million to $453.4 million in Fiscal Year 1996 from $353.1 million in Fiscal Year 1995. This increase includes $53.8 million of increased sales by Shakopee. In addition, the increase in sales includes the impact of increased paper prices and a slight increase in overall production volume (excluding Shakopee). These increases were partially offset by an increase in sales to customers that supply their own paper and the impact of continued competitive pricing pressure. Production volume is primarily dependent on economic activity in general and the level of advertising by retailers in particular. In the last quarter of Fiscal Year 1996, the Company experienced lower than expected production volume and a higher level of price competition than anticipated as a result of a weak retail environment in the last quarter of calendar year 1995.

         Gross Profit. Printing gross profit increased $5.8 million to $49 million in Fiscal Year 1996 from $43.2 million in Fiscal Year 1995. Printing gross margin decreased to 10.8% in Fiscal Year 1996 from 12.2% in Fiscal Year 1995. The increase in gross profit primarily reflects incremental gross profit from Shakopee. In addition, the gross profit improvement includes reduced variable production and certain other manufacturing costs due to continued cost containment programs at the printing plants. These gains were partially offset by continued competitive pricing pressure. The decrease in gross margin as a percentage of sales is due primarily to the impact of increased paper prices.

         Selling, General and Administrative Expenses. Printing selling, general and administrative expenses increased to $18.8 million or 4.1% of printing sales in Fiscal Year 1996 from $18.5 million or 5.2% of printing sales in Fiscal Year 1995. This increase includes incremental Shakopee expenses and additional administrative support expenses offset in part by a reduction in certain employee related costs.


         Operating Income. As a result of these factors, and the incurrence of other special charges related to fixed asset write-offs and write-downs of $2 million in Fiscal Year 1996, operating income from the printing business increased to $28.2 million in Fiscal Year 1996 from $24.7 million in Fiscal Year 1995. See "--Restructuring Costs and Other Special Charges."

American Color

         Sales. American Color's sales decreased $3.6 million to $72.5 million in Fiscal Year 1996 from $76.1 million in Fiscal Year 1995. The decrease is primarily the result of decreased selling prices and lower prepress production volume due in part to American Color's restructuring efforts during Fiscal Year 1996 (see note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).


         Gross Profit. American Color's gross profit decreased $4.2 million to $13.7 million in Fiscal Year 1996 from $17.9 million in Fiscal Year 1995. American Color's gross margin decreased to 18.9% in Fiscal Year 1996 from 23.6% in Fiscal Year 1995. These decreases in Fiscal Year 1996 are primarily the result of decreases in both prepress production volume and selling prices, as well as increased depreciation expense.

         Selling, General and Administrative Expenses. American Color's selling, general and administrative expenses increased to $12.1 million or 16.7% of American Color's sales in Fiscal Year 1996 from $10.1 million or 13.3% of American Color's sales in Fiscal Year 1995. These increases are a result of increased sales and marketing expenses and additional administrative support personnel.

         Operating Income (Loss). As a result of these factors and the incurrence of $4.1 million of restructuring costs related primarily to employee termination and other expenses associated with the American Color restructuring plan and other special charges related to fixed asset write-downs of $1.4 million, operating income at American Color decreased to a loss of $4 million in Fiscal Year 1996 from income of $7.9 million in Fiscal Year 1995. See "Restructuring Costs and Other Special Charges."

Other Operations (Fiscal Year 1997 vs. Fiscal Year 1996 and Fiscal Year 1996 vs. Fiscal Year 1995)

         Other operations consist primarily of revenues and expenses associated with the Company's 51% owned subsidiary, NIS (sold on March 11, 1996), corporate selling, general and administrative expenses, other expenses and amortization expense. Amortization expenses for other operations, including goodwill amortization (see below), were $8.4 million, $8.7 million and $8.4 million in Fiscal Year 1997, 1996 and 1995, respectively.

         Operating losses from other operations increased $2.4 million to a loss of $13.9 million in Fiscal Year 1997 from a loss of $11.5 million in Fiscal Year 1996. This increase primarily reflects non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's Chief Executive Officer. See note 20 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

         Operating losses from other operations increased $3.4 million to a loss of $11.5 million in Fiscal Year 1996 from a loss of $8.1 million in Fiscal Year 1995. The primary reasons for this change include the recognition of a net gain of $3.3 million recorded in Fiscal Year 1995 resulting from a change in the Company's defined benefit pension plans (see discussion below), and increased amortization expenses.

Goodwill Amortization

         Amortization expense associated with goodwill was $8.3 million, $8.6 million and $8.4 million for Fiscal Year 1997, 1996 and 1995, respectively.

Restructuring Costs and Other Special Charges


         In April 1995, the Company implemented a plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the digital imaging and prepress services business. The cost of this plan was accounted for in accordance with the guidance set forth in EITF 94-3. The pretax costs of $5 million which were incurred as a part of this plan represent employee termination, goodwill write-down and other related costs that were incurred as a direct result of the plan. Approximately $0.9 million of restructuring costs primarily related to relocation expenses were recognized in Fiscal Year 1997. In Fiscal Year 1996 the Company recognized $4.1 million of such restructuring charges, which included $0.9 million of goodwill write-down, and $3.2 million primarily for severance and other personnel related costs. The goodwill written down was the portion related to certain facilities that were either shut down or relocated in conjunction with the American Color restructuring.

         During Fiscal Year 1997 and Fiscal Year 1996, the Company recorded special charges totaling $1.9 million and $3.4 million, respectively, for impaired long-lived assets and to adjust the carrying values of idle, disposed and under performing assets to estimated fair values. The provisions were based on a review of long-lived assets in connection with the adoption of Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FASB 121"). Of the Fiscal Year 1997 total of long-lived assets that were adjusted based on being idle, disposed of or under performing, approximately $0.4 million and $1.5 million related to the print and American Color sectors, respectively. Fair value was based on the Company's estimate of held and used and idle assets based on current market conditions using the best information available. Approximately $2 million of the Fiscal Year 1996 total related to the print sectors long-lived assets that were adjusted based on being idle, disposed of or under performing. The remaining $1.4 million of the Fiscal Year 1996 total related to the American Color sector. The estimated undiscounted future cash flows attributable to certain American Color division identifiable long-lived assets held and used was less than their carrying value principally as a result of high levels of ongoing technological change. The methodology used to assess the recoverability of the American Color sector long-lived assets involved projecting aggregate cash flows. Based on this evaluation, the Company determined in Fiscal Year 1996 that long-lived assets with a carrying amount of $2.2 million were impaired and wrote them down by $1.4 million to their fair value. Fair value was based on Company estimates and appraisals. Such special charges are classified as restructuring costs and other special charges in the consolidated statement of operations.


Changes in Defined Benefit Pension Plans, Net

         In October 1994, the Board of Directors approved an amendment to the Company's defined benefit pension plans which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995. The Company recognized a curtailment gain of $3.7 million as a result of freezing such benefits.

         Also in October 1994, the Board of Directors approved a new SERP, which is a defined benefit plan, for certain key executives. The Company recognized a $0.4 million expense associated with the establishment of the SERP.

         The net effect of the above, a $3.3 million gain, is reflected in the Company's consolidated statement of operations for Fiscal Year 1995 appearing elsewhere in this Prospectus.

Interest Expense


         Interest expense increased 11% to $36.3 million in Fiscal Year 1997 from $32.7 million in Fiscal Year 1996. This increase includes the impact of increased average indebtedness levels including indebtedness related to the Transactions and obligations under capital leases. Interest expense increased 26.9% to $32.7 million in Fiscal Year 1996 from $25.8 million in Fiscal Year 1995. This increase includes the impact of increased indebtedness levels and increases in prevailing market interest rates associated with the Company's floating rate debt. The increased indebtedness includes the additional indebtedness related to the Shakopee Merger and indebtedness incurred to fund the fees and expenses associated with the Refinancing. See notes 2 and 9 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.


Nonrecurring Charges Related to Terminated Merger

         The Company recognized $1.5 million of expenses related to a terminated merger in Fiscal Year 1996.

Other Expense (Income) and Taxes


         Other expense, net, remained relatively unchanged at $0.2 million in both Fiscal Year 1997 and Fiscal Year 1996. Other expense, net, decreased to $0.2 million in Fiscal Year 1996 from $1 million in Fiscal Year 1995. This decrease includes a $1.3 million net gain realized on the disposal of the Company's 51% interest in NIS in Fiscal Year 1996, offset in part by incremental expenses associated with an employee benefit program also recorded in Fiscal Year 1996. See note 4 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

         Income tax expense decreased to $2.6 million in Fiscal Year 1997 from $4.9 million in Fiscal Year 1996. This change is primarily due to smaller amounts of taxable income in foreign jurisdictions, the Shakopee Merger and the sale of NIS, partially offset by an increase in the deferred tax valuation allowance. During Fiscal Year 1997, the Company increased its valuation allowance by $8.9 million to $30.1 million. The increase in the valuation allowance during Fiscal Year 1997 resulted primarily from the loss incurred during this period for which a tax benefit will not be recorded.

         Income tax expense increased to $4.9 million in Fiscal Year 1996 from $2.6 million in Fiscal Year 1995. This change is primarily due to larger amounts of taxable income in foreign jurisdictions and the inclusion of Shakopee in Fiscal Year 1996. During Fiscal Year 1996, the Company increased its valuation allowance by $7.4 million to $21.2 million. The increase in the valuation allowance during Fiscal Year 1996 resulted primarily from the loss incurred during this period for which a tax benefit will not be recorded.

Discontinued Operations

Sullivan Media Corporation

         The Company's net loss in Fiscal Year 1997, Fiscal Year 1996 and Fiscal Year 1995 includes the loss from operations of its discontinued wholly-owned subsidiary SMC of approximately $1.6 million, $1.4 million and $0.9 million, respectively. The Company's Fiscal Year 1997 net loss also includes the estimated net loss on shut down of approximately $1.5 million. See note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

SMI Settlement


         On June 29, 1994, Graphics and SMI settled the lawsuit they initiated in federal court against Valassis Communications, Inc., News America and David Brandon. The Company recorded income from the SMI Settlement of $18.5 million net of taxes in Fiscal Year 1995 and when coupled with settlement expenses which had previously been accrued, the net cash proceeds resulting from this settlement were approximately $16.7 million. Proceeds received were primarily used in July 1994 to reduce borrowings under the Company's old bank credit agreement which primarily related to SMI losses prior to the shut down.


         In Fiscal Year 1996, the Company recognized settlement of the EPI lawsuit and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations.


Loss on Early Extinguishment of Debt, Net of Tax


         As part of the Shakopee Merger and the Refinancing in Fiscal Year 1996, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes. See notes 2 and 9 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.


Net Income (Loss)


         As a result of the factors discussed above, the Company's net loss increased to a loss of $31.7 million in Fiscal Year 1997 from a loss of $29.3 million in Fiscal Year 1996. As discussed above, Fiscal Year 1997 includes $0.9 million of expense related to the American Color restructuring, $1.9 million of other special charges related to fixed asset write-offs and write-downs, $2.5 million of non-recurring employee termination expenses and approximately a $3.1 million loss from discontinued operations related to SMC. The Company's net loss was $29.3 million in Fiscal Year 1996 and its net income was $13.2 million in Fiscal Year 1995. As discussed above, Fiscal Year 1996 includes $4.1 million of expense related to the American Color restructuring, $3.4 million of other special charges related to fixed asset write-offs and write-downs, a $1.5 million non-recurring expense associated with a terminated merger, a $4.5 million extraordinary loss on early extinguishment of debt and approximately $2.9 million of income and a $1.4 million loss from discontinued operations related to SMI and SMC, respectively. The Company's net income for Fiscal Year 1995 includes a $3.3 million gain from the curtailment and establishment of defined benefit pension plans, net and approximately $18.5 million of income and a $0.9 million loss from discontinued operations of SMI and SMC, respectively.


Liquidity and Capital Resources


         In August 1995, the Company refinanced substantially all of its existing indebtedness. The primary objectives of the Refinancing were to gain greater financial and operating flexibility, to facilitate the merger with Shakopee, to refinance near-term debt service requirements and to provide further opportunity for internal growth and growth through acquisitions.


         As part of the Refinancing, the Company received gross proceeds of $185 million from the sale of the Notes. The gross proceeds of the offering of the Notes, together with $85.6 million in borrowings under the Bank Credit Agreement, and existing cash balances were used (i) to redeem all $100 million principal amount of the 15% Notes at a redemption price of $105.6 million (plus $1.8 million of accrued interest to September 15, 1995, the redemption date),
(ii) to repay all $126.5 million of indebtedness outstanding under Graphics' old bank credit agreement (plus $2.3 million of accrued interest at the repayment date), (iii) to repay all $24.6 million of indebtedness assumed in the Shakopee Merger (plus $0.1 million of accrued interest at the repayment date) and (iv) to fund approximately $11.8 million of fees and expenses incurred in connection with the Transactions.


         The Bank Credit Agreement includes the Revolving Credit Facility providing for a maximum of $75 million of borrowing availability, subject to a borrowing base requirement. As of May 31, 1997, the Company had borrowings of $38.2 million outstanding under the Revolving Credit Facility and $12.3 million of additional borrowing availability. On June 30, 1997, the Company entered into the $25 million Term Loan Facility which matures on March 31, 2001. Net proceeds received under this facility of $23 million were used to reduce outstanding borrowings under the Revolving Credit Facility. Based upon activity through June 27, 1997 and after giving pro forma effect to receipt and application of the above $23 million Term Loan Facility net proceeds, the Company had additional borrowing availability under the Revolving Credit Facility of approximately $25.8 million at June 27, 1997.

         The Bank Credit Agreement also provides for the Term Loan. At May 31, 1997, $47.1 million of the Term Loan was outstanding. Scheduled Term Loan payments due over the upcoming fiscal year ending March 31, 1998 ("Fiscal Year 1998") approximate $10.6 million. Capital lease obligation repayments will be approximately $6.4 million in Fiscal Year 1998.

         In Fiscal Year 1997, net cash from operating activities and net borrowings under the Revolving Credit Facility were used to pay $13.6 million in scheduled principal payments on indebtedness (including capital lease obligations). Additionally, these cash sources were used to fund the Company's Fiscal Year 1997 cash capital expenditures of $10.8 million and meet additional investing and financing needs of $1.1 million. The Company plans to continue its program of upgrading its printing and prepress equipment and expanding production capacity and currently anticipates that Fiscal Year 1998 cash capital expenditures will approximate $11.1 million and equipment acquired under capital leases will approximate $14.6 million during Fiscal Year 1998. The Company had zero cash on hand at March 31, 1997 due to a requirement under the Bank Credit Agreement that the Company's daily available funds be used to reduce borrowings under the Revolving Credit Facility.

         At March 31, 1997, the Company had total indebtedness outstanding of $312.3 million, including capital lease obligations. Of the total debt outstanding at March 31, 1997, $87.8 million was outstanding under the Bank Credit Agreement at a weighted average interest rate of 8.45%. Indebtedness under the Bank Credit Agreement bears interest at floating rates, causing the Company to be sensitive to prevailing interest rates. At March 31, 1997, the Company had indebtedness other than obligations under the Bank Credit Agreement of $224.5 million (including $185 million of the Notes). In connection with the Term Loan Facility, the Company obtained amendments with respect to certain financial covenants and an amendment that decreased the Borrowing Base through March 31, 1998 in the Bank Credit Agreement and after giving effect to such amendments, the Company is currently in compliance with all financial covenants set forth in the Bank Credit Agreement, as amended. See "Risk Factors -- Certain Financial and Operating Restrictions," "Description of the Bank Credit and Term Loan Agreements" and note 9 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

EBITDA

                                            Fiscal Year Ended March 31,
                                            ---------------------------

                                       1997            1996            1995
                                       ----            ----            ----
                                              (dollars in thousands)

EBITDA:

  Printing..................        $ 46,755         $ 46,597        $ 38,357
  American Color(a).........           5,770            2,907          12,662
  Other(b)(c)...............          (5,553)(e)       (2,657)            700(d)
                                    --------         --------        --------
          Total.............        $ 46,972         $ 46,847        $ 51,719
                                    ========         ========        ========

EBITDA Margin:

  Printing..................            10.4%            10.3%           10.9%
  American Color............             7.7              4.0            16.6
          Total.............             9.0              8.8            11.9



(a) American Color EBITDA for Fiscal Year 1997 and 1996 includes the impact of restructuring costs of $0.9 million and $4.1 million, respectively (see note 18 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(b) Other operations in Fiscal Year 1996 and Fiscal Year 1995 include revenues and expenses associated with the Company's 51% owned subsidiary, NIS (sold on March 11, 1996; see note 4 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

(c)  Also includes corporate selling, general and administrative expenses.

(d) Includes a net gain of $3.3 million in Fiscal Year 1995 from the curtailment and establishment of defined benefit pension plans.

(e) Also reflects non-recurring employee termination expenses of $2.5 million in Fiscal Year 1997 (including $1.9 million related to the resignation of the Company's Chief Executive Officer - see note 20 to the Company's consolidated financial statements appearing elsewhere in this Prospectus).

         EBITDA is presented and discussed because management believes that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation, amortization, other special charges related to asset write-offs and write-downs, other income (expense), discontinued operations and extraordinary items. "EBITDA Margin" is defined as EBITDA as a percentage of net sales. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Indenture and the Bank Credit Agreement are based on EBITDA, subject to certain adjustments.

         Printing. As a result of the reasons previously described under "--Printing" (excluding the increase in depreciation expense), printing EBITDA increased to $46.8 million in Fiscal Year 1997 from $46.6 million in Fiscal Year 1996, representing an increase of $0.2 million. The Company's printing sector EBITDA increased to $46.6 million in Fiscal Year 1996 from $38.4 million in Fiscal Year 1995, representing an increase of $8.2 million. Printing EBITDA Margin increased to 10.4% in Fiscal Year 1997 from 10.3% in Fiscal Year 1996 and decreased to 10.3% in Fiscal Year 1996 from 10.9% in Fiscal Year 1995.

         American Color. As a result of the reasons previously described under "--American Color," American Color's EBITDA increased to $5.8 million in Fiscal Year 1997 from $2.9 million in Fiscal Year 1996, representing an increase of $2.9 million. EBITDA Margin increased to 7.7% in Fiscal Year 1997 from 4% in Fiscal Year 1996. American Color EBITDA decreased to $2.9 million in Fiscal Year 1996 from $12.7 million in Fiscal Year 1995, representing a reduction of $9.8 million. EBITDA Margin decreased to 4% in Fiscal Year 1996 from 16.6% in Fiscal Year 1995. Included in the Fiscal Year 1996 EBITDA and EBITDA Margin is $4.1 million of restructuring costs related to the American Color restructuring plan (see discussion above).

         Other Operations. As a result of the reasons previously described under "--Other Operations," excluding changes in amortization expense, other operations negative EBITDA increased to negative EBITDA of $5.6 million in Fiscal Year 1997 from negative EBITDA of $2.7 million in Fiscal Year 1996. EBITDA from other operations decreased to a negative EBITDA of $2.7 million in Fiscal Year 1996 from EBITDA of $0.7 million in Fiscal Year 1995. Negative EBITDA for Fiscal Year 1997 includes the impact of non-recurring employee termination expenses of $2.5 million (including $1.9 million related to the resignation of the Company's Chief Executive Officer. See note 20 to the Company's consolidated financial statements appearing elsewhere in this Prospectus. EBITDA in Fiscal Year 1995 includes the net gain of $3.3 million relating to a change in the Company's defined benefit plans (see discussion above).


Amortization of Goodwill


         The goodwill is amortized on a straight-line basis by business sector. Goodwill amortization expense will be approximately $8.4 million for Fiscal Year 1998 and approximately $2.3 million annually thereafter.


Impact of Inflation


         Generally, the Company believes it has been able to pass along increases in its costs to its customers (primarily paper and ink) through increased prices of its printed products. Throughout the majority of Fiscal Year 1996, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996, however, the overall cost of paper began to decline and that decline continued throughout Fiscal Year 1997. Management expects that as a result of the Company's strong relationship with key suppliers that its material costs will remain competitive within the industry.


Seasonality

         Some of the Company's printing and digital imaging and prepress services business is seasonal in nature, particularly those revenues derived from advertising inserts. Generally, the Company's sales from advertising inserts are highest during periods prior to the following advertising periods:
Spring advertising season (March 15 -- May 15); Back-to-School (July 15 -- August 15); and Thanksgiving/Christmas (October 15 -- December 15). One of the reasons the Company chose to enter the comic book printing market is that it is not subject to significant seasonal fluctuations. Sales of Sunday comics and magazine products are also not subject to significant seasonal fluctuations. The Company's strategy has been and will continue to be to try to mitigate the seasonality of its printing business by increasing its sales to food and drug companies whose own sales are less seasonal.

Environmental

         Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future period revenue generation are expensed. Environmental liabilities are recorded when assessments and/or remedial efforts are probable and the related costs can be reasonably estimated.


         The Company believes that environmental liabilities, currently and in the prior periods discussed herein, are not material. The Company has recorded an environmental reserve of approximately $0.1 million in connection with a Superfund site in its consolidated statement of financial position at March 31, 1997 which the Company believes to be adequate. See "--Environmental Matters." The Company does not anticipate receiving insurance proceeds related to this potential settlement. Management does not expect that any identified matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position or results of operations of the Company.


Accounting

         There are no pending accounting pronouncements that, when adopted, are expected to have a material effect on the Company's results of operations or its financial position.

                                    BUSINESS


         The Company is a successor to a business that commenced operations in 1926, and is one of the largest national diversified commercial printers in North America with ten printing plants in eight states and Canada and 15 prepress facilities located throughout the United States. The Company operates primarily in two business sectors of the commercial printing industry: printing (which accounted for approximately 86% of total sales during Fiscal Year 1997) and digital imaging and prepress services conducted through its American Color division (which accounted for approximately 14% of total sales in Fiscal Year
1997). Partnerships affiliated with Morgan Stanley, Dean Witter, Discover & Co. currently own 66.8% of the outstanding common stock and 72% of the outstanding preferred stock of Communications.


         On the Acquisition Date, pursuant to the Merger Agreement, between Communications and Acquisition Corp., Acquisition Corp. was merged with and into Communications. Acquisition Corp. was formed by the Purchasing Group for the purpose of acquiring a majority interest in Communications. Acquisition Corp. acquired a substantial and controlling majority interest in Communications in exchange for $40 million in cash. In the 1993 Acquisition, Communications continued as the surviving corporation and the separate corporate existence of Acquisition Corp. was terminated. See "Certain Transactions -- The 1993 Acquisition."


         On August 15, 1995, the Company completed the Shakopee Merger with Shakopee. Shakopee was formed to effect the purchase of certain assets and assumption of certain liabilities of Shakopee Valley Printing, a division of Guy Gannett Communications. On December 22, 1994, pursuant to an Agreement for the Purchase of Assets between Guy Gannett Communications (the Seller) and Shakopee (the Buyer), the Seller sold certain assets and transferred certain liabilities of Shakopee Valley Printing to the Buyer for a total purchase price of approximately $42.6 million, primarily financed through the issuance of 35,000 shares of Common Stock and bank borrowings. The 35,000 shares were purchased by the MSCP III Entities, together with First Plaza Group Trust and Leeway & Co. Each of the MSCP III Entities is affiliated with Morgan Stanley, Dean Witter, Discover & Co. In addition, the other stockholders of Shakopee were also stockholders of the Company. See "The Shakopee Merger."

         On March 11, 1996, Graphics sold its 51% interest in NIS for approximately $2.5 million in cash and a note for approximately $0.2 million. The proceeds from the sale were used to repay indebtedness under the Bank Credit Agreement.

         On March 12, 1996, Graphics acquired the assets of Gowe, Inc., a Medina, Ohio regional printer of newspapers, T.V. books and retail advertising inserts and catalogs for approximately $6.7 million in cash and assumption of certain liabilities of Gowe, Inc.

         During March 1996, the Company completed the construction of and start-up of a plant in Hanover, Pennsylvania. Flexi-Tech is dedicated to the production of commercial flexi books (a form of advertising inserts) serving various segments of the retail advertising market and the production of T.V. listing guides serving the newspaper market.

         In February 1997, the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary, SMC. SMC's shutdown has been accounted for as a discontinued operation, and accordingly, SMC's operations are segregated in the Company's consolidated financial statements. Sales, costs of sales and selling, general and administrative expenses attributable to SMC for Fiscal Year 1996 and Fiscal Year 1995 have been reclassified to discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations" and note 5 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

Printing


         The Company's printing business, which accounted for approximately 86% of the Company's sales in Fiscal Year 1997, produces retail advertising inserts, comics (newspaper Sunday comics, comic insert advertising and comic books) and other publications.

         Retail Advertising Inserts (80% of printing sales in Fiscal Year 1997). The Company believes that it is one of the largest printers of retail advertising inserts in the United States. Retail advertising inserts are preprinted advertisements, generally in color, that display products sold by a particular retailer or manufacturer. Advertising inserts are used extensively by many retailers and are believed to be an important and cost effective means of advertising for these merchants. Advertising inserts are primarily distributed through insertion in newspapers but are also distributed by direct mail or in-store by retailers. They generally advertise for a specific, limited sale period. The Company prints advertising inserts for approximately 310 retailers.

         Comics (14% of printing sales in Fiscal Year 1997). The Company believes that it is one of the largest printers of comics in the United States. The Company prints Sunday comics for approximately 330 newspapers in the United States and Canada and prints the majority of the annual comic book requirements of Marvel.

         Other Publications (6% of printing sales in Fiscal Year 1997). The Company prints local newspapers, T.V. guide listings and other publications.

Printing Production

         There are three printing processes that may be used to produce advertising inserts and newspaper supplements: offset lithography (heatset and cold), rotogravure and flexography. The Company principally uses heatset offset and flexographic web printing equipment in its printing business. The Company owns the majority of its printing equipment, including, at May 31, 1997, 36 web heatset offset presses, 13 flexographic presses and 5 multi-unit web coldset offset presses. Most of the Company's advertising inserts and all of its other publications and comic books are printed using the offset process. Some advertising inserts and substantially all of the Company's newspaper Sunday comics and comic insert advertising are printed using the flexographic process.

         In the offset process, images are distinguished chemically from non-image areas of a metal plate and transferred from the plate to a rubber blanket and then to the paper surface; furthermore, in the heatset offset process, the printed web goes through an oven which dries the solvents from the ink, thereby setting the ink on the paper. In the cold offset process, the ink solvents are absorbed into the paper. Because heatset offset presses can print on a wide variety of papers and produce sharper reproductions, the heatset offset process provides a more colorful and attractive product than cold offset presses.

         The flexographic process differs from offset printing in that it utilizes flexible plates and rapid-drying, water-based (as opposed to solvent-based) inks. The flexographic image area results from a raised surface on a polymer plate which is transferred directly to the paper surface. Flexography is used extensively in printing high quality consumer goods packaging. The Company's flexographic printing generally provides vibrant color reproduction at lower cost than heatset offset printing. The strengths of flexography compared with the rotogravure and offset processes are faster press set up times, brighter colors, reduced paper waste, reduced energy use and maintenance costs, and environmental advantages due to the use of water-based inks. Faster set up times make the process suited to commercial customers with shorter runs and extensive regional versioning.

         In addition to advertising insert capacity, certain equipment parameters are critical to competing in the advertising insert market, including cut-off length, folding capabilities and in-line finishing. Cut-off length is one of the determinants of the size of the printed page. Folding capabilities for advertising inserts must include a wide variety of page sizes, page counts and special paper folding effects. Finally, many advertising inserts require gluing or stitching of the product, adding cards, trimming and numbering. These production activities generally are done in-line with the press to meet the expedited delivery schedules and pricing required by many customers. The

Company believes that its mix and configuration of presses and press services allows for efficient tailoring of printing services to customers' product needs.


American Color


         The Company's digital imaging and prepress services business is conducted by its American Color division, which the Company believes is one of the largest full-service providers of digital imaging, prepress and color separation services in the United States and a technological leader in its industry. American Color commenced operations in 1975 and accounted for approximately 14% of the Company's sales in Fiscal Year 1997. American Color assists its customers in the capture, manipulation, transmission and distribution of images. The majority of its work leads to the production of four-color separations in a format appropriate for use by printers. In recent years, technological advances have made it possible to replace largely manual and photography-based production methods with computer-based, electronic means for producing four-color films faster and at lower costs. American Color makes page changes, including typesetting, and combines digital page layout information with electronically scanned and color-corrected four-color images. From these digital files, proofs, final corrections and, finally, four-color films or digital output are produced for each advertising or editorial page. The final four-color films or digital output enable printers to prepare plates for each color resulting in the appearance of full color in the printed image.

         American Color has been a leader in implementing these new technologies, which has enabled American Color to reduce unit costs and effectively service the increasingly complex demands of its customers more quickly than many of its competitors and has also resulted in an expanded customer base. In the late 1980s, the Company installed a nationwide data communications network. This was initially accomplished via a satellite system, but has recently been converted to a telecommunications based network offering greater flexibility at a reduced cost. This wide area network links American Color's locations with the Company's printing operations, as well as to several customer sites. The system reduces communication time and enables American Color to better serve those customers with time-sensitive production requirements. This system also allows American Color to utilize its offices in different locations to service business generated in other areas, thereby improving customer service and response time while increasing capacity utilization among its various facilities. In addition, American Color has been one of the leaders in the integration of electronic page make-up, microcomputer-based design and layout and digital cameras into prepress production. The Company has capitalized on these technological changes and has added additional revenue sources from digital image storage, telecommunications, design and layout, consulting and training services, facilities management (operating digital imaging and prepress service facilities at a customer location), and software and data management.


         The digital imaging and prepress services industry is highly fragmented, primarily consisting of smaller local and regional companies, with only a few national full-service digital imaging and prepress companies such as American Color, none of which has a significant nationwide market share. Many smaller digital imaging and prepress companies have left the industry in recent years due to their inability to keep pace with technological advances in the industry.


         In April 1995, the Company implemented a plan for its American Color division designed to improve productivity, increase customer service and responsiveness, and provide increased growth in this business. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Restructuring Costs and Other Special Charges" and note 18 to the Company's consolidated financial statements included elsewhere in this Prospectus.


Competitive Advantages and Strategy

         Competitive Advantages. The Company believes that it has the following competitive advantages in its printing and digital imaging and prepress services businesses:


         Modern Equipment. The Company believes that its heatset offset and flexographic web printing equipment is among the most advanced in the industry and that the average age of its equipment is significantly less than the majority of its regional competitors and is comparable to its major national competitors. The Company is also committed to a comprehensive, long-term maintenance program which not only enhances the reliability of its production equipment, but also extends the life of the machines. It also believes that its digital imaging and prepress equipment is significantly more advanced than many of its smaller regional competitors, many of whom have not incorporated digital prepress technologies to the same extent as the Company, nor adopted an open systems environment which allows greater flexibility and more efficient maintenance.

         Strong Customer Base. The Company provides printing services to a diverse base of customers, including approximately 310 retailers and approximately 330 newspapers in the United States and Canada. The customer base includes a significant number of the major national retailers and larger newspaper chains as well as numerous smaller regional retailers. The Company's consistent focus on providing high quality printing products and strong customer service at competitive prices has resulted in long-term relationships with many of these customers. American Color's customer base includes large and medium-sized customers in the retail, publishing and catalog businesses, many of whom have long-term relationships with the Company. Although the digital imaging and prepress services business has generally been on a spot bid basis in the past, the Company has been successful in increasing the proportion of its business under long-term contracts.

         Competitive Cost Structure. The Company has reduced the variable and fixed costs of production at its printing facilities over the last three years and believes it is well positioned to maintain its competitive cost structure in the future due to economies of scale. The Company has also reduced both labor and material costs (the principal variable production costs) in its digital imaging and prepress services business over the past several years, primarily through the adoption of new digital prepress production methodologies.

         Strong Management Team. Since the 1993 Acquisition, the Company has strengthened its printing management group by hiring experienced managers with a clear focus on growth and continued cost reduction, resulting in an improved cost structure and a well-defined strategy for future expansion. The Company also has strengthened its management group in its digital imaging and prepress services business, filling a number of senior, regional and plant management positions with individuals who the Company believes will manage the digital imaging and prepress services business for growth and profitability and will continue to upgrade its capabilities.

         National Presence. The Company's nine printing plants in the United States and one plant in Canada provide the Company with distribution efficiencies, strong customer service, flexibility and short turnaround times, all of which are instrumental in the Company's continued success in servicing its large national and regional retail accounts. The Company's expanded sales and marketing groups provide greater customer coverage and enable it to more successfully penetrate regional markets. The Company believes that its 15 digital imaging and prepress facilities provide it with contingency capabilities, increased capacity during peak periods, access to top quality internal technical personnel throughout the country, short turnaround time and other customer service advantages.


         Strategy. The Company's objective is to increase profitability by growing its revenues, increasing its market share and reducing costs. The Company's strategy to achieve this objective is as follows:


         Grow Unit Volume. Management believes that the Company's level of national sales coverage, when coupled with its significant industry experience and customer-focused sales force, will result in unit growth. In an effort to stimulate unit volume growth, the Company has strengthened and expanded its printing sales management group. Unit volume growth is also expected to result from continued capital expansion and selective printing acquisitions. In addition, in its digital imaging and prepress services business, the Company has expanded its sales force, strengthened training, more closely focused its marketing efforts on new, larger customers and implemented a revised incentive program.

         Continue to Improve Product Mix. The Company intends to increase its share of the retail advertising insert market. In addition, the Company expects to continue to adjust the mix of its customers and products within the retail advertising insert market to those that are more profitable and less seasonal and to maximize the use of the Company's equipment. The Company is also continuing to expand its printing facilities' capabilities for in-plant prepress and postpress services. The Company's digital imaging and prepress services business will continue to focus on high value-added new business opportunities, particularly large-scale projects that will best utilize the breadth of services and technologies the Company has to offer. Additionally, the Company will continue to pursue large facilities management opportunities as well as national and large regional customers that require more sophisticated levels of service and technologies.

         Continue to Reduce Manufacturing Costs and Improve Quality. The Company intends to further reduce its production costs at its printing facilities through its Total Quality Management Process, an ongoing cost reduction and continuous quality improvement process. Additionally, the Company plans to maximize scale advantages in the purchasing, technology and engineering areas. The Company also intends to continue to gain variable cost efficiencies in its digital imaging and prepress services business by using its technical resources to improve digital prepress workflows at its various facilities. It also believes it will be able to reduce its per unit technical, sales and management costs as its sales volumes increase in this business.

         Continue to Make Opportunistic Acquisitions. An integral part of the Company's long-term growth strategy includes a plan to selectively assess and acquire other printing and digital imaging and prepress services companies that the Company believes will enhance its leadership position in these industries.


Customers and Distribution


         Customers. The Company sells its printing products and services to a large number of customers, primarily retailers and newspapers, and all of the products are produced in accordance with customer specifications. The Company performs a portion of its printing work, primarily the printing of Sunday comics and comic books, under long-term contracts with its customers. The contracts vary in length and many of the contracts automatically extend for one year unless there has been notice to the contrary from either of the contracting parties within a certain number of days before the end of any term. For the balance of its printing work, the Company obtains varying time commitments from its customers ranging from job to job to annual allocations. Printing prices are generally fixed during such commitments; however, the Company's standard terms of trade call for the pass through of changes in the cost of raw materials, primarily paper and ink.

         American Color's customers consist of retailers, magazine publishers, newspaper publishers, printers, catalog sales organizations, advertising agencies and direct mail advertisers. Its customers typically have a need for high levels of technical expertise, short turnaround times and customer service. In addition to its historical regional customer base, American Color is increasingly focused on larger, national accounts that have a need for a broad range of fully integrated services and communication capabilities requiring leading edge technology. This includes an increasing amount of contractual business related to facilities management arrangements with customers, which contracts typically extend from three to five years in length.

         The printing and American Color divisions have historically had certain common customers and their ability to cross-market is an increasingly valuable tool as desktop publishing, electronic digital imaging and facilities management become more important to their customers. This enables the Company to provide more comprehensive solutions to customers' digital imaging and prepress and printing needs. New customers of either the printing or American Color divisions often become customers of both businesses. During Fiscal Year 1997, approximately 39% of the digital imaging and prepress sector's sales were to customers of the Company's printing sector.

         No single customer accounted for sales in excess of 10% of the Company's consolidated sales in Fiscal Year 1997. The Company's top ten customers accounted for approximately 35% of consolidated sales in Fiscal Year 1997.

         Distribution. The Company distributes its printing products primarily by truck to customer designated locations, primarily newspapers. Costs of distribution are generally paid by the customers, and most shipping is by common carrier. American Color generally distributes its products by courier or overnight express, or other methods of personal delivery or electronic transmission.

Competition


         Commercial printing in the United States is a large, highly fragmented, capital-intensive industry and the Company competes with numerous national, regional and local printers. Customer preferences for larger printers with a greater range of services and more flexibility, capital requirements and competitive pricing pressures have led to a trend of industry consolidation in recent years.

         The Company believes that competition in the printing business is based primarily on quality, customer service, price and timeliness of delivery. The advertising insert business is a large, fragmented industry in which the Company competes for national accounts with several large national printers, several of whom are larger and better capitalized than the Company. In addition, the Company also competes with numerous regional printers for the printing of advertising inserts. Although the Company faces competition principally from one other company (Big Flower Press Holdings, Inc.) in the printing of Sunday newspaper comics in the United States, there are numerous newspapers that print their own Sunday comics. The Company's other publication business competes with many large national and regional commercial printers.

         American Color competes with numerous digital imaging and prepress service firms on both a national and regional basis. The industry is highly fragmented, primarily consisting of smaller local and regional companies, with only a few national full-service digital imaging and prepress companies such as American Color, none of which has a significant nationwide market share. Many smaller digital imaging and prepress companies have left the industry in recent years due to their inability to keep pace with technological advances required to service increasingly complex customer demands. The Company believes that the digital imaging and prepress services sector will continue to be subject to high levels of ongoing technological change and the need for capital expenditures to keep up with such change.


Raw Materials


         The primary raw materials used in the Company's printing business are paper and ink. The Company purchases substantially all of its ink and related products under a long-term ink supply contract between the Company and CPS Corp. Throughout Fiscal Year 1995 and the majority of Fiscal Year 1996, the printing industry experienced substantial increases in the cost of paper. In late Fiscal Year 1996 and throughout Fiscal Year 1997, however, the overall cost of paper declined. Management expects that as a result of the Company's strong relationship with key suppliers that its material costs will remain competitive within the industry. In accordance with industry practice, the Company generally passes through increases in the cost of paper to its customers in the cost of its printed products while decreases in costs generally result in lower prices to customers. The primary inputs in prepress services processes are film and proofing materials.


         In both of the Company's business sectors, there is an adequate supply of the necessary materials available from multiple vendors. The Company is not dependent on any single supplier and has had no significant problems in the past obtaining necessary materials.

Backlog

         Because the Company's printing, digital imaging and prepress services products are required to be delivered soon after final customer orders are received, the Company does not experience any backlog of unfilled customer orders.

Employees


         As of April 30, 1997, the Company had a total of approximately 2,880 employees, of which approximately 200 employees are represented by a collective bargaining agreement that will expire on December 31, 2001. The Company considers its relations with its employees to be excellent.

Governmental and Environmental Regulations

         The Company is subject to regulation under various federal, state and local laws relating to employee safety and health, and to the generation, storage, transportation, disposal and emission into the environment of hazardous substances. The Company believes that it is in material compliance with such laws and regulations. Although compliance with such laws and regulations in the future is likely to entail additional capital expenditures, the Company does not anticipate that such expenditures will be material. See "-Environmental Matters."

Properties


         The Company operates in 25 locations in 15 states and Canada. The Company owns seven printing plants in the United States and one in Canada and leases two printing plants in California and Pennsylvania. The American Color division of the Company has 15 production locations, 13 of which are leased by American Color. The American Color division also operates digital imaging and prepress facilities on the premises of several of its customers ("facilities management"). In addition, the Company maintains one small executive and two divisional headquarter facilities, two of which are leased and one which is owned. The Company believes that its plants and facilities are adequately equipped and maintained for present and planned operations.


Legal Proceedings

         The Company has been named as a defendant in several legal actions arising from its normal business activities. In the opinion of management, any liability that may arise from such actions will not have a material adverse effect on the financial condition of the Company.

Environmental Matters


         Graphics, together with over 300 other persons, has been designated by the U.S. Environmental Protection Agency as a potentially responsible party (a "PRP") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA," also known as "Superfund") at one Superfund site. Although liability under CERCLA may be imposed on a joint and several basis and the Company's ultimate liability is not precisely determinable, the PRPs have agreed that Graphics' share of removal costs is approximately 0.46% and therefore Graphics believes that its share of the anticipated remediation costs at such site will not be material to its business or financial condition. Based upon an analysis of Graphics' volumetric share of waste contributed to the site and the agreement among the PRPs, the Company has a reserve of approximately $0.1 million in connection with this liability on its consolidated balance sheet at March 31, 1997. The Company believes this amount is adequate to cover such liability.

                                   MANAGEMENT

Directors of Communications and Graphics


         The following table provides certain information about each of the current directors and executive officers of Communications and Graphics (ages as of March 31, 1997). All directors hold office until their successors are duly elected and qualified.

Name                    Age    Position with Graphics and Communications
----                    ---    -----------------------------------------
Stephen M. Dyott.....   45     Chairman, President, Chief Executive Officer and
                               Director
Frank V. Sica........   46     Director
Eric T. Fry..........   30     Director
Joseph M. Milano.....   44     Senior Vice President and Chief Financial Officer
Timothy M. Davis.....   42     Senior Vice President-Administration, Secretary
                               and General Counsel
Patrick W. Kellick...   39     Vice President/Controller and Assistant Secretary


Stephen M. Dyott - Chairman and Chief Executive Officer of Graphics and Communications since September 1996; President of Communications since February 1995; Director of Graphics and Communications since September 1994; Chief Operating Officer of Communications from February 1995 to September 1996 and Chief Operating Officer of Graphics from 1991 to September 1996; President of Graphics since 1991; Vice President and General Manager - Flexible Packaging, American National Can Company ("ANCC") from 1988 to 1991; Vice President and General Manager - Tube Packaging, ANCC from 1985 to 1987.

Frank V. Sica - Director of Graphics and Communications since April 1993. Managing Director of MS&Co. since 1988. Has been with MS&Co. since 1981, originally in the Mergers and Acquisitions Department, and since 1988, with the Merchant Banking Division. Vice Chairman and Director of the general partner of the general partner of the MSCP III Entities and Director of the general partner of MSLEF. Director of ARM Financial Group, Inc., Consolidated Hydro, Inc., Fort Howard Corporation, Kohl's Corporation, Ionica Group PLC, PageMart Wireless, Inc. and CSG Systems International, Inc.

Eric T. Fry - Director of Graphics and Communications since March 1996. Associate of MS&Co. and an officer of the general partner of MSLEF and of the general partner of the general partner of the MSCP III Entities. Joined MS&Co. in 1989, initially in the Mergers and Acquisitions Department and from 1991 to 1992 in the Merchant Banking Division. From 1992 to 1994 attended Harvard Business School and received an MBA. Rejoined MS&Co.'s Merchant Banking Division in 1994. Director of Enterprise Reinsurance Holdings Corporation, Hamilton Services Limited, Risk Management Solutions, Inc. and LifeTrust America, L.L.C.


Joseph M. Milano - Senior Vice President and Chief Financial Officer of Communications and Graphics since May 1994; Vice President - Finance of Communications and Graphics from 1992 to May 1994; Vice President and Chief Financial Officer, Farrel Corporation, 1989 to 1992; Vice President and Chief Financial Officer, Electronic Mail Corporation of America from 1984 to 1988.

Timothy M. Davis - Senior Vice President - Administration, Secretary and General Counsel of Communications and Graphics since 1989; Vice President, Secretary and General Counsel of NHI, NCI and their subsidiaries from 1989 to 1992; Assistant General Counsel of MacMillan, Inc. and counsel to affiliates of Maxwell Communication Corporation North America, January 1989 to June 1989. Attorney in private practice from 1984 to 1989.


Patrick W. Kellick - Vice President/Controller of Communications and Graphics since 1989; Controller of Graphics since 1987, and Assistant Secretary of Communications and Graphics since 1995.

Summary Compensation


         The following table presents information concerning compensation paid for services to Communications and Graphics during Fiscal Year 1997, Fiscal Year 1996 and Fiscal Year 1995 to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of Communications and/or Graphics.

                           Summary Compensation Table

                                                       Annual Compensation                  Long-Term Compensation
                                             --------------------------------------  ----------------------------------
                                                                                              Awards           Payouts
                                                                                     -----------------------  ---------
                                                                         Other                    Securities
                                                                         Annual      Restricted   Underlying             All Other
   Name and Principal                                                    Compen-        Stock      Options/     LTIP      Compen-
        Position                Period          Salary       Bonus       sation        Award(s)     SAR's(#)   Payouts    sation
-------------------------  ----------------  ------------  ----------  ------------  -----------  ----------  ---------  ----------

Stephen M.  Dyott          Fiscal Year 1997    $463,462     $350,000          --         --         1,761        --           --
President, Chief Operating Fiscal Year 1996    $450,000     $250,000          --         --           380        --           --
Officer & Director thru    Fiscal Year 1995    $350,000     $684,250    $197,004(a)      --           859        --           --
09/96
Chairman, President and
Chief Executive Officer &
Director 09/96 forward

James T.  Sullivan         Fiscal Year 1997    $276,936           --          --         --            --        --      $354,991(c)
Chairman, Chief Executive  Fiscal Year 1996    $600,028           --          --         --           380        --      $  7,620(b)
Officer & Director thru    Fiscal Year 1995    $600,028     $600,000    $ 61,430(a)      --           139        --      $  7,620(b)
09/96

Joseph M.  Milano          Fiscal Year 1997    $260,097     $150,000          --         --           760        --           --
Senior Vice President &    Fiscal Year 1996    $228,923     $125,000          --         --           614        --           --
Chief Financial Officer    Fiscal Year 1995    $175,423     $248,000    $ 87,494(a)      --           688        --           --

Malcolm J.  Anderson       Fiscal Year 1997    $230,000     $105,000          --         --           125        --           --
Executive Vice President   Fiscal Year 1996    $212,693     $ 70,000    $ 38,504(a)      --            --        --           --
                           Fiscal Year 1995    $200,000     $381,000    $ 87,951(a)      --           526        --           --

Timothy M.  Davis          Fiscal Year 1997    $220,562     $110,000          --         --           290        --           --
Senior Vice President-     Fiscal Year 1996    $209,923     $106,000          --         --            --        --           --
Administration,            Fiscal Year 1995    $190,000     $202,750    $128,325(a)      --           535        --           --
Secretary & General
Counsel

Terrence M. Ray            Fiscal Year 1997    $230,000     $ 50,000    $ 14,550(a)      --         1,447        --           --
President/Chief Operating  Fiscal Year 1996    $ 20,962     $  6,000          --         --            --        --           --
Officer-American Color     Fiscal Year 1995       --              --          --         --            --        --           --


-----------------

(a) Represents relocation expense reimbursements.
(b) Represents premiums paid by Graphics with respect to a life insurance policy.
(c) Represents severance and premiums paid by Graphics with respect to a life insurance policy.

         The following table presents information concerning the options granted to the Named Executive Officers during the last fiscal year. All outstanding options issued prior to April 8, 1993 were cancelled in connection with the 1993 Acquisition.

                    Option/SAR Grants in Last Fiscal Year(a)

                                                                                      Potential
                                                                                  Realizable Value
                                                                                  at Assumed Annual
                                                                                   Rates of Stock
                                                                                 Price Appreciation
                                     Individual Grants                             for Option Term
-----------------------------------------------------------------------------  -----------------------
                                        % of Total
                         Number of     Options/SAR's
                        Securities      Granted to
                        Underlying       Employees    Exercise or
                       Options/SAR's  in Fiscal Year  Base Price   Expiration
        Name            Granted(#)         1997         ($/sh)        Date       5%($)(b)    10%($)(b)
---------------------  -------------  --------------  -----------  ----------  ------------  ---------
Stephen M. Dyott            1,761           29%          50        10/01/2006     55,472      140,000
Joseph M. Milano              760           13%          50        10/01/2006     23,940       60,420
Malcolm J. Anderson           125            2%          50        10/01/2006      3,938        9,938
Timothy M. Davis              290            5%          50        10/01/2006      9,135       23,055
Terrence M. Ray             1,447           24%          50        10/01/2006     45,581      115,037


(a) All options will become 25% exercisable on October 1, 1997 and are scheduled to vest in additional 25% increments on each of October l, 1998, October 1, 1999 and October 1, 2000.


(b) The potential realizable value shown in the table is based on hypothetical increases in the estimated fair market value of the common stock of Communications ("Communications Common Stock") over the terms of the options, assuming 5% and 10% growth in such fair market value. These estimates of potential realizable value have been prepared pursuant to the rules of the Commission and are not necessarily indicative of the amount that would have been utilized upon exercise of the options had such options remained outstanding.

         The following table presents information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers. No stock options were exercised by the Named Executive Officers during the last fiscal year.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                         Value of Unexercised
                      Number of Securities Underlying        In-the-Money
                      Unexercised Options/SARs at           Options/SARs at
                                 3/31/97                        3/31/97
                        Exercisable/Unexercisable      Exercisable/Unexercisable
                        -------------------------      -------------------------

Stephen M. Dyott......           2,250/3,050                      (a)
James T. Sullivan.....           3,520/0                          (a)
Joseph M. Milano......             574/1,590                      (a)
Malcolm J. Anderson...             263/388                        (a)
Timothy M. Davis......             459/621                        (a)
Terrence M. Ray.......               0/1,447                      (a)


(a) Communications Common Stock has not been registered or publicly traded and, therefore, a public market price of the stock is not available. While a formal valuation of the Communications Common Stock has not been undertaken, Communications believes that the exercise price of the options held by the Named Executive Officers at March 31, 1997 was in each case greater than the fair market value of the underlying shares of Communications Common Stock as of such date.

Pension Plan


         Graphics sponsors the Sullivan Graphics, Inc. Salaried Employees' Pension Plan (the "Pension Plan"), a defined benefit pension plan covering full-time salaried employees of Graphics who had at least one year of service as of December 31, 1994. The basic benefit payable under the Pension Plan is a five-year certain single life annuity equivalent to (a) 1% of a participant's "final average monthly compensation" plus (b) 0.6% of a participant's "final average monthly compensation" in excess of 40% of the monthly maximum Social Security wage base in the year of retirement multiplied by years of credited service (not to exceed 30 years of service). For purposes of the Pension Plan, "final average compensation" (which, for the Named Executive Officers, is reflected in the salary and bonus columns of the Summary Compensation Table) means the average of a participant's five highest consecutive calendar years of total earnings (which includes bonuses) from the last 10 years of service. The maximum monthly benefit payable from the Pension Plan is $5,000.


         The basic benefit under the Pension Plan is payable upon completion of five years of vesting service and retirement on or after attaining age 65. Participants may elect early retirement under the Pension Plan upon completion of five years of vesting service and the attainment of age 55, and receive the basic benefit reduced by 0.4167% for each month that the benefit commencement date precedes the attainment of age 65. A deferred vested benefit is available to those participants who separate from service before retirement, provided the participant has at least five years of vesting service.


         In October 1994, the Board of Directors approved an amendment to the Pension Plan which resulted in the freezing of additional defined benefits for future services under such plan effective January 1, 1995. See note 11 to the consolidated financial statements appearing elsewhere in this Prospectus.

         Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), which limitations vary annually. The Section 415 limitation for 1997 and 1996 was $125,000 and $120,000. In addition, Section 401(a)(17) of the Code specifies a maximum amount of annual compensation, also adjusted annually that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation was $160,000 and $150,000 for 1997 and 1996.


         The following table shows the estimated annual pension benefits payable at retirement at age 65 under the Pension Plan in the final average compensation and years of service classifications indicated.


    Final Average
    Compensation                      Years of Benefit Service
---------------------       --------------------------------------------
                              15          20           25           30
                            -------     -------     ---------    -------
     $125,000               $27,818     $37,091     $46,364      $55,637
      150,000                33,818      45,091      56,364       60,000
      175,000                33,818      45,091      56,364       60,000
      200,000                33,818      45,091      56,364       60,000
      225,000                33,818      45,091      56,364       60,000
      250,000                33,818      45,091      56,364       60,000
      300,000                33,818      45,091      56,364       60,000
      350,000                33,818      45,091      56,364       60,000
      400,000                33,818      45,091      56,364       60,000
      450,000                33,818      45,091      56,364       60,000
      500,000                33,818      45,091      56,364       60,000
      625,000                33,818      45,091      56,364       60,000
      750,000                33,818      45,091      56,364       60,000

         At March 31, 1997, all of the Named Executive Officers with the exception of Malcolm J. Anderson have vested in the pension plan. At March 31, 1997, the Named Executive Officers had the following amounts of credited service (original hire date through January 1, 1995) under the Pension
Plan: Stephen M. Dyott (3 years, 3 months), James T. Sullivan (5 years, 5 months), Joseph M. Milano (2 years, 7 months), Malcolm J. Anderson (1 year, 3 months), and Timothy M. Davis (5 years, 5 months).


Compensation of Directors

         Directors of Communications and Graphics do not receive a salary or an annual retainer for their services but are reimbursed for expenses incurred with respect to such services.

Employment Agreements


         In connection with the 1993 Acquisition, Graphics entered into a new employment agreement with Stephen M. Dyott (the "New Employment Agreement"). The New Employment Agreement for Mr. Dyott superseded previous employment agreements.

         The New Employment Agreement has been amended so that it has a term of four years commencing as of the effective time Acquisition Corp. merged with and into Communications (the "Effective Time"). The term under the New Employment Agreement is automatically extended at the end of the then current term for one-year periods absent two year's notice of an intent not to renew. The New Employment Agreement provides for the payment of an annual salary and an annual bonus pursuant to a plan adopted following the 1993 Acquisition. In addition, under the New Employment Agreement, Mr. Dyott is eligible to receive all other employee benefits and perquisites made available to Graphics' senior executives generally.

         Under the New Employment Agreement, if the employee's employment is terminated by Graphics "without cause" (which, as defined in the New Employment Agreement, means a material breach by the employee of his obligations under the New Employment Agreement; continued failure or refusal of the employee to substantially perform his duties to Graphics; a willful and material violation of Federal or state law applicable to Graphics or the employee's conviction of a felony or perpetration of a common law fraud; or other willful misconduct that is injurious to Graphics) or by the employee for "good reason" (which, as defined in the New Employment Agreement, means a decrease in base pay or a failure by Graphics to pay material compensation due and payable; a material diminution of the employee's responsibilities or title; a material change in the employee's principal employment location; or a material breach by Graphics of a material term of the New Employment Agreement), the employee will be entitled to salary continuation payments (and certain other benefits) through the greater of the remainder of the scheduled term and a period of two years beginning on the date of termination. The New Employment Agreement also provides for post-employment non-solicitation, non-competition and confidentiality covenants.

         Graphics entered into an employment agreement with Terrence M. Ray on February 19, 1996, (the "Agreement"). The Agreement has a term of three years commencing with the date of the Agreement and that term shall be automatically extended for one year periods absent one year's notice of an intent not to renew. The Agreement provides for the payment of an annual salary and an annual bonus pursuant to an executive bonus plan adopted by American Color. In addition, under the Agreement, Mr. Ray is eligible to receive all other employee benefits and perquisites made available to Graphics' senior executives generally.


         In addition, Graphics has entered into severance agreements with Joseph
M. Milano and Timothy M. Davis. These agreements provide that if the employee's employment is terminated by Graphics "without cause", as defined above, or by the employee for "good reason", as defined above, the employee will be entitled to salary continuation payments (and certain other benefits) for up to two years beginning on the date of termination.


         James T. Sullivan resigned as Chairman of the Board and Chief Executive Officer and as a director and employee of Communications effective as of September 18, 1996 (the "Effective Date"). For the period commencing on the Effective Date and ending on April 8, 1999, Mr. Sullivan will hold the title of Vice Chairman of Communications. Mr. Sullivan will receive salary continuation payments at an annual rate of $600,000 through April 8, 1999. For two years thereafter, Mr. Sullivan will be engaged as a consultant to Communications for which he will be paid an annual fee of $200,000. Under the terms of his resignation agreement, Mr. Sullivan will be entitled, through April 8, 1999, to continue to participate in certain employee benefit plans provided by Communications to its employees generally. Mr. Sullivan also received payment of his full supplemental retirement benefit under the Sullivan Graphics, Inc. Supplemental Executive Retirement Plan. Mr. Sullivan's resignation agreement also contains certain noncompetition and other restrictive covenants.


Compensation Committee Interlocks and Insider Participation


         The Company has not maintained a formal compensation committee since the 1993 Acquisition. Mr. Dyott sets compensation in conjunction with the Board of Directors.


Old Stock Option Plan


         Pursuant to the Merger Agreement, Communications canceled, as of the Effective Time and without consideration, each of the then unexpired and unexercised employee options to purchase shares of Communications Class A Common Stock and terminated the former Communications stock option plan.


Key Executive Supplemental Bonus Plans


         As of May 5, 1994, Communications and Graphics adopted Supplemental Bonus Plans for certain key corporate and divisional executives. As such plans provided, Stephen M. Dyott, Joseph M. Milano, Malcolm J. Anderson and Timothy M. Davis received, at the end of the Fiscal Year 1995, a payment equal to a specified percentage of the excess of the EBITDA of Communications or the Printing divisions of Graphics over their respective budgeted EBITDA.


Supplemental Executive Retirement Plan


         In October 1994, the Board of Directors approved a new SERP, which is a defined benefit plan, for the Named Executive Officers and other certain key executives. The plan provides for a basic annual benefit payable upon completion of five years vesting service (April 1, 1994 through March 31, 1999 for Messrs. Dyott, Milano, Anderson and Davis and April 1, 1996 through March 31, 2001 for Mr. Ray) and retirement on or after attaining age 65 or the present value of such benefit at an earlier date under certain circumstances, if elected. The Named Executive Officers have the following basic annual benefit payable under this plan at age 65:

         Stephen M. Dyott           $50,000
         Joseph M. Milano           $50,000
         Malcolm J. Anderson        $50,000
         Timothy M. Davis           $50,000
         Terrence M. Ray            $25,000

         Such benefits will be paid from the Company's assets. See note 12 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.


401(k) Defined Contribution Plan


         Effective January 1, 1995, the Company amended its 401(k) defined contribution plan. Eligible participants may contribute up to 15% of their annual compensation subject to maximum amounts established by the Internal Revenue Service and receive a matching employer contribution on amounts contributed. The employer matching contribution is made biweekly and equals 2% of annual compensation for all plan participants plus 50% of the first 6% of annual compensation contributed to the plan by each employee, subject to maximum amounts established by the Internal Revenue Service. See note 13 to the Company's consolidated financial statements appearing elsewhere in this Prospectus.

                              CERTAIN TRANSACTIONS


The 1993 Acquisition


         On the Acquisition Date, MSLEF and the Purchasing Group invested $40 million in Communications and acquired control of Communications and Graphics.

         Pursuant to the Merger Agreement, (i) MSLEF and the Purchasing Group made a $40 million equity investment in Communications and acquired (a) 90% of the outstanding Communications Common Stock and (b) all the outstanding shares of the preferred stock of Communications (the "Communications Preferred Stock"), with a total preference of $40 million and which, under certain circumstances, is convertible into shares of Communications Common Stock; and (ii) GTC and its affiliates received 4,987 shares of Communications Common Stock.


         MSLEF is an investment fund affiliated with Morgan Stanley, Dean Witter, Discover & Co. Morgan Stanley, Dean Witter, Discover & Co. is a holding company that, through its subsidiaries, is a major international financial services firm. In addition, two of the current directors of Communications are employees of MS&Co., an affiliate of MSLEF and also a subsidiary of Morgan Stanley, Dean Witter, Discover & Co. As a result of these relationships, Morgan Stanley, Dean Witter, Discover & Co. may be deemed to control the management and policies of Graphics and Communications. In addition, Morgan Stanley, Dean Witter, Discover & Co. may be deemed to control matters requiring shareholders' approval, including the election of all directors, the adoption of amendments to the Certificates of Incorporation of Communications and Graphics and the approval of mergers and sales of all or substantially all of Graphics' and Communications' assets.

         Management Equity Participation. In connection with the 1993 Acquisition, certain members of the Company's management at that time, including James T. Sullivan and Stephen M. Dyott (collectively, the "Management Investors") invested an aggregate of approximately $2.3 million in Communications and received an aggregate of 3,700 shares of Communications Common Stock and 185 shares of Communications Preferred Stock.


         Each Management Investor also entered into a Management Equity Agreement, dated as of April 8, 1993, with Communications (collectively, the "Management Agreements"), pursuant to which, if a Management Investor's employment with the Company terminates for any reason, Communications has the right to repurchase any of the shares of Communications Common Stock and Communications Preferred Stock held by such Management Investor at a price per share equal to the "Threshold Amount" (as defined in section 4.2(d)(ix) of Communications Certificate of Incorporation) applicable to such shares of such time divided by the number of shares of Communications Preferred Stock outstanding at such time. In the case of shares of Communications Common Stock held by such Management Investor, the repurchase price will be equal to fair market value. The payment of the repurchase price may be deferred (with interest) if the making of such payment would cause Communications to violate any debt covenant or provision of applicable law, or if the Board of Directors of Communications determines that Communications is not financially capable of making such payment.

         Stockholders' Agreement. In connection with the 1993 Acquisition, Communications, MSLEF, each of the members of the Purchasing Group, the GTC Funds, certain other stockholders of Communications who were stockholders of Communications immediately prior to the Merger Agreement (such stockholders, together with the GTC Funds, being referred to as the "Existing Holders") and GTC entered into a Stockholders' Agreement, dated as of April 8, 1993 (the "Stockholders' Agreement"). The Stockholders' Agreement includes provisions requiring the delivery of certain shares of Communications Common Stock from the Purchasing Group to Communications, depending upon the return realized by the members of the Purchasing Group on their investment, and thereafter from Communications to the Existing Holders. Depending upon the returns realized by the members of the Purchasing Group on their investment, their interest in the Communications Common Stock could be reduced from 90% to 80% and the interest of the Existing Holders could be increased from 10% to 20% of the Communications Common Stock.

Tax Sharing Agreement

         Communications and Graphics are parties to a tax sharing agreement effective July 27, 1989. Under the terms of the agreement, Graphics (whose income is consolidated with that of Communications for federal income tax purposes) is liable to Communications for amounts representing federal income taxes calculated on a "stand-alone basis". Each year Graphics pays to Communications the lesser of (i) Graphics' federal tax liability computed on a stand-alone basis and (ii) its allocable share of the federal tax liability of the consolidated group. Accordingly, Communications is not currently reimbursed for the separate tax liability of Graphics to the extent Communications' losses reduce consolidated tax liability. Reimbursement for the use of such Communications' losses will occur when the losses may be used to offset Communications' income computed on a stand-alone basis. Graphics has also agreed to reimburse Communications in the event of any adjustment (including interest or penalties) to consolidated income tax returns based upon Graphics' obligations with respect thereto. No reimbursement obligation currently exists between Graphics and Communications. Also under the terms of the tax sharing agreement, Communications has agreed to reimburse Graphics for refundable federal income tax equal to an amount which would be refundable to Graphics had Graphics filed separate federal income tax returns for all years under the agreement. Graphics and Communications have also agreed to treat foreign, state and local income and franchise taxes for which there is consolidated or combined reporting in a manner consistent with the treatment of federal income taxes as described above.

Shakopee Merger

         In December 1994, Graphics and Shakopee entered into an agreement pursuant to which they agreed in principle to the terms of the Shakopee Merger and to negotiate definitive agreements with respect thereto. Prior to the consummation of the Shakopee Merger, the MSCP III Entities owned a majority of Shakopee's outstanding stock and the Company provided general management, supervisory and administrative services to Shakopee, pursuant to a management agreement entered into in December 1994, in exchange for an annual service fee of $0.5 million. The Shakopee Merger was consummated and the management agreement was terminated simultaneously with the consummation of the offering of the Old Notes. See "The Shakopee Merger."

Other


         MS&Co. acted as placement agent in connection with the original private placement of the Old Notes and received a placement fee of $5.6 million in connection therewith. MS&Co. is affiliated with entities that beneficially own a substantial majority of the outstanding shares of capital stock of Communications. In addition, Morgan Stanley & Co. Incorporated has a $5 million participation in the Term Loan Facility and received fees of approximately $0.3 million in connection therewith.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information, as of March 31, 1997, concerning the persons having beneficial ownership of more than five percent of the capital stock of Communications and the ownership thereof by each director of Communications and by all current officers of Communications as a group.

                                        Common      % of     Preferred     % of
             Name                       Stock       Class      Stock       Class
             ----                       -----       -----      -----       -----


The Morgan Stanley..................    59,450      48.0       2,973       51.7
  Leveraged Equity
  Fund II, L.P.
1221 Ave. of the Americas
New York, NY 10020

MSCP III Entities...................    23,333      18.8       1,167       20.3
1221 Ave. of the Americas
New York, NY 10020

First Plaza Group Trust.............    17,000      13.7         850       14.8
c/o Mellon Bank, N.A.
1 Mellon Bank Center
Pittsburgh, PA 15258

Leeway & Co.........................    10,667       8.6         533        9.3
c/o State Street
Master Trust Div. W6
One Enterprise Drive
North Quincy, MA 02171

Stephen M. Dyott....................       500       0.4          25        0.4
Eric T. Fry.........................        --        --          --         --
Frank V. Sica.......................        --        --          --         --
All current directors and
  officers as a group...............       500       0.4          25        0.4

                               THE SHAKOPEE MERGER

         On August 15, 1995 concurrently with the closing of the sale of the Old Notes, Shakopee was merged with Graphics and each outstanding share of the common stock of Shakopee was converted into one share of the common stock of Communications and 1/20 of one share of Series B Preferred Stock of Communications (the "Communications Series B Preferred Stock"). Shakopee is a Minneapolis regional printer with eight printing press lines, five heatset and three cold offset, that can competitively run low to medium volume jobs ranging from 20,000 impressions to eight million impressions.

         Prior to the acquisition, a majority of Shakopee's outstanding common stock was owned by the MSCP Entities, affiliates of the Company's majority stockholder, MSLEF. In addition, the other stockholders of Shakopee were also stockholders of Communications. Shakopee was created by MSCP to acquire certain of the assets pertaining to the business of the Shakopee Valley Printing Division of Guy Gannett Communications pursuant to an Agreement for the Purchase of Assets, dated as of November 23, 1994, which acquisition was consummated in December 1994.

         The Communications Series B Preferred Stock ranks pari passu with respect to dividends and distributions with the Communications Series A Preferred Stock. The Communications Series B Preferred Stock issued in the Shakopee Merger has an aggregate initial liquidation preference of $17.5 million and ranks prior to the Communications Series A Preferred Stock with respect to such liquidation preference.

         In connection with the Shakopee Merger, the restated certificate of incorporation of Communications was amended to authorize the issuance of the Communications Series B Preferred Stock and the stockholders of Shakopee that became stockholders of the Company as a result of the Shakopee Merger became parties to the Stockholders' Agreement, which was amended to accommodate the rights and obligations of the holders of Communications Series B Preferred Stock.


             DESCRIPTION OF THE BANK CREDIT AND TERM LOAN AGREEMENTS

         The following summary of the material provisions of the Bank Credit Agreement and the Term Loan Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Bank Credit Agreement and the Term Loan Agreement, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Defined terms that are used but not defined in this section have the meanings given such terms in the Bank Credit Agreement or the Term Loan Agreement, as the case may be.

The Bank Credit Agreement

         On August 15, 1995 concurrently with the closing of the sale of the Old Notes, Graphics and Communications entered into the Bank Credit Agreement with BT Commercial Corporation ("BTCC") and Bankers Trust Company, as issuing bank.

         The Bank Credit Agreement provides for a $75 million revolving credit facility (the "Revolving Credit Facility") and a $60 million amortizing term loan (the "Term Loan"). Borrowings under the Revolving Credit Facility are subject to a borrowing base which consists of (i) 85% of Eligible Accounts Receivable plus (ii) the lesser of (x) $15,000,000 and (y) 60% of Eligible Inventory plus (iii) Equipment Acquisition Loans in an amount not to exceed $7.5 million outstanding at any time (each of which acquisition loan must be repaid within six months from the date of borrowing) minus (iv) the aggregate amount of reserves against Eligible Accounts Receivable and Eligible Inventory established by BTCC minus (v) (A) prior to December 31, 1997, $4,000,000 and (B) from December 31, 1997 through March 30, 1998, $3,000,000.

         The Revolving Credit Facility and the Term Loan matures on September 30, 2000. The Term Loan amortizes in quarterly installments, in the following annual amounts: (i) $10.6 million in Fiscal Year 1998, (ii) $13.3 million in Fiscal Year 1999, (iii) $15.2 million in Fiscal Year 2000 and (iv) $8 million in Fiscal Year 2001.

         The Bank Credit Agreement requires that 50% of Excess Cash Flow, up to $4.0 million per year, shall be used to reduce the outstanding principal amount of the Term Loan. The Company is also required under certain circumstances to prepay the Term Loan in connection with certain sales of assets or issuances of equity. Borrowings under the Revolving Credit Facility must be immediately prepaid to the extent such borrowings exceed the borrowing base.

         Borrowings under the Bank Credit Agreement bear interest, at Graphics' option, at an annual rate equal to (i) with respect to borrowings under the Revolving Credit Facility (A) Prime plus 1.25% per annum or (B) LIBOR plus 2.50% per annum and (ii) with respect to borrowings under the Term Loan (A) Prime plus 1.50% per annum or (B) LIBOR plus 2.75% per annum; provided, however, that under certain circumstances, such interest rates will (so long as Graphics is not in default) be subject to certain stepdowns based upon Graphics' Interest Coverage Ratio, tested at the end of each fiscal quarter on a rolling four-quarter basis.

         The Bank Credit Agreement contains a number of covenants, including, among others, covenants restricting Communications, Graphics and their respective Subsidiaries with respect to the incurrence of indebtedness (including contingent obligations), the creation of liens, the making of certain investments and loans, engaging in businesses unrelated to the Related Businesses, transactions with affiliates, the consummation of certain transactions such as sales of substantial assets, mergers or consolidations and other transactions, the making of capital expenditures, the establishment of new bank accounts, the maintenance of excess cash, the designation of any Indebtedness as Designated Senior Indebtedness under, and as defined in, the Indenture and the creation of new subsidiaries. In addition, the Bank Credit Agreement contains covenants restricting Graphics and its subsidiaries from issuing or disposing of shares of their respective common stock and from creating new subsidiaries. The Bank Credit Agreement also restricts the ability of Communications, Graphics and their respective subsidiaries to make restricted payments in the nature of, among other things (i) paying dividends and making other restricted payments and purchasing, redeeming or retiring shares of the capital stock of Communications, Graphics and their respective subsidiaries;
(ii) making certain voluntary or optional payments, prepayments or redemptions and purchasing, redeeming or acquiring for value any Notes or the indebtedness represented thereby; (iii) amending or modifying the Indenture or the Notes; or
(iv) issuing any preferred or preference stock. In addition, the Bank Credit Agreement contains affirmative covenants by Communications, Graphics and their respective Subsidiaries, including, among others, compliance with laws, preservation of corporate existence, maintenance of insurance, payment of taxes and debt, maintenance of properties, environmental compliance and delivery of financial and other information to the bank lenders.

         Graphics and its subsidiaries are also required to comply with certain financial tests and maintain certain financial ratios. Certain of the financial covenants contained in the Bank Credit Agreement are set forth below.

         Minimum EBITDA


         Graphics may not permit its EBITDA for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended on a date set forth below, to be less than the amount specified opposite such date below:

         Fiscal Quarter Ended                      Minimum EBITDA
         --------------------                      --------------

         June 30, 1997                              $45,700,000
         September 30, 1997                         $43,500,000
         December 31, 1997                          $41,500,000
         March 31, 1998                             $44,200,000
         June 30, 1998                              $50,100,000
         September 30, 1998                         $62,000,000
         December 31, 1998                          $63,000,000
         March 31, 1999                             $65,000,000
         June 30, 1999                              $65,000,000
         September 30, 1999                         $66,000,000
         December 31, 1999                          $67,000,000
         Each fiscal quarter
            ended thereafter                        $68,000,000

"EBITDA" means, for any period, Consolidated Net Income (calculated to exclude extraordinary items which would otherwise be reflected therein and calculated before provision for increases or decreases to Graphics' LIFO reserve for such period), (i) plus the amount of all Interest Expense, income tax expense, depreciation and amortization expense, including amortization of any goodwill or other intangibles for such period (to the extent such expenses reduced Consolidated Net Income for such period), (ii) less gains and plus losses attributable to sales of assets other than inventory sold in the ordinary course of business (to the extent such gains or losses were reflected in Consolidated Net Income for such period) and (iii) plus or minus (as the case may be) any other non-cash charges which have been subtracted or added, as the case may be, in calculating Consolidated Net Income for such period, all determined in accordance with GAAP.


         Current Ratio


         Graphics may not permit its Current Ratio, as measured on the last day of any fiscal quarter, to be less than 1.1:1.0, except fiscal quarters ended June 30, 1997, December 31, 1997 and June 30, 1998 wherein the Current Ratio may not be less than 1.05:1.00. "Current Ratio" means the ratio of Current Assets to Current Liabilities; provided that for purposes of calculating the Current Ratio, Current Liabilities excludes (i) the full outstanding principal balance of loans made under the Revolving Credit Facility and (ii) the current portion of long-term Indebtedness.

         Fixed Charge Coverage Ratio

         Graphics may not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended on a date set forth below to be less than the ratio set forth opposite such date:

         Fiscal Quarter Ended                             Ratio
         --------------------                             -----

         June 30, 1997                                    0.60:1.0
         September 30, 1997                               0.60:1.0
         December 31, 1997                                0.60:1.0
         March 31, 1998                                   0.67:1.0
         June 30, 1998                                    0.72:1.0
         Each fiscal quarter ended thereafter             0.80:1.0

"Fixed Charge Coverage Ratio" for any period means the ratio of (i) EBITDA less the amount of Cash Capital Expenditures for such period to (ii) Fixed Charges for such period. "Fixed Charges" for any period means the sum of, without duplication, (a) Cash Interest Expense, (b) all scheduled (as determined at the beginning of the respective period) mandatory principal payments of Indebtedness (including payments with respect to all Capitalized Lease Obligations) made by Graphics or its subsidiaries during such period and (c) all cash payments of income taxes made by Graphics and its subsidiaries during such period, including any payments with respect to the Tax Sharing Agreement or otherwise made pursuant to Section 8.6(c)(ii) of the Bank Credit Agreement; provided that the amount of cash payments of income taxes pursuant to preceding clause (c) shall be calculated by excluding the income tax effects of all extraordinary items excluded from Consolidated Net Income in calculating EBITDA.

         The failure to satisfy any of the covenants will, after giving effect to any grace period therefor, constitute an Event of Default under the Bank Credit Agreement, notwithstanding the ability of Graphics to meet its debt service obligations. The Bank Credit Agreement includes other customary events of default, including cross defaults to other indebtedness, change of control provisions and certain events including bankruptcy, reorganization and insolvency. An Event of Default under the Bank Credit Agreement would allow the lenders thereunder to accelerate or, in certain cases, would automatically cause the acceleration of, the maturity of the indebtedness under the Bank Credit Agreement and would restrict the ability of Graphics to meet its obligations on the Notes.

         Graphics' obligations under the Bank Credit Agreement are secured by substantially all of the assets of Graphics, including real and personal property, accounts receivable, inventory and the general intangibles relating thereto.

         The payment of principal and interest on indebtedness under the Bank Credit Agreement is guaranteed on a senior basis by Communications and each of Graphics' existing and future, direct and indirect, wholly owned subsidiaries. The guarantee of Communications and each of Graphics' wholly owned subsidiaries is secured by substantially all of the assets of Communications and such subsidiary, as the case may be.


Term Loan Agreement

         On June 30, 1997, Graphics and Communications entered into the Term Loan Agreement with Bankers Trust Company, as administrative agent. The Term Loan Agreement provides for a $25 Million term loan which matures on March 31, 2001.

         The Term Loan Agreement requires that the Term Loan Facility be repaid in the event of a Change of Control. The Company is also required in certain circumstances to prepay the Term Loan Facility in connection with certain sales of assets or issuances of equity.

         Borrowings on the Term Loan Facility bear interest, at Graphics' option, at an annual rate equal to LIBOR plus a margin ranging from 4% to 7.5% or Prime plus a margin ranging from 3% to 6.5%, with such margins increasing over the initial 24 months of the facility. In addition, on the six, nine, 12, 18, 24 and 30 month anniversary dates of the Term Loan Facility, the Company is required to pay certain additional cash fees of 1/2% to 1% of the then outstanding principal amount of the facility.

         The covenants under the Term Loan Agreement are substantially similar to, but in certain respects are more restrictive than, the existing covenants under the Indenture. The covenants restrict Communications, Graphics and their Restricted Subsidiaries with respect to the incurrence of indebtedness, the making of certain restricted payments and mergers, consolidations and other transactions, and restrict Graphics and its Restricted Subsidiaries with respect to sales of certain assets and subsidiary stock, transactions with affiliates and issuances and dispositions of preferred stock of Restricted Subsidiaries. In addition, the Term Loan Agreement contains affirmative covenants similar to those under the Bank Credit Agreement.

         The failure to satisfy any of the covenants will, after giving effect to any grace period therefor, constitute an Event of Default under the Term Loan Agreement, notwithstanding the ability of Graphics to meet its debt service obligations. The Term Loan Agreement includes other customary events of default, including cross defaults to other indebtedness and certain events including bankruptcy, reorganization and insolvency. An Event of Default under the Term Loan Agreement would allow the lenders thereunder to accelerate or, in certain cases, would automatically cause the acceleration of, the maturity of the indebtedness under the Term Loan Agreement and would restrict the ability of Graphics to meet its obligations on the Notes.

         Graphics' obligations under the Term Loan Agreement are secured by substantially all of the assets of Graphics, including real and personal property, accounts receivable, inventory and the general intangibles relating thereto, provided that such security interests are second in priority to the security interests provided under the Bank Credit Agreement.

         The obligations under the Term Loan Facility are guaranteed on the same basis as the Bank Credit Agreement, although such guarantees are secured by second priority security interests in the tangible and intangible assets of the Company and such guarantors.

                            DESCRIPTION OF THE NOTES

         The Notes were issued under an Indenture, dated as of August 15, 1995 (the "Indenture"), among Graphics, Communications and NationsBank of Georgia, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture is filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes, including the definitions therein of terms not defined herein and those terms made a part thereof by the Trust Indenture Act.

General


         The Notes are unsecured senior subordinated obligations of Graphics, limited to $185 million aggregate principal amount, and will mature on August 1, 2005. Interest will accrue on the Notes from the most recent date to which interest has been paid or provided for, and will be payable in cash semiannually in arrears at the rate of 12 3/4% per annum on the principal amount of the Notes on each February 1 and August 1 to holders of record thereof at the close of business on the January 15 or July 15 immediately preceding such interest payment date.

         Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at the rate per annum borne by the Notes. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

         Except as set forth below, the Notes may not be redeemed prior to August 1, 2000. On or after such date, the Notes may be redeemed at the option of Graphics, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing August 1:

     Year                                                 Redemption Price
     ----                                                 ----------------
     2000.............................................         106.375%
     2001.............................................         103.188
     2002 and thereafter..............................         100.000


         In addition, at any time and from time to time prior to August 1, 1998, Graphics may redeem the Notes with the proceeds actually received by Graphics (including proceeds received by Communications and contributed to Graphics) from one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date; provided, however, that at least $115 million aggregate principal amount of Notes remains outstanding after each such redemption.

Sinking Fund

         There will be no mandatory sinking fund payments for the Notes.

Ranking


         The Indebtedness evidenced by the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Senior Indebtedness of Graphics, rank pari passu with all existing and future Senior Subordinated Indebtedness of Graphics and rank senior in right of payment to all future Subordinated Obligations of Graphics. At March 31, 1997, Graphics had $127.3 million of Senior Indebtedness, no senior subordinated indebtedness other than the Notes and no subordinated indebtedness outstanding and Graphics' subsidiaries had approximately $2.1 million of liabilities (which were effectively senior to the Notes). Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.


         Graphics may not make any payment with respect to any Senior Subordinated Obligations if at such time there exists a default in the payment of any Senior Indebtedness unless (x) the default has been cured or waived and any acceleration of such Indebtedness has been rescinded or (y) such Senior Indebtedness has been paid in full in cash or cash equivalents. However, Graphics may make any payment with respect to the Notes without regard to the foregoing if Graphics and the Trustee receive written notice approving such payment from the Representative of such Senior Indebtedness. During the continuance of any default (other than a payment default described in the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, Graphics may not make any payment with respect to the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by Graphics and the Trustee of written notice of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier (i) if such Payment Blockage Period is terminated by written notice to the Trustee and Graphics from the Person who gave such Payment Blockage Notice, (ii) by repayment in full of the Designated Senior Indebtedness on behalf of which the Payment Blockage Notice was given or (iii) if no default permitting acceleration of any Designated Senior Indebtedness is continuing). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, Graphics may, subject to the provisions contained in the first sentence of this paragraph, resume payments on the Notes after such Payment Blockage Period. The Notes will not be subject to more than one Payment Blockage Notice in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided, however, that if any Payment Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than by the Bank Agent in respect of the Bank Credit Agreement), the Bank Agent may give another Payment Blockage Notice in relation to the Bank Credit Agreement within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of the subordination provisions described hereunder, no default or event of default (excluding defaults and events of default arising under financial covenants) which existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, even if not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         Upon any payment or distribution of assets or securities of Graphics of any kind or character, whether in cash, property or securities, upon a total or partial liquidation or a total or partial dissolution of Graphics or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Graphics or its property, the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness in cash or cash equivalents before holders of the Notes shall be entitled to receive any payment or distribution in respect of any Senior Subordinated Obligations.

         If payment of the Notes is accelerated because of an Event of Default, Graphics or the Trustee shall promptly notify the holders of Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, Graphics may not make any payment in respect of Senior Subordinated Obligations until five Business Days after such notice is received and, thereafter, may pay the Senior Subordinated Obligations only if the subordination provisions of the Indenture otherwise permit the payment at that time.

         By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of Graphics who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of Graphics who are not holders of Senior Indebtedness or the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

Guaranty

         Communications, as primary obligor and not merely as surety, has irrevocably, fully and unconditionally guaranteed on an unsecured senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of Graphics under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by Communications being herein called the "Guaranteed Obligations"). Communications agreed to pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Guaranty with respect to Communications.


         The obligations of Communications under the Guaranty are unsecured senior subordinated obligations. As such, the rights of Noteholders to receive payment by Communications pursuant to the Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Communications. At March 31, 1997, Communications had outstanding $127.3 million of Senior Indebtedness, including its obligations under the Bank Credit Agreement. The Indenture does not limit the incurrence of Indebtedness by Communications.


         The Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon Communications and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

         Pursuant to the Indenture, Communications may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the same extent Graphics may consolidate with, merge with or into, or transfer all or substantially all its assets to, any other Person; provided, however, that if such other Person is not Graphics, Communications' obligations under the Indenture must be expressly assumed by such other Person. See "Successor Company."

Certain Definitions

         "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Graphics or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

         "Adjusted Consolidated Assets" means at any time the total amount of assets of Graphics and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of Graphics and its consolidated Restricted Subsidiaries (excluding intercompany items), all as set forth on the consolidated balance sheet of Graphics and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter ended at least 45 days prior to the date of determination.

         "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Limitation on Restricted Payments," "--Limitation on Sales of Assets and Subsidiary Stock" and "--Limitation on Affiliate Transactions," "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Graphics or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Graphics or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (ii) any assets of Graphics or any Restricted Subsidiary outside the ordinary course of business of Graphics or such Restricted Subsidiary (other than (y) a disposition by a Restricted Subsidiary to Graphics or by Graphics or a Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a Restricted Payment permitted by the covenant described under "Certain Covenants -- Limitation on Restricted Payments"); provided, however, that for purposes of the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, the term "Asset Disposition" shall not include any disposition of assets if such disposition is governed by the provisions of the Indenture described under "Successor Company."

         "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (ii) the sum of all such payments.

         "Bank Agent" is defined to mean BT Commercial Corporation, as agent for the Banks pursuant to the Bank Credit Agreement, and any successor or successors thereto.

         "Bank Credit Agreement" is defined to mean the Credit Agreement, dated as of August 15, 1995, among Communications, Graphics, the Banks party thereto and the Bank Agent, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder that are Subsidiaries of Communications or Graphics and whose obligations are guaranteed by Communications or Graphics thereunder) all or a portion of the Indebtedness under such agreement or any successor agreement.

         "Banks" is defined to mean the lenders who are from time to time parties to the Bank Credit Agreement.

         "Board of Directors" means the Board of Directors of Graphics or any committee thereof duly authorized to act on behalf of such Board.

         "Capital Expenditures" means expenditures (whether paid in cash or accrued as liabilities and including Capital Lease Obligations) of Graphics and its Restricted Subsidiaries relating to the acquisition of equipment used or useful in the business of Graphics or any Restricted Subsidiary or in a Related Business.

         "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent of any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders and their respective Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than (A) forty percent (40%) of the total voting power of the then outstanding Voting Stock of Graphics or Communications and (B) the total voting power of the then outstanding Voting Stock of Graphics or Communications, as the case may be, beneficially owned by the Permitted Holders and their respective Affiliates, treating the Permitted Holders and their respective Affiliates as a "group"; or
(ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of (A) Graphics (together with any new directors whose election by Graphics's Board of Directors or whose nomination for election by Graphics's Board of Directors or whose nomination for election by Graphics's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) or (B) Communications (together with any new directors whose election by Communications' Board of Directors or whose nomination for election by Communications' shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), in either case, cease for any reason to constitute a majority of the directors of Graphics or Communications, as the case may be, then in office; or (iii) (A) Graphics or Communications consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all its assets to any Person or (B) any Person merges into Graphics or Communications, in either event pursuant to a transaction in which any Voting Stock of Graphics or Communications, as the case may be, outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that any consolidation, conveyance, transfer or lease (x) between Graphics and any of its Subsidiaries, between Communications and any Communications Subsidiaries, between Subsidiaries of Graphics or between Communications Subsidiaries (including the reincorporation of Graphics or Communications in another jurisdiction) or (y) for the purpose of creating a public holding company for Graphics or Communications in another jurisdiction or (z) for the purpose of creating a public holding company for Graphics or Communications in which all holders of the capital stock of Graphics or Communications, as the case may be, would be entitled to receive (other than cash in lieu of fractional shares) solely capital stock of the holding company in amounts proportionate to their holdings of such capital stock of Graphics or Communications immediately prior to such transaction, shall be excluded from the operation of this clause (iii).

         "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Subsidiary" means a corporation a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by Communications or by one or more other Subsidiaries of Communications, or by Communications and one or more other Subsidiaries of Communications.

         "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if Graphics or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding (other than Indebtedness Incurred under a revolving credit or similar arrangement Incurred after the end of such four consecutive fiscal quarters to the extent of the commitment thereunder) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if Graphics or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid) since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period (except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (1)) since the end of such period under a revolving credit or similar arrangement to the extent of the commitment thereunder in effect on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio) and as if Graphics or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period Graphics or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Graphics or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Graphics and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any

Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Graphics and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period Graphics or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person which becomes a Restricted Subsidiary) or any acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period, excluding, in the case of an acquisition of assets or Capital Stock, any operating expense or cost reduction of such Person or the Person to be acquired which, in the good faith estimate of a responsible financial or accounting officer of such Person, will be eliminated or realized, as the case may be, during the 12 month period following the date of determination, as a result of such acquisition as if such elimination of such operating expense or the realization of such cost reductions were achieved on the first day of such period, and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Graphics or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Graphics or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period and excluding any operating expenses or cost reductions as provided in clause (4). For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Graphics. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months or, if shorter, the remaining term of the Indebtedness to which it relates).

         "Consolidated Interest Expense" means, for any period, the total interest expense of Graphics and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Graphics or any Restricted Subsidiary, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and premium and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees), (vii) Preferred Stock dividends paid in respect of all Preferred Stock of Graphics or a Restricted Subsidiary held by Persons other than Graphics or a Restricted Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations and (ix) interest actually paid by Graphics or any consolidated Restricted Subsidiary under any Guarantee of Indebtedness of any Person; excluding, however, (A) any amount of such interest expense of any Restricted Subsidiary if the net income (or loss) of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause
(iii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (B) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Transactions, all as determined on a consolidated basis in conformity with GAAP.

         "Consolidated Net Income" means, for any period, the net income (or loss) of Graphics and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

                  (i) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in clause (iv) below, Graphics' equity in the net income or loss of any such Person for such period shall be included in such Consolidated Net Income up to, in the case of net income, the aggregate amount of cash actually distributed by such Person during such period to Graphics or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause
         (iii) below) and, in the case of a net loss, the aggregate amount of cash actually contributed by Graphics or a Restricted Subsidiary to such Person during such period;

                  (ii) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" (and in such case, except to the extent includable pursuant to the foregoing clause (i) above), any net income (or loss) of any Person acquired by Graphics or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

                  (iii) any net income or loss of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Graphics, except that subject to the limitations contained in clause (iv) below, Graphics' equity in the net income or loss of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to, in the case of net income, the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Graphics or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and, in the case of a net loss, the aggregate amount of cash actually contributed by Graphics or another Restricted Subsidiary to such Restricted Subsidiary during such period;

                  (iv) any gain or loss realized upon the sale or other disposition of any assets of Graphics or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

                  (v)  extraordinary gains or losses; and

                  (vi) the cumulative effect of a change in accounting principles;

provided, however, that solely for the purposes of calculating the Consolidated Coverage Ratio (and in such case, except to the extent it is already included pursuant to clause (i) above), "Consolidated Net Income" shall include the amount of all cash dividends received by Graphics or any Restricted Subsidiary from an Unrestricted Subsidiary (subject, in the case of a dividend paid to a Restricted Subsidiary, to the limitation contained in clause (iii) above); provided further, however, that solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "-- Certain Covenants --Limitation on Restricted Payments", any amortization, depreciation or other non-cash charge relating to the Transactions or any acquisitions subsequent to the Issue Date, including good-will, non-compete agreements, the stepped-up basis on assets acquired and deferred financing costs, to the extent such items reduced Consolidated Net Income, shall not be included.

         "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Graphics and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom all current liabilities of Graphics and its consolidated Restricted Subsidiaries as well as, to the extent otherwise included, the amounts of (without duplication): (i) minority interests in consolidated Restricted Subsidiaries held by Persons other than Graphics or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith, by the Board of Directors;
(iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; and (v) treasury stock.

         "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Graphics and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52), as of the end of the most recent fiscal quarter of Graphics ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of Graphics plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Senior Indebtedness" is defined to mean (i) Indebtedness under the Bank Credit Agreement and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $25 million and is specifically designated by Graphics in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

         "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Change of Control Triggering Event" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to such Person's repurchase of such Notes as are required to be repurchased pursuant to the covenants described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "--Change of Control Triggering Event."

         "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense, (b) depreciation expense, (c) amortization expense and (d) all other non-cash charges, less all non-cash items increasing Consolidated Net Income, in each case for such period.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the Transactions and
(ii) except as otherwise expressly provided, the amortization of any amount required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 in connection with the 1993 Acquisition, the Transactions or any acquisitions after the Issue Date.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other financial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any Indebtedness or financial obligation.

         "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

         "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

         "Indebtedness" of any Person means, without duplication:

                  (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than Interest Rate Protection Agreements);

                  (ii)     all Capital Lease Obligations of such Person;

                  (iii) all obligations of such Person issued or assumed as the deferred purchase price of property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                  (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

                  (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, and in respect of a Restricted Subsidiary, all obligations of such Subsidiary with respect to the redemption, repayment or other repurchase of any Preferred Stock (but excluding, in each case, any accrued dividends);

                  (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise, including by means of any Guarantee; and

                  (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets (as determined by the Board of Directors) or the amount of the obligation so secured.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however,
(i) that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include (A) any liability for Federal, state, local or other taxes, (B) any obligations under Interest Rate Protection Agreements or Raw Material Hedge Agreements or (C) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business.

         "Interest Rate Protection Agreement" means any interest rate or currency swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Graphics or any Restricted Subsidiary against fluctuations in interest rates or currency values.

         "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services of the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment," and the covenant described under "Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to Graphics' equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Graphics at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Graphics shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time of such redesignation equal to the amount (if positive) equal to (x) Graphics' "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Graphics' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

         "Investment Grade" means (i) BBB- (or its equivalent) or higher by S&P or (ii) Baa3 (or its equivalent) or higher by Moody's or (iii) the equivalent of such rating by a substitute Rating Agency.

         "Issue Date" means the date on which the Notes are originally issued.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "MSCP Entities" means, collectively, Morgan Stanley Capital Partners III, L.P., a Delaware limited partnership, Morgan Stanley Capital Investors, L.P., a Delaware limited partnership, and MSCP III 892 Investors, L.P., a Delaware limited partnership.

         "MSLEF" means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

         "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal (but not interest) pursuant to a note or installment receivable or otherwise, including upon release to Graphics or a Restricted Subsidiary from any reserve established by Graphics or such Restricted Subsidiary against any liabilities associated with such Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (without regard to the consolidated results of operations of Graphics and its Subsidiaries, taken as whole), and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and, until released to Graphics or a Restricted Subsidiary, net of appropriate amounts to be provided by Graphics or any Restricted Subsidiary of Graphics as a reserve against any liabilities associated with such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as determined in accordance with GAAP, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

         "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Permitted Holders" means, collectively, MSLEF, the MSCP Entities and the other investors, including the officers and directors of Graphics or Communications, who beneficially own Voting Stock of Communications on the Issue Date after giving effect to the Transactions, or, upon the death of such an individual investor, such person's executors, administrators, testamentary trustees, heirs, legatees or beneficiaries.

         "Permitted Investment" means (i) an Investment in Graphics or in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary or such Person is a Related Business;
(ii) an Investment by Graphics or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Graphics or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) a

Temporary Cash Investment; (iv) receivables owing to Graphics or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Graphics or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business in accordance with past practices of Graphics or of its Restricted Subsidiaries;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Graphics or any Restricted Subsidiary or in satisfaction of judgments, (viii) Interest Rate Protection Agreements and Raw Material Hedge Agreements and (ix) Investments at any time not exceeding $12 million (valued at the fair market value at the time any such Investment was made).

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

         "Public Equity Offering" means an underwritten primary public offering of common stock of Graphics or Communications pursuant to an effective registration statement under the Securities Act.

         "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Graphics or Communications has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

         "Rating Agencies" means S&P and Moody's; provided, however, that if S&P or Moody's or both shall not make a rating of the Notes publicly available, the term Rating Agencies shall refer to a nationally recognized securities rating agency or agencies, as the case may be, selected by Graphics to substitute for S&P or Moody's or both, as the case may be.

         "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by a substitute Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

         "Rating Date" means the date that is 90 days prior to the earlier of
(i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention by Graphics or Communications to effect a Change of Control.

         "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by Graphics to effect a Change of Control

(which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency):
(a) in the event the Notes are rated by any Rating Agency on the Rating Date as Investment Grade, the rating of such Notes by both Rating Agencies shall be below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations.

         "Raw Material Hedge Agreement" means an agreement designed to hedge against fluctuations in the cost of raw materials entered into by Graphics or its Restricted Subsidiaries in the ordinary course of business in connection with their business operations.

         "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Indebtedness in exchange, substitution or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Graphics or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees, accrued interest and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of Graphics.

         "Registration Agreement" means the Registration Agreement dated August 10, 1995, among Graphics, Communications and Morgan Stanley & Co. Incorporated.

         "Related Business" means as of any date the businesses of Graphics and its Restricted Subsidiaries on such date and any business related, ancillary or complementary thereto.

         "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Graphics or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary of Graphics that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Graphics held by any Person or of any Capital Stock of a Subsidiary of Graphics held by any Affiliate of Graphics (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Graphics that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment, other than a Permitted Investment, in any Person; provided, however, that the purchase or redemption of Subordinated Obligations (or dividends to Communications for the purchase or redemption of Indebtedness of Communications) upon the occurrence of an "asset sale" or "change of control" shall not constitute a "Restricted Payment" if, prior to such purchase or redemption (or dividend), Graphics shall have purchased all Notes tendered pursuant to an Excess Proceeds Offer or an offer to purchase the Notes upon the occurrence of a Change of Control Triggering Event with respect to such "asset sale" or "change of control."

         "Restricted Subsidiary" means any Subsidiary of Graphics that is not an Unrestricted Subsidiary.

         "SEC" means the Securities and Exchange Commission.

         "Secured Indebtedness" means any Indebtedness of Graphics secured by a Lien.

         "Securities Act" means the Securities Act of 1933.

         "Senior Indebtedness" of any Person means the following obligations of such Person, whether outstanding on the Issue Date or thereafter Incurred (i) all Indebtedness and other monetary obligations of such Person under (A) the Bank Credit Agreement and all fees, expenses and indemnities payable in connection therewith, (B) any Interest Rate Agreement which the Company has determined in good faith at the time of the Incurrence thereof is related to indebtedness under the Bank Credit Agreement (which determination shall be conclusive) and all fees, expenses and indemnities payable in connection therewith or (C) any Guarantee of Indebtedness or monetary obligations described in clauses (A) and (B), and (ii) all other Indebtedness of such Person (other than the Notes), unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes or the Guaranty, as the case may be; provided, however, that Senior Indebtedness of such Person shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owned or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is expressly subordinated in right of payment to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of Graphics, Communications and their respective Subsidiaries at the rate provided for in the documentation governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under relevant bankruptcy law.

         "Senior Subordinated Indebtedness" means (i) with respect to Graphics, the Notes and any other Indebtedness of Graphics that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Graphics which is not Senior Indebtedness of Graphics and
(ii) with respect to Communications, the Guaranty and any other Indebtedness of Communications that specifically provides that such Indebtedness is to rank pari passu with the Guaranty in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Communications which is not Senior Indebtedness of Communications.

         "Senior Subordinated Obligations" means any principal, premium, if any, and interest on the Notes payable pursuant to the terms of the Notes or upon acceleration, including any amounts received on the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Graphics within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

         "S&P" means Standard & Poor's Ratings Group and its successors.

         "Stated Maturity" means with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

         "Subordinated Obligation" means any Indebtedness of Graphics (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

         "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

         "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Graphics) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

         "Unrestricted Subsidiary" means (i) any Subsidiary of Graphics that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) of Graphics to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Graphics or any Restricted Subsidiary of Graphics that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Graphics could Incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Graphics or one or more Wholly Owned Subsidiaries.

Certain Covenants

         Set forth below are certain covenants contained in the Indenture:

         Limitation on Indebtedness

         (a) Graphics shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Graphics may Incur Indebtedness if on the date of such Incurrence the Consolidated Coverage Ratio would be greater than 1.75 to 1.0, on or prior to August 1, 1998, and 2.0 to 1.0, thereafter.

         (b) Notwithstanding the foregoing paragraph (a), Graphics and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

                  (1) Indebtedness Incurred pursuant to one or more credit facilities (including related Guarantees and security agreements) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) the sum of (x) 90% of the consolidated book value of the accounts receivable of Graphics and its Restricted Subsidiaries and (y) 60% of the consolidated book value of the inventory of Graphics and its Restricted Subsidiaries, in each case as determined at the time of the respective Incurrence in accordance with GAAP and (b) $75,000,000; provided, however, that no Restricted Subsidiary shall Incur Indebtedness pursuant to this clause (1) in an aggregate principal amount outstanding at any time which exceeds the sum of (a) 90% of the book value of its accounts receivable on a stand-alone basis and (b) 60% of the book value of its inventory on a stand-alone basis, in each case as determined in accordance with GAAP;

                  (2) Indebtedness of Graphics (and any Guarantee or Liens with respect thereto) originally Incurred pursuant to the term loan provisions of the Bank Credit Agreement and any refinancing thereof in an aggregate principal amount outstanding at any time not to exceed (i) $60,000,000 less (ii) the aggregate sum of all principal payments actually made from time to time under the Bank Credit Agreement or such refinancing as a result of the application of Net Available Cash pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

                  (3) Indebtedness owed to and held by Graphics or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to Graphics or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness;

                  (4) the Notes;

                  (5) Indebtedness outstanding on the Issue Date after giving effect to the Transactions (other than Indebtedness described in clause
         (1), (2), (3) or (4) of the covenant described hereunder);

                  (6) Guarantees by Graphics or a Restricted Subsidiary of Indebtedness of a Restricted Subsidiary otherwise permitted to be Incurred by the Restricted Subsidiary (other than Indebtedness permitted by clause (10) below) or Guarantees by a Restricted Subsidiary of Senior Indebtedness of Graphics permitted to be Incurred by Graphics under the Indenture;

                  (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) of the covenant described hereunder or pursuant to clause (4) or (5) above or clause (9) or (10) below; provided, however, that Refinancing Indebtedness the proceeds of which are used to Refinance the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (7) if (A) in case the Notes are Refinanced in part or the Indebtedness to be Refinanced is pari passu with the Notes, such Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Refinancing Indebtedness is Incurred or is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes and (B) in case the Indebtedness to be Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Refinancing Indebtedness is Incurred or is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the Notes; provided further, however, that Refinancing Indebtedness the proceeds of which are used to Refinance Indebtedness Incurred pursuant to clause (10) below shall only be permitted under this clause (7) if such Refinancing Indebtedness is Incurred by Graphics or the Restricted Subsidiary that originally Incurred the Indebtedness pursuant to clause
         (10) below;

                  (8) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business or (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Graphics or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness or other obligations Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Graphics or any Restricted Subsidiary in connection with such disposition;

                  (9) Indebtedness, in an aggregate principal amount outstanding at any time not to exceed $5 million, Incurred by Graphics in connection with the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of Graphics, any of its Subsidiaries or Communications, options on any such shares or related stock appreciation rights or similar securities (including phantom equity rights) held by employees, former employees, directors or former directors of Communications, Graphics or its Subsidiaries (or their estates or beneficiaries under their estates), upon death, disability, retirement, termination of employment or pursuant to any agreement under which such shares of stock or related rights were issued; provided, however, that (A) such

         Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, is expressly made subordinate in right of payment to the Notes and (B) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, provides that no payments of principal of such Indebtedness, including by way of sinking fund, mandatory redemption or otherwise (including defeasance), may be made by Graphics at any time while any of the Notes are outstanding;

                  (10) Indebtedness of any Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Graphics (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was acquired by Graphics);

                  (11) Capital Lease Obligations;

                  (12) Indebtedness constituting purchase money obligations for property acquired in the ordinary course of business or other similar financing transactions;

                  (13) Indebtedness Incurred to finance Capital Expenditures or the acquisition of Additional Assets in any fiscal year in an aggregate principal amount not to exceed 6% of Graphics' consolidated net sales for the immediately preceding fiscal year and Refinancing Indebtedness in respect thereof; and

                  (14) Indebtedness (which may, but need not, be incurred under the Bank Credit Agreement), in addition to that described in clauses
         (1) through (13), in an aggregate principal amount outstanding at any time not in excess of the greater of (A) $25 million and (B) 10% of the Consolidated Net Worth of Graphics as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of the incurrence of such Indebtedness.

         (c) Graphics shall not Incur any Indebtedness pursuant to paragraph (a) or (b) above if such Indebtedness is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, Graphics shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

         Limitation on Restricted Payments

         (a) Graphics shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Graphics or such Restricted Subsidiary makes such Restricted Payment:

                  (1) a Default shall have occurred and be continuing (or would result therefrom); or

                  (2) Graphics is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

                  (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

                           (a) 50% of the Consolidated Net Income accrued during
                  the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Old Notes were issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

                           (b) the aggregate Net Cash Proceeds received by
                  Graphics as a capital contribution or from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Graphics and other than an issuance or sale to an employee stock ownership plan or other trust established by Graphics or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which Graphics is liable as Guarantor or otherwise);

                           (c) the amount by which Indebtedness of Graphics is
                  reduced on Graphics' balance sheet upon the conversion or exchange (other than by a Subsidiary of Graphics) subsequent to the Issue Date, of any Indebtedness for Capital Stock (other than Disqualified Stock) of Graphics (less the amount of any cash, or other property, distributed by Graphics upon such conversion or exchange);

                           (d) an amount equal to the net reduction in
                  Investments in any Person resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Graphics or any Restricted Subsidiary from such Person, or for the sale of such Investment by Graphics or a Restricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed the amount of Investments previously made by Graphics or any Restricted Subsidiary in such Person, which amount was treated as a Restricted Payment; and

                           (e) $5 million.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit:

                  (i) any purchase or redemption of Capital Stock or Subordinated Obligations of Graphics made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Graphics (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Graphics or an employee stock ownership plan or similar trust established by Graphics or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which Graphics is liable as Guarantor or otherwise); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and
         (B) the Net Cash Proceeds from such sale (to the extent used for such purchase or redemption) shall be excluded from the calculation of amounts under clause (3)(b) of paragraph (a) above;

                  (ii) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Graphics which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

                  (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that the payment of such dividend shall be included in the calculation of the amount of Restricted Payments;

                  (iv) the repurchase (or dividends to Communications for the repurchase) of shares of, or options to purchase shares of, Capital Stock of Graphics or any of its Subsidiaries or of Communications from employees, former employees, directors or former directors of Communications, Graphics or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such persons purchase or sell or are granted the option to purchase or sell, shares of such stock; provided, however, that the aggregate amount of such repurchases or dividends shall not exceed $2 million in cash consideration in any calendar year or $12 million in cash consideration in the aggregate (unless such repurchases or dividends are made with the proceeds of insurance policies and the shares of Capital Stock are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries) plus the aggregate Net Cash Proceeds from any reissuance during such calendar year of Capital Stock to employees, officers or directors of Graphics or its Subsidiaries (which Net Cash Proceeds shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above, and that any consideration in excess of such amounts is in the form of Indebtedness that would be permitted to be Incurred under clause (8) of paragraph (b) of the covenant described under "--Limitation on Indebtedness," provided that to the extent less than $2 million in cash consideration (plus the aggregate Net Cash Proceeds from any such reissuance during such calendar year, as described above) is paid in any single calendar year pursuant to this clause (iv), the unused portion may be carried forward and paid in any subsequent calendar year; provided further, however, that such cash repurchases or dividends, except to the extent made with the proceeds of insurance policies, shall be included in the calculation of the amount of Restricted Payments;

                  (v) the payment of dividends on the Capital Stock of Graphics or Communications following any Public Equity Offering, of up to 6% per annum of the net proceeds received by Graphics in such Public Equity Offering (including proceeds received by Graphics as a capital contribution from Communications from the net proceeds received by Communications in such Public Equity Offering); provided, however, that any such dividends shall be included in the calculation of the amount of Restricted Payments;

                  (vi) payments or distributions pursuant to appraisal rights required by law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture described under "Successor Company" below; provided, however, that any such payments or distributions shall be included in the calculation of the amount of Restricted Payments;

                  (vii) any payments pursuant to any tax-sharing agreement between Graphics and any other Person with which Graphics is required or permitted to file a consolidated tax return or with which Graphics is or could be part of a consolidated group for tax purposes; provided, however, that any such payment shall be excluded in the calculation of the amount of Restricted Payments;

                  (viii) payments to Communications necessary for Communications to pay corporate overhead expenses, not to exceed $250,000 in any fiscal year; provided, however, that any such payments shall be excluded in the calculation of the amount of Restricted Payments;

                  (ix) payments to Communications sufficient to permit Communications to pay for the registration of its securities with the SEC (including all reasonable professional fees and expenses); provided, however, that any such payments shall be excluded in the calculation of the amount of Restricted Payments; and

                  (x) Investments in Unrestricted Subsidiaries made either in exchange for Capital Stock (other than Disqualified Stock) of Graphics or with the Net Cash Proceeds of the sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of Graphics received by Graphics not more than 12 months prior to the date of such Investment (provided that such Net Cash Proceeds shall be excluded from the calculation of amounts of clause (3)(B) of paragraph
         (a) above); provided, however, that any such Investments shall be excluded in the calculation of the amount of Restricted Payments.

         Limitation on Restrictions on Distributions from Restricted
Subsidiaries

         Graphics shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock owned by, or pay any Indebtedness owed to, Graphics, (ii) to make any loans or advances to Graphics or (iii) transfer any of its property or assets to Graphics, except:

                  (1) any encumbrance or restriction pursuant to the Bank Credit Agreement or any other agreement in effect at or entered into on the date of the Indenture and any extensions, refinancings, renewals or replacements of any such agreement; provided, however, that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement are no less favorable in any material respect to the Noteholders than those encumbrances or restrictions being extended, refinanced, renewed or replaced;

                  (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Graphics (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Graphics) and outstanding on such date;

                  (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (2) of this covenant or contained in any amendment to an agreement referred to in clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the agreements referred to in clause (2) of this covenant;

                  (4) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder.

                  (5) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

                  (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

                  (7) encumbrances and restrictions contained in any Indebtedness or any agreement relating to any Indebtedness of Graphics or a Restricted Subsidiary permitted pursuant to the covenant described under "Limitation on Indebtedness"; provided, however, that either (i) such encumbrances and restrictions are no more restrictive than the encumbrances and restrictions imposed by the Bank Credit Agreement or
         (ii) each Restricted Subsidiary subject to any such encumbrances or restrictions after the Issue Date shall Guarantee the Notes on a senior subordinated basis; and

                  (8) any encumbrance or restriction existing under or by reason of applicable law.

         Nothing contained in the covenant described hereunder shall prevent Graphics or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of Graphics or any Restricted Subsidiary that secure Indebtedness of Graphics or any of its Restricted Subsidiaries.

         Limitation on Sales of Assets and Subsidiary Stock

         In the event and to the extent that the Net Available Cash received by Graphics or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then Graphics shall (i) within 12 months after the date such Net Available Cash so received exceeds such 10% of Adjusted Consolidated Assets and to the extent Graphics elects (or is required by the terms of any Indebtedness)
(A) apply an amount equal to or less than such excess Net Available Cash (1) to repay, or permanently reduce commitments to make loans or advances resulting in, Senior Indebtedness of Graphics or Indebtedness of any Restricted Subsidiary, or
(2) to acquire the Notes and any other Senior Subordinated Indebtedness of Graphics (provided that the percentage of such Senior Subordinated Indebtedness of Graphics acquired (as a percent of the aggregate principal amount thereof at such time) shall be no greater than the percentage of the Notes so acquired (as a percent of the aggregate principal amount of the Notes at such time) in each case owing to or held by a Person other than Graphics or any Affiliate of Graphics or (B) invest an amount, equal to or less than the difference between such excess Net Available Cash and the amount so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Additional Assets and (ii) apply an amount equal to the difference between such excess Net Available Cash and the amount applied pursuant to clause (i) as provided in the following paragraphs of this covenant. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) of the preceding sentence shall constitute "Excess Proceeds."

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5 million, Graphics must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase Notes from the Holders in accordance with the Indenture at a purchase price equal to 100% of the principal amount of such Notes plus accrued interest to the date of purchase (the "Excess Proceeds Payment").

         Graphics will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by Graphics under this covenant and Graphics is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         Limitation on Affiliate Transactions

         Graphics shall not, and shall not permit any Restricted Subsidiary to, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Graphics (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Graphics or such Restricted Subsidiary (or, in the case of an Affiliate Transaction between Graphics and a Restricted Subsidiary, are no less favorable to Graphics or are, in the good faith determination of the Board of Directors, in the best interests of Graphics) than those which could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, the terms thereof are set forth in writing and either
(A) have been approved by a majority of the disinterested members of the Board of Directors or (B) for which Graphics or such Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Graphics or such Restricted Subsidiary from a financial point of view.

         The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of Graphics pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of Graphics or its Restricted Subsidiaries; (v) the payment of reasonable fees to directors of Graphics and its Restricted Subsidiaries who are not employees of Graphics or its Restricted Subsidiaries; (vi) any payments or other transactions pursuant to any tax-sharing agreement between Graphics and any other Person with which Graphics is required or permitted to file a consolidated tax return or with which Graphics is or could be part of a consolidated group for tax purposes;
(vii) any Affiliate Transaction between Graphics and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries; (viii) the Transactions; (ix) any employment or other agreement providing for compensation between Graphics or any of its Restricted Subsidiaries and James T. Sullivan or Stephen M. Dyott that is approved, in good faith, by the Board of Directors; (x) the payment of fees to Morgan Stanley & Co. Incorporated or its Affiliates for financial, advisory, consulting or investment banking services that the Board of Directors of Graphics deems to be advisable or appropriate for Graphics or any Subsidiary to obtain (and including the payment to Morgan Stanley & Co. Incorporated or its Affiliates of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of any securities by Graphics or any Subsidiary of Graphics); or (xi) sales of Capital Stock of Communications or Graphics to Morgan Stanley & Co. Incorporated or its Affiliates.

         Change of Control Triggering Event

         Upon the occurrence of a Change of Control Triggering Event, each holder of Notes will have the right to require Graphics to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the terms described below. The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Triggering Event, Graphics covenants to (i) repay in full all Indebtedness under the Bank Credit Agreement (and terminate all commitments thereunder) or offer to repay in full all Indebtedness under the Bank Credit Agreement (and terminate all commitments thereunder) and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or (ii) obtain the requisite consents under the Bank Credit Agreement to permit the repurchase of the Notes as provided below. Graphics shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. Graphics' failure to comply with the covenant described in the second preceding sentence resulting in a failure to mail the notice referred to below shall constitute an Event of Default under clause (iv) and not in clause (ii) under "Defaults" below.

         Within 30 days following any Change of Triggering Event, Graphics will mail a notice to each holder stating

                  (i) that a Change of Control Triggering Event has occurred and that such holder has the right to require Graphics to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date);

                  (ii) the circumstances and relevant facts regarding such Change of Control Triggering Event (including, to the extent available, information with respect to pro forma historical income, cash flow and capitalization of Graphics after giving effect to such Change of Control Triggering Event);

                  (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

                  (iv) the instructions, determined by Graphics consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

         The obligation of Graphics to offer to purchase Notes upon the occurrence of a Change of Control Triggering Event may in certain circumstances make more difficult or discourage a takeover of Graphics and Communications, and, thus, the removal of incumbent management. Subject to the limitations discussed below, Graphics could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Graphics' capital structure or credit ratings.

         Graphics' ability to pay cash to the Holders of Notes upon a repurchase may be limited by Graphics' then existing financial resources.

         Graphics will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by Graphics to repurchase the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Graphics shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         The provisions relative to Graphics' obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

         Limitation on the Issuance of Preferred Stock of Restricted
Subsidiaries

         Graphics shall not sell or otherwise dispose of any shares of Preferred Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue, sell or otherwise dispose of any shares of its Preferred Stock, except, in each case, (i) to Graphics or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

         SEC Reports

         Notwithstanding that Graphics may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Graphics shall file with the Commission and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a Person subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that, so long as Communications is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder shall be those of Communications rather than Graphics.

         Except for the limitations on dividends and redemptions of capital stock and the limitations on the Incurrence of Indebtedness, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Successor Company

         Neither Communications nor Graphics may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than Graphics or Communications, respectively, or a Wholly Owned Subsidiary with a positive net worth immediately prior to such consolidation, merger or transfer of assets; provided, however, that in connection with any such consolidation, merger or transfer, no consideration (other than Capital Stock (excluding Disqualified Stock) of the surviving Person, Communications or Graphics) shall be issued or distributed to the stockholders of Graphics) unless: (i) the resulting, surviving or transferee Person (the "Successor Company") is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and such entity (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Communications or Graphics, as the case may be, under the Indenture and the Notes; (ii) immediately prior to and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default has happened and is continuing; (iii) in the case of a transaction involving Graphics, immediately after giving effect to such transaction, the Consolidated Coverage Ratio of the Successor Company is at least 1:1; provided, however, that, if the Consolidated Coverage Ratio of Graphics before giving effect to such transaction is within the range set forth in column (A) below, then the Consolidated Coverage Ratio of the Successor Company shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Consolidated Coverage Ratio of Graphics prior to such transaction and (2) the ratio set forth in column (C) below:

     (A)                                                  (B)        (C)
     ---                                                  ---        ---
     1.11:1 to 1.99:1................................     90%       1.50:1
     2.00:1 to 2.99:1................................     80%       2.10:1
     3.00:1 to 3.99:1................................     70%       2.40:1
     4.00:1 or more..................................     60%       2.50:1


(iv) in the case of a transaction involving Graphics, immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Graphics prior to such transaction and (v) Communications or Graphics, as the case may be, delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will be the successor to Communications or Graphics, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, Communications or Graphics, as the case may be, under the

Indenture but the predecessor company, in the case of a lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

Defaults

         An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by Graphics to comply with its obligations under "Successor Company" above, (iv) the failure by Graphics to comply for 30 days after notice with any of its obligations under the covenants described above in "Certain Covenants" under "Limitation on Indebtedness", "Limitation on Restricted Payments", "Limitation on Restrictions on Distributions from Subsidiaries", "Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to repurchase Notes), "Limitation on Affiliate Transactions", "Change of Control Triggering Event" (other than a failure to repurchase Notes), or "SEC Reports",
(v) the failure by Communications or Graphics to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of Communications, Graphics or any Significant Subsidiary is not paid within any applicable grace period after final maturity thereof or becomes, or is declared by the holders thereof to be, immediately and unconditionally due and payable because of a default and the total amount of such Indebtedness unpaid or becoming or declared to be due and payable exceeds $10 million and such failure continues (or such payment shall not have been waived or extended or such Indebtedness shall continue to be due and payable) for 30 days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Communications, Graphics or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million (provided that the amount of such money judgment or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment or decree) is rendered against Communications, Graphics or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) the Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or Communications denies or disaffirms its obligations under the Guaranty. However, a default under clause (iv), (v), (vi) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify Graphics of the default and Graphics does not cure such default within the time specified after receipt of such notice.

         If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of principal amount of the outstanding Notes may declare the principal amount of and accrued but unpaid interest on all the Notes as of the date of such declaration to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Graphics occurs and is continuing, the principal amount of and any accrued but unpaid interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

         The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Notes. In addition, Graphics is required to deliver to the Trustee, within 120 days after the end of the fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Graphics also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action Graphics is taking or proposes to take in respect thereof.

Amendments and Waivers

         Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note or reduce the principal amount of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders or (ix) make any change in the Guaranty that would adversely affect the Noteholders.

         Without the consent of any holder of the Notes, Graphics and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Graphics under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add additional guarantees with respect to the Notes, to secure the Notes, to add to the covenants of Graphics or Communications for the benefit of the holders of the Notes or to surrender any right or power conferred upon Graphics or Communications, to provide for the issuance of the Notes, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

         The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under the Indenture becomes effective, Graphics is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

         Graphics at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Graphics at any time may terminate its obligations under the covenants described under "Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (iii) and (iv) under "Successor Company" above ("covenant defeasance").

         Graphics may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Graphics exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Graphics exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "Defaults" above or because of the failure of Graphics to comply with clause (iii) or (iv) under "Successor Company" above. If Graphics exercises its legal defeasance option or its covenant defeasance option, Communications will be released from all its obligations with respect to the Guaranty.

         In order to exercise either defeasance option, Graphics must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

         On December 4, 1995, The Bank of New York purchased the corporate trust business of NationsBank of Georgia, National Association, and became the Trustee under the Indenture and the Registrar and Paying Agent with regard to the Notes.

Governing Law

         The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely in such State.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following summary, which represents the opinion of Shearman & Sterling, counsel to the Company, describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion assumes that all of the Notes will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or foreign persons). Persons considering the purchase of Notes should consult their tax advisors with regard to the applications of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

The Notes

         Stated Interest. Each holder of Notes must include as ordinary interest income the interest attributable to such Notes at the time it accrues or is received, in accordance with the holder's accounting method for United States federal income tax purposes.

         The Notes were not issued with original issue discount ("OID"), unless the existence of Graphics' obligation to offer to repurchase such Notes upon a Change of Control Triggering Event affects the yield or maturity date of the Notes. In the event of a Change of Control Triggering Event, Graphics will be required to offer to repurchase the Notes. Based on the applicable regulations, the right of holders of the Notes to require repurchase upon the occurrence of a Change of Control Triggering Event will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such an event giving rise to the repurchase will occur. Graphics has not treated the Change of Control Triggering Event provisions as affecting the computation of the yield to maturity. If the Change of Control Triggering Event provisions were to affect the computation of the yield to maturity, the Notes could be treated as having been issued with OID in the amount of the premium payable upon exercise of the holder's rights under such provisions.

         Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Note, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (reduced, in the case of a cash basis taxpayer, by an amount attributable to accrued stated interest, which is taxable as such) and such holder's adjusted tax basis in such Note. A holder's adjusted tax basis in a Note will generally equal the cost of such Note to such holder, increased by any accrued interest and market discount previously included in taxable income by the holder, and reduced by any amortized bond premium and any payments received by the holder, all with respect to such Note.

         Subject to the exception discussed below for market discount, gain or loss recognized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement such Note has been held for more than one year.

         Amortizable Bond Premium and Market Discount. If a holder purchased a Note for an amount that is greater than the amount payable at maturity, such holder will be considered to have purchased such Note with "bond premium." The amount of bond premium is the excess of (i) the holder's tax basis in such Note, over (ii) the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). Such holder may elect (in accordance with applicable Code provisions) to amortize such premium using a constant yield method over the remaining term of such Note (or until an earlier call date if it resulted in a smaller amount of bond premium) and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. Such election, once made, is irrevocable (unless permission is received from the Internal Revenue Service (the "IRS")) and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A holder who has elected to amortize premium using the constant yield method may also elect to compute interest accruals by treating the purchase as a purchase at original issuance and applying the constant yield method.

         If a holder purchased a Note for an amount that is less than the stated redemption price at maturity, such holder will generally be considered to have purchased such Note with "market discount." For this purpose, the stated redemption price at maturity of a Note will equal its principal amount. Market discount with respect to a Note is the excess of the stated redemption price at maturity over the amount paid by the holder for such Note. However, the amount of market discount will be considered zero if it would otherwise be less than 1/4 of 1 percent of the stated redemption price of such Note at maturity multiplied by the number of complete years to maturity (after the holder acquired such Note). If a Note is subject to the market discount rules, a holder will generally be required to (i) treat any gain realized with respect to such Note as ordinary income to the extent market discount accrued during the period such holder held the Note, (ii) possibly treat any payment on such Note (other than stated interest) as ordinary income to the extent market discount accrued during the period such holder held such Note and (iii) defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained by such holder to purchase or carry such Note. If such Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includable as ordinary income to the holder as if such holder had sold such Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such Note, unless the holder irrevocably elects (on an instrument-by-instrument basis) to accrue market discount on the basis of a constant interest rate. A holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount currently, once made, will apply to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. In the case of a holder who has made both of the elections described above with respect to such Note, such a holder may elect to compute interest accruals by treating the purchase as a purchase at original issuance and applying the constant yield method.

         Because of the complexity of the rules relating to bond premium and market discount, holders should consult their tax advisors as to the application of these rules to their particular circumstances and as to the merit of making any elections in connection therewith.

Backup Withholding and Information Reporting

         The information reporting requirements of the Code and Treasury Regulations apply to certain payments of principal, premium, if any, and interest (including OID) on a Note, and to proceeds of the sale or redemption of a Note. Certain holders may also be subject to backup withholding at a rate of 31% on any payments made with respect to, and proceeds of disposition of, the Notes. Backup withholding will apply to such payments if the holder fails to furnish a correct taxpayer identification number (social security number or employer identification number). Backup withholding may also apply to payments of interest to a holder if such holder has failed to report interest or dividend income to the IRS and the IRS has so notified the payor or, in certain circumstances, if a holder has failed to certify that such holder is not subject to such backup withholding, or failed to otherwise comply with the applicable requirements of the backup withholding rules. Any amount withheld under these backup withholding rules will be creditable against the holder's federal income tax liability provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations) are not subject to the backup withholding requirements.
The  procedures   described  above  for  withholding  tax  on  interest
payments, and some of the associated backup withholding and information reporting rules, are currently the subject of new proposed regulations, which are proposed to be effective for payments made after December 31, 1997, subject to certain transition rules.


                              PLAN OF DISTRIBUTION

         This Prospectus is to be used by MS&Co. in connection with offers and sales in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. MS&Co. may act as principal or agent in such transactions. MS&Co. has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion.

         There is currently no established public market for the Notes. Graphics does not currently intend to apply for listing of the Notes on any securities exchange or approval for quotation through any automated quotation system. Therefore, any trading that does develop will occur on the over-the-counter market. The Company has been advised by MS&Co. that it intends to make a market in the Notes but it has no obligation to do so and any market-making may be discontinued at any time without notice. No assurance can be given that an active public market for the Notes will develop.


         MS&Co. acted as placement agent in connection with the original private placement of the Old Notes and received a placement fee of $5.6 million in connection therewith. MS&Co. is affiliated with entities that beneficially own a substantial majority of the outstanding shares of capital stock of Communications.



                                LEGAL MATTERS

         Certain legal matters with respect to the Notes offered hereby were passed on for Graphics and Communications by Shearman & Sterling, New York, New York. Shearman & Sterling has performed, and will continue to perform, legal services for MSLEF and the MSCP Entities, companies controlled by MSLEF and the MSCP Entities and MS&Co.


                                     EXPERTS


         The consolidated financial statements and schedules of Sullivan Communications, Inc. at March 31, 1997 and 1996, and for each of the three fiscal years in the period ended March 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph with respect to an accounting change mentioned in note 18 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


Sullivan Communications, Inc.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:                             Page
                                                                       ----
Report of Independent Auditors.......................................   F-2
Consolidated Balance Sheets--March 31, 1997 and 1996.................   F-3
For the Years Ended March 31, 1997, 1996 and 1995:
         Consolidated Statements of Operations.......................   F-5
         Consolidated Statements of Stockholders' Deficit............   F-6
         Consolidated Statements of Cash Flows.......................   F-7
Notes to Consolidated Financial Statements...........................   F-9

                         Report of Independent Auditors


The Board of Directors
Sullivan Communications, Inc.


We have audited the accompanying consolidated balance sheets of Sullivan Communications, Inc. as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three fiscal years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sullivan Communications, Inc. at March 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 18 to the consolidated financial statements, in fiscal year 1996 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."


                                                      Ernst & Young LLP



Nashville,  Tennessee
May 23, 1997, except as to Note 9,
as to which the date is
June 30, 1997

                          SULLIVAN COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
                    (Dollars in thousands, except par values)


                                                               March 31,
                                                               ---------
                                                            1997        1996
                                                            ----        ----
Assets
Current assets:
     Cash                                                $       0            0
     Receivables:
        Trade accounts, less allowance for doubtful
           accounts of $5,879 and $4,830 at
           March 31, 1997 and 1996, respectively            53,510       64,465
     Other                                                   3,252        3,588
                                                         ---------    ---------
           Total receivables                                56,762       68,053

     Inventories                                             9,711       13,181
     Prepaid expenses and other current assets               3,604        4,285
                                                         ---------    ---------
           Total current assets                             70,077       85,519

Property, plant and equipment:
     Land and improvements                                   3,278        3,259
     Buildings and improvements                             17,837       16,346
     Machinery and equipment                               175,196      169,375
     Furniture and fixtures                                  3,625        3,212
     Leased assets under capital leases                     35,113        8,606
     Equipment installations in process                      3,118        6,466
                                                         ---------    ---------
                                                           238,167      207,264
     Less accumulated depreciation                         (71,270)     (51,103)
                                                         ---------    ---------
           Net property, plant and equipment               166,897      156,161

Excess of cost over net assets acquired,
     less accumulated  amortization of
     $33,523 and $25,269 at March 31, 1997
     and 1996, respectively                                 81,964       89,324
Other assets                                                15,037       20,177
                                                         ---------    ---------
           Total assets                                  $ 333,975      351,181
                                                         =========    =========




See accompanying notes to consolidated financial statements.

                          SULLIVAN COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
                    (Dollars in thousands, except par values)


                                                                            March 31,
                                                                            ---------
                                                                        1997         1996
                                                                        ----         ----
Liabilities and Stockholders' Deficit
Current liabilities:
     Current installments of long-term debt and capitalized leases  $  18,252       11,490
     Trade accounts payable                                            29,364       35,931
     Accrued expenses                                                  30,037       27,271
     Income taxes                                                       1,022        1,215
                                                                    ---------    ---------
        Total current liabilities                                      78,675       75,907

Long-term debt and capitalized leases, excluding
     current installments                                             294,057      286,127
Deferred income taxes                                                   8,713        7,801
Other liabilities                                                      28,848       25,742
                                                                    ---------    ---------
        Total liabilities                                             410,293      395,577

Stockholders' deficit:
     Common stock, voting, $.01 par value, 5,852,223 shares
        authorized, 123,889 shares issued and outstanding                   1            1

     Series  A  convertible  preferred  stock, $.01 par value,
        4,000 shares authorized, issued and outstanding,
        $40,000,000 liquidation preference                                 --           --

     Series  B  convertible  preferred  stock, $.01 par value,
        1,750 shares authorized, issued and outstanding,
        $17,500,000 liquidation preference                                 --           --

     Additional paid-in capital                                        57,499       57,499
     Accumulated deficit                                             (132,228)    (100,525)
     Cumulative translation adjustment                                 (1,590)      (1,371)
                                                                    ---------    ---------
        Total stockholders' deficit                                   (76,318)     (44,396)
                                                                    ---------    ---------
Commitments and contingencies
        Total liabilities and stockholders' deficit                 $ 333,975      351,181
                                                                    =========    =========




See accompanying notes to consolidated financial statements.

                          SULLIVAN COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                                 (In thousands)


                                                            Year ended March 31,
                                                            --------------------
                                                       1997         1996         1995
                                                       ----         ----         ----

Sales                                               $ 524,551      529,523      433,198
Cost of sales                                         459,880      465,110      370,267
                                                    ---------    ---------    ---------
    Gross profit                                       64,671       64,413       62,931

Selling, general and administrative expenses           43,164       35,533       33,406
Amortization of goodwill                                8,254        8,631        8,386
Restructuring costs and other special charges           2,881        7,533         --
Gain from curtailment and establishment of
defined benefit pension plans, net                       --           --         (3,311)
                                                    ---------    ---------    ---------
    Operating income                                   10,372       12,716       24,450
                                                    ---------    ---------    ---------
Other expense (income):
    Interest expense                                   36,289       32,688       25,752
    Interest income                                      (157)        (263)        (418)
    Nonrecurring charge related to terminated
       merger                                            --          1,534         --
    Other, net                                            245          188          985
                                                    ---------    ---------    ---------
       Total other expense                             36,377       34,147       26,319
                                                    ---------    ---------    ---------

    Loss from continuing operations before income
       taxes and extraordinary item                   (26,005)     (21,431)      (1,869)
Income tax expense                                     (2,591)      (4,874)      (2,552)
                                                    ---------    ---------    ---------
    Loss from continuing operations before
       extraordinary item                             (28,596)     (26,305)      (4,421)
Discounted operations:
    Loss from operations, net of tax                   (1,557)      (1,364)        (912)
    Estimated (loss) on shut down and gain on
       SMI settlement, net of tax                      (1,550)       2,868       18,495
                                                    ---------    ---------    ---------

    (Loss) income before extraordinary item           (31,703)     (24,801)      13,162
Loss on early extinguishment of debt, net of tax         --         (4,526)        --
                                                    ---------    ---------    ---------
    Net (loss) income                               $ (31,703)     (29,327)      13,162
                                                    =========    =========    =========




See accompanying notes to consolidated financial statements.

                          SULLIVAN COMMUNICATIONS, INC.
                Consolidated Statements of Stockholders' Deficit
                                 (In thousands)


                                                  Series A
                                                    and B
                                      Voting    Convertible   Additional                  Cumulative
                                      common     preferred      paid-in   Accumulated    translation
                                       stock       stock        capital      deficit      adjustment     Total
                                       -----       -----        -------      -------      ----------     -----

Balances, March 31, 1994             $      1          --       39,999      (84,360)       (1,125)      (45,485)
Pooling accounting                         --          --       17,500           --            --        17,500
                                     --------     -------     --------     --------      --------      --------
Balances, December 23, 1994          $      1          --       57,499      (84,360)       (1,125)      (27,985)
Change in cumulative translation
    adjustment - exchange rate
    fluctuations                           --          --           --           --          (147)         (147)
Net income                                 --          --           --       13,162            --        13,162
                                     --------     -------     --------     --------      --------      --------
Balances, March 31, 1995             $      1          --       57,499      (71,198)       (1,272)      (14,970)
Change in cumulative translation
    adjustment - exchange rate
    fluctuations                           --          --           --           --           (99)          (99)
Net loss                                   --          --           --      (29,327)           --       (29,327)
                                     --------     -------     --------     --------      --------      --------
Balances, March 31, 1996             $      1          --       57,499     (100,525)       (1,371)      (44,396)
Change in cumulative translation
    adjustment - exchange rate
    fluctuations                           --          --           --           --          (219)         (219)
Net loss                                   --          --           --      (31,703)           --       (31,703)
                                     --------     -------     --------     --------      --------      --------
Balances, March 31, 1997             $      1          --       57,499     (132,228)       (1,590)      (76,318)
                                     ========     =======     ========     ========      ========      ========







See accompanying notes to consolidated financial statements.

                          SULLIVAN COMMUNICATIONS, INC.
                      Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                     Year ended March 31,
                                                                     --------------------
                                                                1997        1996        1995
                                                                ----        ----        ----

Cash flows from operating activities:

        Net (loss) income                                     $(31,703)    (29,327)     13,162

Adjustments to reconcile net (loss) income to cash provided
       (used) by operating activities:

Extraordinary item - non cash                                       --      (1,912)         --

Other special charges - non cash                                 1,944       4,306          --

Depreciation                                                    25,282      21,385      18,327

Depreciation and amortization related to SMC                       251         932         638

Amortization of goodwill                                         8,254       8,631       8,386

Amortization of other assets                                     1,120         680         555

Amortization of deferred financing costs and
        bond premium                                             1,784       1,469         485

Gain on shut down of SMI, net of tax - non cash                     --      (1,480)         --

Loss on shut down of SMC - non cash                              1,550          --          --

Loss on sales and write-downs of property, plant
        and equipment                                                6         350          72

Gain from curtailment and establishment of
        defined benefit pension plans, net                          --          --      (3,311)

Deferred income tax expense                                        911         595       1,560

Changes in assets  and  liabilities,
        net of effects of shut down of SMI and SMC and acquisition of Gowe:

        Decrease (increase) in receivables                      11,262     (12,870)     11,456

        Decrease (increase) in inventories                       3,453      (1,744)      1,534

        (Decrease) increase in trade accounts payable           (6,528)     11,571     (15,026)

        Increase (decrease) in accrued expenses                  1,226         981      (8,489)

        Decrease (increase) in current income taxes payable       (193)        195         592

        Other                                                    5,694      (7,949)        569
                                                              --------    --------    --------

               Total adjustments                                56,016      25,140      17,348
                                                              --------    --------    --------

Net cash provided (used) by operating activities                24,313      (4,187)     30,510
                                                              --------    --------    --------



See accompanying notes to consolidated financial statements.

                          SULLIVAN COMMUNICATIONS, INC.
                      Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                      Year ended March 31
                                                                      -------------------
                                                                 1997        1996        1995
                                                                 ----        ----        ----

Cash flows from investing activities:

    Purchases of property, plant and equipment                 (10,810)    (20,276)    (19,601)

    Proceeds from sales of property, plant and equipment            63          36       2,137

    Gowe acquisition                                                --      (6,682)         --

    Proceeds from sale of NIS                                       --       2,550          --

    Other                                                         (250)        (64)       (116)
                                                              --------    --------    --------

           Net cash used by investing activities               (10,997)    (24,436)    (17,580)
                                                              --------    --------    --------

Cash flows from financing activities:

    Debt:

        Proceeds                                                 1,162     280,451          --

        Payments                                               (10,374)   (242,970)    (16,329)

        Increase in deferred financing costs                      (827)    (12,095)     (1,052)

        Repayment of capital lease obligations                  (3,212)       (591)       (140)

        Other                                                      (61)       (813)         (6)
                                                              --------    --------    --------

           Net cash (used) provided by financing activities    (13,312)     23,982     (17,527)
                                                              --------    --------    --------

Effect of exchange rates on cash                                    (4)          6           1
                                                              --------    --------    --------

Decrease in cash                                                     0      (4,635)     (4,596)

Cash:

    Beginning of period                                              0       4,635       9,231
                                                              --------    --------    --------

    End of period                                             $      0           0       4,635
                                                              ========    ========    ========


Supplemental disclosure of cash information:

    Cash paid for:

        Interest                                              $ 34,284      30,581      26,416

        Income taxes, net of refunds                             1,863       3,964       1,904

    Exchange rate adjustment to long-term debt                     (61)         53         (54)

    Non cash investing activities:

        Lease obligations                                     $ 26,957       7,746         814



See accompanying notes to consolidated financial statements.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies

         Sullivan Communications, Inc. ("Communications"), together with its wholly-owned subsidiary, Sullivan Graphics, Inc. ("Graphics"), collectively the ("Company"), was formed in April 1989 under the name GBP Holdings, Inc. to effect the purchase of all the capital stock of GBP Industries, Inc. from its stockholders in a leveraged buyout transaction. In October 1989, GBP Holdings, Inc. changed its name to Sullivan Holdings, Inc. and GBP Industries, Inc. changed its name to Sullivan Graphics, Inc. Effective June 1993, Sullivan Holdings, Inc. changed its name to Sullivan Communications, Inc.


         On August 15, 1995, the Company completed a merger transaction with Shakopee Valley Printing Inc. ("Shakopee") (the "Shakopee Merger"). Shakopee was formed to effect the purchase of certain assets and assumption of certain liabilities of Shakopee Valley Printing, a Guy Gannett Communications division. On December 22, 1994, Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., and MSCP III 892 Investors, L.P. (collectively the "MSCP III Entities"), together with First Plaza Group Trust and Leeway & Co. purchased 35,000 shares of common stock of Shakopee. On December 22, 1994, pursuant to an Agreement for the Purchase of Assets between Guy Gannett
         Communications (the "Seller") and Shakopee (the "Buyer"), the Seller agreed to sell (effective at the close of business on December 22,
         1994) certain assets and transfer certain liabilities of Shakopee Valley Printing to the Buyer for a total purchase price of approximately $42.6 million, primarily financed through the issuance of 35,000 shares of Common Stock and bank borrowings. Each of the MSCP III Entities is affiliated with Morgan Stanley, Dean Witter, Discover & Co., the parent company of the general partner of the Company's majority stockholder. In addition, the other stockholders of Shakopee were also stockholders of the Company. See note 2 for a description of the specific terms of the Shakopee Merger.

         Communications has no operations or significant assets other than its investment in Graphics. Communications is dependent upon distributions from Graphics to fund its obligations. Under the terms of its debt agreements at March 31, 1997, Graphics' ability to pay dividends or lend to Communications was either restricted or prohibited, except that Graphics may pay specified amounts to Communications (i) to pay the repurchase price payable to any officer or employee (or their estates) of Communications, Graphics or any of their respective subsidiaries in respect of their stock or options to purchase stock in Communications upon the death, disability or termination of employment of such officers and employees (so long as no default, or event of default, as defined, has occurred under the terms of the Bank Credit Agreement, as defined below, and provided the aggregate amount of all such repurchases does not exceed $2 million) and (ii) to fund the payment of Communications' operating expenses incurred in the ordinary course of business, other corporate overhead costs and expenses (so long as the aggregate amount of such payments does not exceed $250,000 in any fiscal year) and Communications' obligations pursuant to a tax sharing agreement with Graphics. Substantially all of Graphics' long-term obligations have been fully and unconditionally guaranteed by Communications.

         The two business sectors of the commercial printing industry in which the Company operates are printing and digital imaging and prepress services conducted by its American Color division.


         Significant accounting policies are as follows:

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

(a)      Basis of Presentation

         The  consolidated   financial   statements   include  the  accounts  of
         Communications and all greater than 50% owned subsidiaries which are consolidated under generally accepted accounting principles.

         All significant intercompany transactions and balances have been eliminated in consolidation.


         The Shakopee Merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests). The consolidated financial statements give retroactive effect to the merger of the Company and Shakopee and include the combined operations of the Company and Shakopee for the fiscal year ended March 31, 1995 ("Fiscal Year 1995"). Shakopee was not under common control until December 22, 1994, and, accordingly, the consolidated financial statements reflect Shakopee as under common control subsequent to such date.


         Earnings per share data has not been provided since Communications' common stock is closely held.

(b)      Revenue Recognition

         In accordance with trade practices of the printing industry, printing revenues are recognized upon the completion of production. Shipment of printed material generally occurs upon completion of this production process. Materials are printed to unique customer specifications and are not returnable. Credits relating to specification variances and other customer adjustments are not significant.


(c)      Inventories

         Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market (net realizable value) (see note 6).

(d)      Property, Plant and Equipment


         Property, plant and equipment is stated at cost. Depreciation, which includes amortization of assets under capital leases, is based on the straight-line method over the estimated useful lives of the assets or the remaining terms of the leases.


(e)      Excess of Cost Over Net Assets Acquired


         The excess of cost over net assets acquired (or "goodwill") is amortized on a straight-line basis over a range of 5 to 40 years for each of its principal business sectors. The carrying value of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted future cash flows of the assets acquired, the Company's carrying amount of the goodwill is reduced by the estimated shortfall of such cash flows. In addition, the Company assesses long-lived assets for impairment under Financial Accounting Standards Board Statement No. 121, "Accounting for the
         Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FASB 121"). Under these rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when assets or circumstances exist that indicate the carrying amount of these assets may not be recoverable.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


(f)      Other Assets


         Financing costs related to the Bank Credit Agreement (as defined herein) are deferred and amortized over the term of the five-year loan agreement. Costs related to the Notes (as defined herein) are deferred and amortized over the ten-year term of the Notes.

         The covenants not to compete are amortized over the three and five year terms of the respective underlying agreements.


(g)      Income Taxes


         Income  taxes  have  been  provided  using  the  liability   method  in
         accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").


(h)      Foreign Currency Translation

         The assets and liabilities of the Company's Canadian facility, which include interdivisional balances, are translated at year-end rates of exchange while revenue and expense items are translated at average rates for the year.


         Translation adjustments are recorded as a separate component of stockholders' deficit. Since the transactions of the Canadian facility are denominated in its functional currency and the interdivision accounts are of a long-term investment nature, no transaction adjustments are included in operations.


(i)      Reclassifications


         Certain prior period amounts have been reclassified to conform with the most recent period presentation.


(j)      Environmental


         Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future period revenue generation, are expensed. Environmental liabilities are provided when assessments and/or remedial efforts are probable and the related amounts can be reasonably estimated.


(k)      Fair Value of Financial Instruments

         The Company discloses the estimated fair values of its financial instruments together with the related carrying amount. The Company is not a party to any financial instruments with material off-balance-sheet risk.

(l)      Concentration of Credit Risk


         Financial instruments which subject the Company to credit risk consist primarily of trade accounts receivable. Concentration of credit risk with respect to trade accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements



(m)      Use of Estimates


         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


(n)      Stock Based Compensation


         In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. The Company has accounted for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), as permitted by SFAS 123, and intends to continue to do so.


(2)      The Shakopee Merger


         On August 15, 1995, the Shakopee Merger was consummated and each outstanding share of the Common Stock of Shakopee was converted into one share of the New Common Stock of the Company and 1/20 of one share of Series B Preferred Stock of the Company. Also on August 15, 1995, concurrent with the Shakopee Merger, the Company sold $185 million of 12 3/4% Senior Subordinated Notes Due 2005. Also on August 15, 1995, the Company repaid all amounts outstanding under the Old Bank Credit Agreement (as defined herein) which included the Series A Term Loan and Revolving Credit Facility Borrowings and all amounts due on the 15% Senior Subordinated Notes Due 2000 (the "Refinancing"). Additionally, on August 15, 1995, the Company entered into a $75 million revolving credit facility maturing in 2000 and a $60 million amortizing term loan with a final maturity in 2000.


         The Shakopee Merger was accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16"). Pursuant to the requirements of APB 16, the purchase price was allocated to the tangible assets and identifiable intangible assets and liabilities assumed based upon their respective fair values.

         The allocation of the purchase price is set forth below (in thousands):


           Total purchase price                                  $  42,631

           Allocation of the purchase price:
            Current assets acquired                                (10,007)
            Property, plant, and equipment acquired                (24,960)
            Other long-term assets                                    (686)
            Current liabilities assumed                              5,050
            Other adjustments related to the acquisition               187
                                                                  --------
            Excess of cost over net assets acquired               $ 12,215
                                                                  ========

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


         The Shakopee Merger has been accounted for as a combination of entities under common control (similar to a pooling-of-interests), and accordingly, the consolidated financial statements give retroactive effect to the Shakopee Merger and include the combined operations of Communications and Shakopee subsequent to December 22, 1994. The following is a summary of the results of operations of the separate entities for Fiscal Year 1995 (in thousands):


                             Sullivan
                          Communications
                          Inc. (prior to      Shakopee Valley        Pooling
                         Shakopee Merger)       Printing Inc.       Adjustments       Combined
                         ----------------       -------------       -----------       --------
Sales                      $  419,054              14,144               --          $   433,198
Income (loss) from
 continuing operations     $   (4,445)                 24               --          $    (4,421)
Net income                 $   13,138                  24               --          $    13,162



         Pooling adjustments have been recorded to eliminate income and expenses associated with a management agreement between Graphics and Shakopee. In addition, $0.8 million of costs reflected in Shakopee's selling, general and administrative expenses has been reclassified to cost of sales in conformity with the Company's reporting policies.


(3)      The Gowe Acquisition

         On March 12,  1996,  Graphics  acquired  the  assets of Gowe,  Inc.,  a
         Medina, Ohio based regional printer of newspapers, T.V. books and retail advertising inserts and catalogs ("Gowe"), for approximately $6.7 million in cash and assumption of certain liabilities of Gowe, Inc., pursuant to an Asset Purchase Agreement, among Graphics, Gowe, Inc. and ComCorp, Inc., the parent company of Gowe, Inc. (the "Gowe Acquisition"). The Gowe Acquisition was accounted for under the purchase method of accounting applying the provisions of APB 16.
         Pursuant to the requirements of APB 16, the purchase price was allocated to the tangible assets and identifiable intangible assets and liabilities assumed based upon their respective fair values. Gowe's results of operations are included in the Company's consolidated financial statements subsequent to March 11, 1996.

         The Company's pro forma unaudited results of operations for the fiscal year ended March 31, 1996 ("Fiscal Year 1996"), assuming that the Gowe Acquisition occurred as of April 1, 1995, were $561.6 million in sales, a $25.9 million loss from continuing operations before extraordinary item and a $28.9 million net loss.

         The Company's pro forma unaudited results of operations for the Fiscal Year 1995, assuming that the Refinancing, Shakopee Merger and Gowe Acquisition occurred as of April 1, 1994, were $503.4 million in sales, a $6.0 million loss from continuing operations before extraordinary item and $7.5 million in net income.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


(4)      Disposal of 51% Interest in National Inserting Systems, Inc.


         On March 11, 1996, the Company sold its 51% interest in National Inserting Systems, Inc. ("NIS") for approximately $2.5 million in cash and a note for approximately $0.2 million under the terms of a Stock Redemption Agreement between NIS and Graphics. This transaction resulted in a net gain on disposal of approximately $1.3 million, which is classified as other, net in the consolidated statement of operations. The proceeds of the sale were used to repay indebtedness under Graphics' Bank Credit Agreement (as defined herein).


(5)      Discontinued Operations

         Sullivan Media Corporation

         In February 1997, the Company made a strategic decision to shut down the operations of its wholly-owned subsidiary Sullivan Media Corporation ("SMC"). This resulted in an estimated net loss on shut down of approximately $1.5 million, which is net of zero income tax benefits.

         The shut down of SMC has been accounted for as a discontinued operation, and accordingly, its operating results are segregated and reported as a discontinued operation in the accompanying consolidated statements of operations. The assets of SMC and any resulting gain or loss on the disposal of those assets, is immaterial to the results of operations and financial position of the Company.

         The condensed consolidated statements of operations relating to the discontinued SMC operation follows:

                                                Year Ended March 31,
                                                --------------------
                                            1997        1996        1995
                                            ----        ----        ----
               Sales                      $  9,786       6,819       1,670
               Cost and expenses            11,343       8,183       2,582
                                          --------    --------    --------
               Loss before income taxes     (1,557)     (1,364)       (912)
               Income taxes                     --          --          --
                                          --------    --------    --------
               Net loss                   $ (1,557)     (1,364)       (912)
                                          ========    ========    ========


         SMI Settlement

         On June 29, 1994, Graphics and Sullivan Marketing, Inc. ("SMI") settled the lawsuit pending in the United States District Court for the Southern District of New York entitled Sullivan Marketing, Inc. and Sullivan Graphics, Inc. v. Valassis Communications, Inc., News America FSI, Inc. and David Brandon (the "SMI Settlement"). All claims and counterclaims in such litigation were dismissed. The Company recorded income from the SMI Settlement of $18.5 million, net of $1.5 million in taxes in Fiscal Year 1995, and when coupled with settlement expenses which had previously been accrued, the net cash proceeds resulting from this settlement were approximately $16.7 million. Proceeds received were principally used in July 1994 to reduce borrowings under the Revolving Credit Facility (defined herein) which were incurred primarily to fund SMI losses prior to the shut down.

         In Fiscal Year 1996, the Company recognized settlement of the EPI Group Limited ("EPI") complaint naming SMI, News America FSI, Inc. ("News America") and two packaged goods companies as defendants ("EPI Lawsuit") and reversed certain accruals related to the estimated loss on shut down of SMI. The resulting effect reflected in the Fiscal Year 1996 consolidated statement of operations was $2.9 million income in discontinued operations.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


(6)      Inventories


         The components of inventories are as follows (in thousands):


                                                  March 31,
                                                  ---------
                                              1997         1996
                                              ----         ----
               Paper                         $7,831       11,277
               Ink                              324          272
               Equipment held for sale           60          349
               Supplies and other             1,496        1,283
                                             ------        -----
                            Total            $9,711       13,181
                                             ======       ======



         In the third quarter of Fiscal Year 1996, the Company changed to the FIFO method of accounting from the last-in, first-out ("LIFO") method of accounting as the principal method of accounting for inventories. The change results in a balance sheet which (1) reflects inventories at a value that more closely represents current costs which the Company believes are the primary concern of its constituents (bank lenders, financial markets, customers, trade creditors, etc.) and (2) enhances the comparability of the Company's financial statements by changing to the predominant method used by key competitors in the printing industry. The effect (approximately $0.8 million) of the change for the six months ended September 30, 1995 resulted in the retroactive restatement of the first and second quarters of Fiscal Year 1996 of approximately $0.5 million and $0.3 million, respectively, as a decrease of cost of sales and a decrease to net loss. In addition, the change resulted in the restatement of Fiscal Year 1995 by approximately $1.1 million to decrease cost of sales and increase net income.


(7)      Other Assets


         The components of other assets are as follows (in thousands):


                                                             March 31,
                                                             ---------
                                                        1997          1996
                                                        ----          ----
          Deferred financing costs, less
            accumulated amortization of $2,893 in
            1997 and $2,139 in 1996                    $ 9,996       10,953
          Spare parts inventory, net of valuation
            allowance of $100 in 1997 and 1996           1,699        1,071
          Flexi-Tech equipment deposits                     --        2,606
          Other                                          3,342        5,547
                                                       -------       ------
                        Total                          $15,037       20,177
                                                       =======       ======

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


(8)      Accrued Expenses


         The components of accrued expenses are as follows (in thousands):


                                                             March 31,
                                                             ---------
                                                         1997          1996
                                                         ----          ----

         Compensation and related taxes                 $ 9,206        6,882

         Employee benefits                                8,353       11,204

         Interest                                         4,445        4,435

         Accrued costs related to shut down of SMC        1,046           --

         Other                                            6,987        4,750
                                                        -------      -------

                            Total                       $30,037       27,271
                                                        =======      =======



(9)      Notes Payable, Long-term Debt and Capitalized Leases


         Long-term debt is summarized as follows (in thousands):


                                                                March 31,
                                                                ---------
                                                           1997           1996
                                                           ----           ----

         Bank Credit Agreement:

             Term Loan                                   $ 47,088        55,902

             Revolving Credit Facility Borrowings          40,710        39,548
                                                         --------      --------

                                                           87,798        95,450

         12 3/4% Senior Subordinated Note Due 2005        185,000       185,000

         Capitalized leases                                31,607         7,862

         Other loans with varying maturities and
           interest rates                                   7,904         9,305
                                                         --------      --------

             Total long-term debt                         312,309       297,617

         Less current installments                         18,252        11,490
                                                         --------      --------

             Long-term debt and capitalized leases,
              excluding current installments             $294,057       286,127
                                                         ========      ========

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

The Refinancing

On August 15, 1995 the Company sold $185 million of 12 3/4% Senior Subordinated Notes Due 2005 (the "Notes"). Concurrently with the closing of the sale of the Notes, the Company entered into a series of transactions, (the "Refinancing," and together with the Shakopee Merger, the "Transactions") including the following: (i) the Company entered into a Credit Agreement with BT Commercial Corporation ("BTCC") (the "New Bank Credit Agreement"), providing for a $75 million revolving credit facility maturing in 2000 (the "Revolving Credit Facility") and a $60 million amortizing term loan with a final maturity in 2000 (the "Term Loan"); (ii) the repayment of all $126.5 million of indebtedness outstanding under the Old Bank Credit Agreement (plus $2.3 million of accrued interest to the date of repayment); (iii) the redemption of all outstanding 15% Senior Subordinated Notes due 2000 ("the 15% Notes") at an aggregate redemption price of $105.6 million (plus $1.8 million of accrued interest to the redemption date); (iv) the repayment of all $24.6 million of indebtedness, including the Shakopee Bank Credit Agreement, assumed in the Shakopee Merger (plus $0.1 million of accrued interest to the date of repayment) and (v) the payment of approximately $11.8 million of fees and expenses incurred in connection with the Transactions. As a result of the Transactions, the Company recorded an extraordinary loss related to early extinguishment of debt of $4.5 million, net of zero taxes. This extraordinary loss primarily consisted of the early redemption premium on the 15% Notes and the write-off of deferred financing costs related to refinanced indebtedness partially offset by the write-off of a bond premium associated with the 15% Notes.

Borrowings under the Revolving Credit Facility are subject to a borrowing base which consists of (i) 85% of Eligible Accounts Receivable plus (ii) the lesser of (x) $15 million and (y) 60% of Eligible Inventory plus (iii) Equipment Acquisition Loans in an amount not to exceed $7.5 million outstanding at any time, each of which must be repaid within six months from the date of borrowing minus (iv) the aggregate amount of reserves against Eligible Accounts Receivable and Eligible Inventory established by BTCC.


The remaining Term Loan amortizes in the following annual amounts: (i) $10.6 million in Fiscal Year 1998, (ii) $13.3 million in Fiscal Year 1999, (iii) $15.2 million in Fiscal Year 2000 and (iv) $8 million in Fiscal Year 2001.

The New Bank Credit Agreement as amended (the "Bank Credit Agreement"), requires the Company to meet certain financial covenants including, but not limited to
(1) Minimum EBITDA, (2) Current Ratio, (3) Fixed Charge Ratio and (4) Net Sale Proceeds. The Bank Credit Agreement requires prepayments in certain circumstances including: excess cash flows, proceeds from asset dispositions totaling prescribed levels, and changes in ownership. Graphics may also make voluntary prepayments of the amounts borrowed under the Bank Credit Agreement at any time, without premium or penalty, subject to certain notice and minimum amount restrictions. Each voluntary prepayment of Term Loans shall be applied to reduce the then remaining scheduled repayments in direct order of maturity. Amounts paid pursuant to repayments and prepayments of the Term Loan (including reductions in the face amounts of letters of credit) may not be reborrowed or, in the case of letters of credit, reutilized. Subject to the requirements set forth above and to certain requirements set forth in the Bank Credit Agreement, amounts borrowed under the Revolving Credit Facility may not exceed in an aggregate principal amount at any time outstanding, when added to the aggregate amount of Letter of Credit Obligations then outstanding, its Revolving Loan Percentage of the lesser of (x) the Total Revolving Loan Commitments then in effect and (y) the Borrowing Base then in effect. Graphics had outstanding borrowings under the Revolving Credit Facility of $40.7 million at March 31, 1997. The aggregate amount of letters of credit outstanding at March 31, 1997 was $4.9 million.

Interest under the Bank Credit Agreement is floating based on prevailing market rates and is computed using various rate options over periods of 30, 60, 90 or 180 days as selected by the Company. The weighted average rate on outstanding indebtedness under the Bank Credit Agreement at March 31, 1997 was 8.45%. Graphics is required to pay a commitment fee equal to 1/2% per annum of the unused commitment under the Revolving Credit Facility.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

Communications has guaranteed Graphics' indebtedness under the Bank Credit Agreement, which guarantee is secured by a pledge of all of Graphics' and its subsidiaries' stock. In addition, borrowings under the Bank Credit Agreement are secured by substantially all of the assets of Graphics. Communications is restricted under its guarantee of the Bank Credit Agreement from, among other things, entering into mergers, acquisitions, incurring additional debt, or paying cash dividends. In the event of a default under the Bank Credit Agreement the Banks have various rights and obligations under such agreement which could have an adverse impact on the Company. Should the Banks exercise their right to accelerate principal repayment as a result of an event of default, an event of default would occur under the terms of the Indenture. The Company is currently in compliance with all financial covenants set forth in the Bank Credit Agreement, as amended.


On June 30, 1997, the Company entered into a $25 million term loan facility with Bankers Trust Company and a syndicate of lenders including a $5 million participation by Morgan Stanley Senior Funding, Inc., a related party, which matures on March 31, 2001 (the "Term Loan Facility"). Net proceeds of approximately $23 million were received and used to reduce outstanding borrowings under the existing Revolving Credit Facility. Interest under the Term Loan Facility is floating based upon existing market rates plus agreed upon margin levels which escalate over the initial 24 months of the facility. In addition, the Company is required to pay certain additional cash fees on the 6, 12, 18, 24 and 30 month anniversary dates of the facility based upon the then outstanding principal amounts. The obligations under this facility are guaranteed on the same basis as the New Bank Credit Agreement although such guarantees are secured by second priority security interests in the tangible and intangible assets of the Company and such guarantors. Covenants under this agreement are substantially similar to, but in certain respects are more restrictive than, existing covenants under the Senior Subordinated Notes Indenture. Morgan Stanley Senior Funding, Inc. received transaction fees of approximately $0.3 million.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

The Notes bear interest at 12 3/4% and mature February 1, 2005. Interest on the Notes is payable semi-annually on February 1 and August 1. The Notes are redeemable at the option of Graphics in whole or in part after August 1, 2000 at 106.375% of the principal amount, declining to 100% of the principal amount, plus accrued interest, on or after August 1, 2002. Upon the occurrence of a change of control triggering event, as defined, each holder of a Note will have the right to require Graphics to repurchase all or any portion of such holder's Note at 101% of the principal amount thereof, plus accrued interest. The Notes are subordinate to all existing and future senior indebtedness, as defined, of Graphics, and are guaranteed on a senior subordinated basis by Communications.


The amortization for total long-term debt and capitalized leases at March 31, 1997 is shown below (in thousands):

                                       Long-Term              Capitalized
     Fiscal year                          Debt                   Leases
     -----------                          ----                   ------
     1998                           $    12,988               $    7,949
     1999                                15,350                    6,691
     2000                                15,793                    6,045
     2001                                49,307                    5,002
     2002                                   680                    4,352
     Thereafter                         186,584                   12,550
                                    -----------               ----------
        Total                       $   280,702                   42,589
                                    ===========
     Imputed interest                                            (10,982)
                                                              ----------
        Present value of minimum
         lease payments                                       $   31,607
                                                              ==========


Capital leases have varying maturity dates and interest rates which generally approximate 10%. The Company estimates that the carrying amounts of the Company's debt and other financial instruments appropriate their fair values at March 31, 1997 and 1996.

(10)     Income Taxes

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts as measured by tax laws and regulations. Significant components of the Company's deferred tax liabilities and assets as of March 31, 1997 and 1996 are as follows (in thousands):

                                                                March 31,
                                                                ---------
                                                           1997            1996
                                                           ----            ----

          Deferred tax liabilities:

             Book over tax basis in fixed assets          $31,402         19,473

             Foreign taxes                                  2,505          2,068

             Accumulated amortization                         483             --

             Other, net                                     4,459          3,470
                                                          -------        -------

             Total deferred tax liabilities                38,849         25,011
                                                          -------        -------

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


          Deferred tax assets:

             Bad debts                                      2,197          1,825

             Accrued expenses and other liabilities        24,953         13,389

             Accrued loss on discontinued
                operations                                    722             79

             Accumulated amortization                          --            122

             Net operating loss carryforwards              30,515         21,203

             AMT credit carryforwards                       1,262          1,262

             Cumulative translation adjustment                625            540
                                                          -------        -------



             Total deferred tax assets                     60,274         38,420

             Valuation allowance for deferred tax assets   30,138         21,210
                                                          -------        -------

             Net deferred tax assets                       30,136         17,210
                                                          -------        -------

          Net deferred tax liabilities                    $ 8,713          7,801
                                                          =======        =======


         Management has evaluated the need for a valuation allowance for all or a portion of the deferred tax assets. A valuation allowance of $30.1 million has been recorded for the excess of net operating loss carryforwards and future deductible temporary differences over future taxable temporary differences. The valuation allowance was increased by $8.9 million during the current fiscal year.


         The components of income tax expense are as follows (in thousands):


                                                       Year ended March 31,
                                                       --------------------
                                                  1997         1996        1995
                                                  ----         ----        ----

Amount attributable to continuing
     operations                                   $2,591       4,874       2,552

Amount attributable to discontinued
     operations                                       --          75       1,505
                                                  ------      ------      ------

         Total expense                            $2,591       4,949       4,057
                                                  ======      ======      ======

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements



         Income tax expense attributable to loss from continuing operations consists of (in thousands):



                                                   Year ended March 31,
                                                   --------------------
                                           1997           1996           1995
                                           ----           ----           ----

Current

     Federal                              $    --            689             93

     State                                    145            618            473

     Foreign                                1,535          3,047          1,816
                                          -------        -------        -------

     Total current                          1,680          4,354          2,382
                                          -------        -------        -------

Deferred

     Federal                                  354            513            204

     State                                    120              7            (34)

     Foreign                                  437             --             --
                                          -------        -------        -------

     Total deferred                           911            520            170
                                          -------        -------        -------


Provision for income taxes                $ 2,591          4,874          2,552
                                          =======        =======        =======

         The  effective  tax rates for the  fiscal  year  ended  March 31,  1997
         ("Fiscal  Year  1997"),  Fiscal  Year  1996 and  Fiscal  Year 1995 were
         (10.0%), (22.7%), and (136.5%), respectively. The difference between these effective rates relating to continuing operations and the statutory federal income tax rate is composed of the following items:

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements



                                                         Year ended March 31,
                                                         --------------------
                                                     1997       1996      1995
                                                     ----       ----      ----

          Statutory tax rate                         35.0%      35.0%     35.0%

          State income taxes, less Federal tax
            impact                                   (0.7)      (1.9)    (15.5)

          Foreign taxes, less Federal tax impact     (5.0)      (9.4)    (64.1)

          Amortization                              (11.9)     (16.1)   (165.4)

          Change in valuation allowance             (28.3)     (26.7)     69.8

          Other, net                                  0.9       (3.6)      3.7
                                                    -----      -----    ------

          Effective income tax rate                 (10.0)%    (22.7)%  (136.5)%
                                                    =====      =====    ======


         As of March 31, 1997, the Company had available net operating loss carryforwards ("NOL's") for state purposes of $71.9 million which can be used to offset future state taxable income. If these NOL's are not utilized, they will begin to expire in 1998 and will be totally expired in 2012.

         As of March 31, 1997, the Company had available NOL's for federal purposes of $78.6 million which can be used to offset future federal taxable income. If these NOL's are not utilized, they will begin to expire in 2006 and will be totally expired in 2012.


         The Company also had available an alternative minimum tax credit carryforward of $1.3 million which can be used to offset future taxes in years in which the alternative minimum tax does not apply. This credit can be carried forward indefinitely.


         The  Company  has   alternative   minimum   tax  net   operating   loss
         carryforwards in the amount of $61.2 million which will begin to expire in 2007 and will be completely expired in 2012.

(11)     Pension Plans

         The Company sponsors defined benefit pension plans covering full-time salaried employees of the Company who had at least one year of service at December 31, 1994. Benefits under these plans generally are based upon the employee's years of service and, in the case of salaried employees, compensation during the years immediately preceding retirement. The Company's general funding policy is to contribute amounts within the annually calculated actuarial range allowable as a deduction for federal income tax purposes. The plans' assets are maintained by trustees in separately managed portfolios consisting primarily of equity securities, bonds and guaranteed investment contracts.

         In October 1994, the Board of Directors approved an amendment to the Company's defined benefit pension plans which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995. As a result, a gain of $3.7 million was recorded in the Fiscal Year 1995 pursuant to Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


         Benefits." This curtailment gain is shown in the consolidated statement
         of  operations  net  of  a  $0.4  million   expense   associated   with
         establishing a supplemental executive retirement plan (see note 12).


         Total net periodic pension expense and its components for these plans during the periods indicated is as follows (in thousands):



                                                 Year Ended March 31,
                                                 --------------------
                                           1997       1996        1995
                                           ----       ----        ----

          Service cost                    $   446        318      1,737

          Interest cost                     3,546      3,428      3,405

          Actual return on assets          (4,349)    (6,404)       629

          Net amortization and deferral       725      3,076     (3,311)
                                          -------     ------     ------

          Total pension expense           $   368        418      2,460
                                          =======     ======     ======



         Funded status of the four plans sponsored by the Company is as follows (in thousands):



                                                              March 31,
                                                              ---------
                                                          1997           1996
                                                          ----           ----

        Actuarial present value of accumulated
          benefit obligations:

           Vested                                       $ 47,756         47,404

           Non-vested                                        829          1,488
                                                        --------       --------

                                                        $ 48,585         48,892
                                                        ========       ========

           Projected benefit obligations                $ 48,585         48,892

           Plan assets on deposit with trustees
             at fair value                                41,436         38,035
                                                        --------       --------

           Projected benefit obligations in
             excess of plan assets                        (7,149)       (10,857)

           Unrecognized:

                Net gain                                  (3,146)          (881)

                Prior service cost                          (784)          (942)
                                                        --------       --------

           Pension liability recognized in
               consolidated balance sheets              $(11,079)       (12,680)
                                                        ========       ========

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

         The above pension liability balance is recorded in the consolidated balance sheets as follows (in thousands):


                                                           March 31,
                                                           ---------
                                                     1997           1996
                                                     ----           ----

          Accrued expenses - employee benefits    $      771          4,216

          Other liabilities                           10,308          8,464
                                                  ----------       --------

                                                  $   11,079         12,680
                                                  ==========       ========


         The pension liability at March 31, 1997 and 1996 reflects the impact of changes in certain assumptions effective during such times as follows:


                                                            March 31,
                                                            ---------
                                                     1997      1996    1995
                                                     ----      ----    ----

         Discount rate:

           Pension expense                           7.50%     8.75%    8.75%

           Funded status                             7.75%     7.50%    8.75%

         Rate of increase in compensation levels      N/A       N/A     6.00%


         The expected long-term rate of return on plan assets was 9.25% in the Fiscal Years 1997, 1996 and 1995.

(12)     Other Postretirement Benefits


         The Company provides certain other postretirement benefits for employees, primarily life and health insurance. Full-time employees who have attained age 55 and have at least five years of service are entitled to postretirement health care and life insurance coverage. Postretirement life insurance coverage is provided at no cost to eligible retirees. Special cost sharing arrangements for health care coverage are available to employees whose age plus years of service at the date of retirement equals or exceeds 85 ("Rule of 85"). Any eligible retiree not meeting the Rule of 85 must pay 100% of the required health care insurance premium.

         Effective January 1, 1995, the Company amended the health care plan changing the health care benefit for all employees retiring on or after January 1, 2000. This amendment had the effect of reducing the accumulated postretirement benefit obligation by approximately $3 million. This reduction is reflected as unrecognized prior service cost and is being amortized on a straight line basis over 15.6 years, the average remaining years of service to full eligibility of active plan participants at the date of the amendment.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


The following table sets forth the plan's funded status, reconciled with amounts recognized in the Company's consolidated balance sheets at March 31, 1997 and 1996 (in thousands):



                                                                    March 31,
                                                                    ---------
                                                                1997       1996
                                                                ----       ----

Accumulated postretirement benefit obligation:

         Retirees                                              $2,371      3,193

         Active plan participants                               1,022      1,071
                                                               ------     ------

         Total                                                  3,393      4,264

Plan assets at fair value                                          --         --
                                                               ------     ------

Accumulated postretirement benefit obligation in
         excess of plan assets                                  3,393      4,264

Unrecognized prior service cost                                 2,584      2,778

Unrecognized net gain                                           1,694        922
                                                               ------     ------

Accrued postretirement benefit cost                            $7,671      7,964
                                                               ======     ======



The estimated current portion of the above accrued postretirement benefit cost is $0.3 million and is included in accrued expenses in the accompanying consolidated balance sheet at March 31, 1997. The remaining $7.4 million is included in other liabilities.


Net periodic postretirement benefit cost for the periods indicated included the following components (in thousands):



                                                          Year ended March 31,
                                                          --------------------
                                                       1997      1996     1995
                                                       ----      ----     ----

Service cost attributed to service during the period   $  40       35      254

Interest cost in accumulated postretirement benefit
 obligation                                              250      317      512

Amortization of net gain from earlier periods            (92)     (67)      --

Amortization of prior service cost                      (194)    (194)     (48)
                                                       -----    -----    -----

Net periodic postretirement benefit cost               $   4       91      718
                                                       =====    =====    =====

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

         The significant assumptions used in determining postretirement benefit cost and the accumulated postretirement benefit obligation were as follows:



                                                    March 31,
                                                    ---------
                                        1997          1996          1995
                                        ----          ----          ----

           Discount rate - expense      7.50%         8.75%         8.75%

           Discount rate - APBO         7.75%         7.50%         8.75%



         The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation at March 31, 1997 was 10.55% gradually declining to 5.75% in the year 2005 and forward. The effect of a one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of March 31, 1997 by approximately 8%, and the aggregate of the service and interest cost components of net annual postretirement benefit cost by approximately 7%.


         Supplemental Executive Retirement Plan


         In October 1994, the Board of Directors approved a new Supplemental Executive Retirement Plan ("SERP"), which is a defined benefit plan, for certain key executives. Such benefits will be paid from the Company's assets. The unfunded accumulated benefit obligation under this plan is approximately $1.2 million. The Company recognized a $0.4 million expense associated with the establishment of the SERP. This expense was shown netted with the gain from curtailment of defined benefit pension plans in the consolidated statement of operations for the Fiscal Year 1995.

(13)     401(k) Defined Contribution Plan

         Effective January 1, 1995, the Company amended its 401(k) defined contribution plan. Eligible participants may contribute up to 15% of their annual compensation subject to maximum amounts established by the Internal Revenue Service and receive a matching employer contribution on amounts contributed. The employer matching contribution is made bi-weekly and equals 2% of annual compensation for all plan participants plus 50% of the first 6% of annual compensation contributed to the plan by each employee, subject to maximum amounts established by the Internal Revenue Service. The Company's contribution under this Plan amounted to $3.9 million during Fiscal Year 1997, $3.3 million during Fiscal Year 1996 and $0.7 million during the three months ended March 31, 1995.

(14)     Capital Stock

         Stock Option Plan

         In 1993, the Company established the Sullivan Communications, Inc. Stock Option Plan. This plan, as amended, (the "Stock Option Plan") is administered by a committee of the Board of Directors (the "Committee") and provides for granting up to 20,841 shares of Communications Common Stock ("Common Stock"). Stock options may be granted under the Stock Option Plan to officers and other key employees of the Company (the "Participants") at the exercise price per share of Common Stock, as determined at the time of grant by the Committee in its sole discretion. All options are 25% exercisable on the first anniversary date of a grant and vest in additional 25% increments on each of the next three anniversary dates of each grant. All options expire 10 years from date of grant.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


         A summary of activity under the Stock Option Plan is as follows:


                                                              Options
                                                              -------

          Outstanding at April 1, 1994                          8,024

          Granted                                               7,240

          Exercised                                                --

          Canceled                                                 --
                                                              -------
          Outstanding at March 31, 1995                        15,264

          Granted                                               2,497

          Exercised                                                --

          Canceled                                             (1,262)
                                                              -------
          Outstanding at March 31, 1996                        16,499

          Granted                                               6,015

          Exercised                                                --

          Canceled                                             (3,108)
                                                              -------
          Outstanding at March 31, 1997                        19,406
                                                              =======



         All options were granted with a $50 exercise price. The weighted average fair value of options granted at the grant date was $0 for both fiscal years ending March 31, 1997 and 1996. The weighted average remaining contractual life of the options outstanding at March 31, 1997, 1996 and 1995, is 7.6 years, 7.9 years and 8.7 years, respectively. Of the options outstanding; 9,004, 5,507 and 2,007 were exercisable at March 31, 1997, 1996 and 1995, respectively. A total of 1,435 shares of Communications Common Stock were reserved for issuance, but not granted under the Stock Option Plan at March 31, 1997.

         In October 1995, the Financial  Accounting  Standards Board issued SFAS
         123. This new standard defines a fair value based method of accounting for employee stock options and other similar equity instruments. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under APB 25, the former standard. The Company has elected to follow APB 25 and related Interpretations in accounting for its stock compensation plans because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The effects of applying SFAS 123 for either recognizing compensation expense or providing pro forma disclosures are not likely to be representative of the effects on future years.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


         Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for Fiscal Years 1997 and 1996, respectively: risk-free interest rates of 6.5% and 6.3%; no annual dividend yield; volatility factors of 0; and an expected option life of 5 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Because the fair value of the Company's options equals $0, there is no pro forma disclosure for Fiscal Years 1997 and 1996.

(15)     Commitments and Contingencies

         The Company incurred rent expense for the Fiscal Years 1997, 1996 and 1995 of $5.4 million, $4.9 million and $4.2 million, respectively, under various operating leases. Future minimum rental commitments under existing operating lease arrangements at March 31, 1997 are as follows (in thousands):


               Fiscal Year
               -----------

               1998                               $ 4,218

               1999                                 3,612

               2000                                 3,027

               2001                                 2,507

               2002                                 1,567

               Thereafter                           5,716
                                                  -------
                         Total                    $20,647
                                                  =======


         The Company has employment agreements with one of its principal officers and four other employees. Such agreements provide for minimum salary levels as well as for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at March 31, 1997, excluding bonuses, was approximately $2.4 million.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


         On December 21, 1989, Graphics sold CPS, its ink manufacturing operations and facilities. Graphics remains contingently liable under $3.7 million of industrial revenue bonds assumed by the purchaser ("CPS Buyer") in this transaction. The CPS Buyer which assumed these
         liabilities  has  agreed  to  indemnify   Graphics  for  any  resulting
         obligation and has also provided an irrevocable letter of credit in favor of the holders of such bonds. Accordingly, management believes that any obligation of Graphics under this contingency is unlikely.

         Concurrent with the CPS sale, Graphics entered into a long-term ink supply contract with the CPS Buyer. The supply contract requires Graphics to purchase substantially all of its ink requirements, within certain limitations and minimums, from the CPS Buyer. Graphics believes that prices for products under this contract approximate market prices at the time of purchase of such products.


         Graphics, together with over 300 other persons, has been designated by the U.S. Environmental Protection Agency as a potentially responsible party (a "PRP") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA," also known as "Superfund") at one Superfund site. Although liability under CERCLA may be imposed on a joint and several basis and the Company's ultimate liability is not precisely determinable, the PRPs have agreed that Graphics' share of removal costs is 0.46% and therefore Graphics believes that its share of the anticipated remediation costs at such site will not be material to its business or financial condition. Based upon an analysis of Graphics' volumetric share of waste contributed to the site and the agreement among the PRPs, the Company has a reserve of approximately $0.1 million in connection with this liability on its consolidated balance sheet at March 31, 1997. The Company believes this amount is adequate to cover such liability.


         The Company has been named as a defendant in several legal actions arising from its normal business activities. In the opinion of management, any liability that may arise from such actions will not have a material adverse effect on the consolidated financial statements of the Company.


(16)     Significant Customers

         No single customer represented 10% or more of total sales in the fiscal year ended March 31, 1997. The sales of Best Buy Co. for Fiscal Year 1996 amounted to approximately 12.7% of the Company's consolidated sales. Receivables outstanding from these sales were approximately $1.1 million and $5.9 million at March 31, 1997 and March 31, 1996, respectively. No single customer represented 10% or more of total sales in the fiscal year ended March 31, 1995.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


(17)     Interim Financial Information (Unaudited)


         Quarterly financial information follows (in thousands):



                                                          (a)           (b)
                                                       American         SMC
                                      Quarter as       Color/SVP   Discontinued  Revised
                                        Issued          Reclass     Operations   Quarter
                                        ------          -------     ----------   -------

Fiscal Year 1997:

    Quarter Ended June 30, 1996:
      Net Sales                         $ 139,704           --       (1,603)     138,101
      Gross Profit                      $  15,393           --         (624)      14,769
      Net Loss                          $  (7,604)          --           --       (7,604)

    Quarter Ended September 30, 1996:
      Net Sales                           138,495           --       (2,705)     135,790
      Gross Profit                         17,490           --       (1,167)      16,323
      Net Loss                             (7,548)          --           --       (7,548)

    Quarter Ended December 31, 1996:
      Net Sales                           136,472           --       (1,153)     135,319
      Gross Profit                         19,719           --         (159)      19,560
      Net Loss                             (4,339)          --           --       (4,339)

    Quarter Ended March 31, 1997:
      Net Sales                           119,666           --       (4,325)     115,341
      Gross Profit                         15,915           --       (1,896)      14,019
      Net Loss                            (12,212)          --           --      (12,212)

Totals:
    Net Sales                           $ 534,337           --       (9,786)     524,551
    Gross Profit                        $  68,517           --       (3,846)      64,671
    Net Loss                            $ (31,703)          --           --      (31,703)

Fiscal Year 1996:

    Quarter Ended June 30, 1995:
      Net Sales                         $ 124,490           --         (258)     124,232
      Gross Profit                      $  19,102       (2,320)         (52)      16,730
      Net Loss                          $  (7,278)          --           --       (7,278)

    Quarter Ended September 30, 1995:
      Net Sales                           130,653           --       (1,404)     129,249
      Gross Profit                         19,020       (1,825)        (571)      16,624
      Loss before extraordinary item       (4,945)          --           --       (4,945)
      Net Loss                             (9,471)          --           --       (9,471)

    Quarter Ended December 31, 1995:
      Net Sales                           153,308           --       (1,344)     151,964
      Gross Profit                         22,415       (2,709)        (416)      19,290
      Net Income                               73           --           --           73

    Quarter Ended March 31, 1996:
      Net Sales                           127,891           --       (3,813)     124,078
      Gross Profit                         16,101       (2,421)      (1,911)      11,769
      Net Loss                            (12,651)          --           --      (12,651)

Totals:
    Net Sales                           $ 536,342           --       (6,819)     529,523
    Gross Profit                        $  76,638       (9,275)      (2,950)      64,413
    Loss before extraordinary item      $ (24,801)          --           --      (24,801)
    Net Loss                            $ (29,327)          --           --      (29,327)





                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements




(a) In Fiscal Year 1997, American Color began presenting certain of its costs previously classified as selling, general and administrative expenses as cost of sales to more closely conform with the print sector presentation. In Fiscal Year 1997, SVP reclassed certain of its costs between selling, general and administrative costs and cost of sales to more closely conform with the other print plants. As a result, Fiscal Year 1996 and Fiscal Year 1995 have been reclassified to conform with Fiscal Year 1997 presentation.

(b) In February 1997, the Company shut down the operations of its wholly-owned subsidiary SMC. The resulting effect of this change is a retroactive restatement of Fiscal Year 1996 reclassing SMC's results of operations to Discontinued Operations (see note 5).

(18)     Restructuring Costs and Other Special Charges

         In April 1995, the Company implemented a plan for its American Color division which was designed to improve productivity, increase customer service and responsiveness, and provide increased growth in the digital imaging and prepress services business. The cost of this plan was accounted for in accordance with the guidance set forth in Emerging Issues Task Force Issue 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). The pretax costs of $5 million which were incurred as a part of this plan represent employee termination, goodwill write-down and other related costs that were incurred as a direct result of the plan. Approximately $0.9 million of restructuring costs primarily related to relocation expenses were recognized in Fiscal Year 1997. In Fiscal Year 1996 the Company recognized $4.1 million of such restructuring charges, which included $0.9 million of goodwill write-down, and $3.2 million primarily for severance and other personnel related costs. The goodwill written down was the portion related to certain facilities that were either shut down or relocated in conjunction with the American Color restructuring.

         During Fiscal Year 1997 and Fiscal Year 1996, the Company recorded special charges totalling $1.9 million and $3.4 million, respectively, for impaired long-lived assets and to adjust the carrying values of idle, disposed and under performing assets to estimated fair values. The provisions were based on a review of long-lived assets in connection with the adoption of FASB 121. Of the Fiscal Year 1997 total long-lived assets that were adjusted based on being idle, disposed of or under performing, approximately $0.4 million and $1.5 million related to the print and American Color sectors, respectively. Fair value was based on the Company's estimate of held and used and idle assets based on current market conditions using the best information available. Approximately $2 million of the Fiscal Year 1996 total related to the print sector's long-lived assets, respectively that were adjusted based on being idle, disposed of or under performing. The remaining $1.4 million of the Fiscal Year 1996 total related to the American Color sector. The estimated undiscounted future cash flows attributable to certain American Color division identifiable long-lived assets held and used was less than their carrying value principally as a result of high levels of ongoing technological change. The methodology used to assess the recoverability of the American Color sector long-lived assets involved projecting aggregate cash flows. Based on this evaluation, the Company determined in Fiscal Year 1996 that long-lived assets with a carrying amount of $2.2 million were impaired and wrote them down by $1.4 million to their fair value. Fair value was based on Company estimates and appraisals. Such special charges are classified as restructuring costs and other special charges in the consolidated statement of operations.

                          SULLIVAN COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements


(19)     Non-recurring Charge Related to Terminated Merger


         The Company recognized $1.5 million of expenses related to a terminated merger in Fiscal Year 1996.


(20)     Non-recurring Charge Related to Resignation of Chief Executive Officer

         A non-recurring charge of $1.9 million relating to the resignation of the Company's Chief Executive Officer was recorded in Fiscal Year 1997, and is classified as a selling, general and administrative expense. Payments under the related agreement continue through 2001, subject to certain requirements.

(21)     Summarized Financial Information of Sullivan Graphics, Inc.

         Summary   financial   information  for   Communications'   wholly-owned
         subsidiary,   Sullivan   Graphics,   Inc.,   which   is  the   same  as
         Communications is as follows (in thousands):


                                                              March 31,
                                                              ---------
Balance sheet data:                                    1997               1996
                                                      ------             ------
Current assets                                       $ 70,077             85,519

Noncurrent assets                                     263,898            265,662

Current liabilities                                    78,675             75,907

Noncurrent liabilities                                331,618            319,670




                                                 Year ended March 31,
                                                 --------------------
                                        1997             1996              1995
                                        ----             ----              ----

Statement of operations data:

Sales                                $ 524,551          529,523          433,198

Operating income                        10,372           12,716           24,450

Net (loss) income                      (31,703)         (29,327)          13,162

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.      Indemnification of Directors and Officers.

Graphics

        The Business Corporation Law of the State of New York (the "New York Law") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Pursuant to the New York Law, Graphics has included in its Certificate of Incorporation and bylaws a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by the New York Law and to provide that Graphics shall indemnify its directors and officers to the fullest extent permitted by the New York Law.

Communications

        The General Corporation Law of the State of Delaware (the "Delaware Law") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Pursuant to the Delaware Law, Communications has included in its Restated Certificate of Incorporation and bylaws a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by the Delaware Law and to provide that Communications shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law.

        Each party to the Stockholders' Agreement has agreed that no past, current or future director or officer of Communications shall have any liability (whether direct or indirect, in contract, tort or otherwise) to such party arising out of or relating to any action or omission of such director or officer in his or her capacity as a director or officer of Communications, except to the extent that any loss, claim, damage or liability is found in a final judgment of a court to have resulted from such director's or officer's bad faith, willful misconduct or gross negligence. Furthermore, each party to the Stockholders' Agreement will discharge and release each such director and officer from, and waive and relinquish any and all rights to, any and all claims, demands, rights of action or causes of action arising out of or relating to any action or omission of such director or officer in his or her capacity as a director or officer of Communications, except to the extent that any loss, claim, damage or liability is found in a final judgment of a court to have resulted from such director's or officer's bad faith, willful misconduct or gross negligence.

Item 15.       Recent Sales of Unregistered Securities.

               None.

Item 16.       Exhibits and Financial Statement Schedules.

        (a)    Exhibits.


         3.1   Certificate of Incorporation of Graphics, as amended to date*
         3.2   By-laws of Graphics, as amended to date*
         3.3+ Restated Certificate of Incorporation of Communications, as amended to date
         3.4   By-laws of Communications, as amended to date*
         4.1+ Indenture (including the form of New Note), dated as of August 15, 1995, among Graphics, Communications and NationsBank of Georgia, National Association, as Trustee
         4.2+ Registration Agreement, dated as of August 10, 1995, among Graphics, Communications and MS&Co.

         5.1+ Opinion of Shearman & Sterling regarding the legality of the securities being registered
         8.1+  Opinion of Shearman & Sterling regarding tax matters
        10.1+ Credit Agreement, dated as of August 15, 1995, among Communications, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto
       10.1(a) January 10, 1996, First Amendment to Credit Agreement, dated as of August 15, 1995, among Communications, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto***
       10.1(b) March 6, 1996, Second Amendment to Credit Agreement, dated as of
               August 15, 1995, among Communications, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto****
       10.1(c) June 6, 1996, Third Amendment to Credit Agreement, dated as of
               August 15, 1995, among Communications, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto****
       10.1(d) August 13, 1996, Fourth Amendment to Credit Agreement, dated as of August 15, 1995, among Communications, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto*****
       10.1(e) February 27, 1997, Fifth Amendment to Credit Agreement, dated as of August 15, 1995, among Communications, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto******
       10.1(f) June 30, 1997, Sixth Amendment to Credit Agreement, dated as of
               August 15, 1995, among Communications, Graphics, BT Commercial Corporation, as Agent, Bankers Trust Company, as Issuing Bank, and the parties signatory thereto
       10.1(g) Term Loan Agreement, dated as of June 30, 1997, among
               Communications, Graphics, Bankers Trust Company, as Administrative Agent, and the parties signatory thereto
       10.2+ Agreement and Plan of Merger, dated as of August 14, 1995, among Communications, Graphics and Shakopee
       10.3 Resignation Letter, dated as of September 18, 1996, between Graphics and James T. Sullivan*****
       10.4(a) Employment Agreement, dated as of April 8, 1993, between Graphics and Stephen M. Dyott*
       10.4(b)+ Amendment to Employment Agreement, dated December 1, 1994, between Graphics and Stephen M. Dyott
       10.4(c)+ Amendment to Employment Agreement, dated February 15, 1995, between Graphics and Stephen M. Dyott
       10.4(d)+ Amendment to Employment Agreement, dated September 18, 1996, between Graphics and Stephen M. Dyott*****
       10.5 Employment Agreement, dated as of February 19, 1996, between Graphics and Terrence M. Ray******
       10.6 Severance Letter, dated April 8, 1993, between Graphics and Joseph M. Milano**
       10.6(a) October 12, 1995, Amendment to Severance Letter, dated April 8,
               1993, between Graphics and Joseph M. Milano***
       10.7 Severance Letter, dated April 8, 1993, between Graphics and Timothy M. Davis**
       10.7(a) October 12, 1995, Amendment to Severance Letter, dated April 8,
               1993, between Graphics and Timothy M. Davis***
       10.9+ Amended and Restated Stockholders' Agreement, dated as of August 14, 1995, among Communications, the Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P. and the additional parties named therein
       10.10 Purchase Agreement between Guy Gannett Communications and Shakopee, dated November 23, 1994**
       10.11+ First Amendment Agreement, dated as of December 22, 1994, between Guy Gannett Communications and Shakopee
       10.12+ Second Amendment Agreement, dated as of March 27, 1995, between Guy Gannett Communications and Shakopee
       10.13+  Stock Option Plan of Communications
       10.14 Purchase Agreement between ComCorp, Inc., Graphics and Gowe Inc., dated March 12, 1996****
       12.1    Statements re computation of ratio of earnings to fixed charges

        21.1   List of Subsidiaries of Communications******
        23.1   Consent of Ernst & Young LLP
        23.4+ Consent of Shearman & Sterling (included in its opinion filed as Exhibit 5.1)
        24.1+  Powers of Attorney
        25.1+ Statement of Eligibility of NationsBank of Georgia, National Association on Form T-1 (bound separately)


 ---------
* Incorporated by reference from Amendment No. 2 to Form S-1 filed on October 4, 1993 - Registration number 33-65702.
** Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1995 - Commission file number 33-31706-01.
*** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 - Commission file number 33-31706-01.
**** Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1996 - Commission file number 33-97090.
***** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 - Commission file number 33-97090.
****** Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1997 - Commission file number 33-97090.
+      Previously filed.


        (b)       Financial Statement Schedules.

       The following Financial Statement Schedules are included as part of the Registration Statement:

         Schedule I:         Condensed financial information of Registrant
         Schedule II:        Valuation and qualifying accounts

         All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required, are inapplicable or have been disclosed in the notes to the consolidated financial statements and therefore have been omitted.

Item 17. Undertakings.

         The Registrants hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 20 "Indemnification of Directors and Officers", above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the paying by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, Sullivan Graphics, Inc. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 9, 1997.


                                            SULLIVAN GRAPHICS, INC.


                                            By:  /s/ Joseph M. Milano
                                                -------------------------------
                                                 Joseph M. Milano
                                                 Senior Vice President and
                                                   Chief Financial Officer




         Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on July 9, 1997.

        Signature                         Title
        ---------                         -----

           *                   Chairman, Chief Executive Officer, President and
--------------------------       Director
Stephen M. Dyott               (Principal Executive Officer)

/s/ Joseph M. Milano           Senior Vice President and Chief Financial Officer
--------------------------     (Principal Financial Officer)
Joseph M. Milano

           *                   Vice President/Controller
--------------------------     (Principal Accounting Officer)
Patrick W. Kellick

           *                   Director
--------------------------
Frank V. Sica

/s/ Eric T. Fry                Director
--------------------------
Eric T. Fry

*By:  /s/ Joseph M. Milano     Attorney-in-fact
     ---------------------
         Joseph M. Milano

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, Sullivan Communications, Inc. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 9, 1997.


                                                 SULLIVAN COMMUNICATIONS, INC.


                                            By:  /s/ Joseph M. Milano
                                                -------------------------------
                                                 Joseph M. Milano
                                                 Senior Vice President and
                                                   Chief Financial Officer




         Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on July 9, 1997.

        Signature                         Title
        ---------                         -----

           *                   Chairman, Chief Executive Officer, President and
--------------------------       Director
Stephen M. Dyott               (Principal Executive Officer)

/s/ Joseph M. Milano           Senior Vice President and Chief Financial Officer
--------------------------     (Principal Financial Officer)
Joseph M. Milano

           *                   Vice President/Controller
--------------------------     (Principal Accounting Officer)
Patrick W. Kellick

           *                   Director
--------------------------
Frank V. Sica

/s/ Eric T. Fry                Director
--------------------------
Eric T. Fry

*By:  /s/ Joseph M. Milano     Attorney-in-fact
     ---------------------
         Joseph M. Milano

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

SCHEDULE I:  Condensed Financial Information of Registrant                  S-2

SCHEDULE II:  Valuation and Qualifying Accounts                             S-8

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          SULLIVAN COMMUNICATIONS, INC.
                               Parent Company Only
                            Condensed Balance Sheets
                    (Dollars in thousands, except par values)








                                                                  March 31,
                                                                  ---------
                                                             1997           1996
                                                             ----           ----
Assets
------
Current assets:
   Receivable from subsidiary for income
   taxes                                                      $128           134
                                                              ----          ----
         Total assets                                         $128           134
                                                              ====          ====






















See accompanying notes to condensed financial statements.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          SULLIVAN COMMUNICATIONS, INC.
                               Parent Company Only
                            Condensed Balance Sheets
                    (Dollars in thousands, except par values)





                                                                             March 31,
                                                                             ---------

Liabilities and Stockholders' Deficit                                  1997           1996
-------------------------------------                                  ----           ----
Current liabilities
    Income taxes payable                                            $     128            134
                                                                    ---------      ---------
    Total current liabilities                                             128            134
Liabilities of subsidiary in excess of assets                          76,318         44,396
                                                                    ---------      ---------
    Total liabilities                                                  76,446         44,530
                                                                    ---------      ---------
Stockholders' deficit:
    Common stock, voting, $.01 par value, 5,852,223 shares
      authorized, 123,889 shares issued and outstanding                     1              1
    Series A convertible preferred stock, $.01 par value, 4,000 shares authorized, issued and outstanding, $40,000,000
      liquidation preference                                               --             --
    Series B convertible preferred stock, $.01 par value, 1,750 shares authorized, issued and outstanding, $17,500,000
      liquidation preference                                               --             --
    Additional paid-in capital                                         57,499         57,499
    Accumulated deficit                                              (132,228)      (100,525)
    Cumulative translation adjustment                                  (1,590)        (1,371)
                                                                    ---------      ---------
    Total stockholders' deficit                                       (76,318)       (44,396)
                                                                    ---------      ---------
Commitments and contingencies
    Total liabilities and stockholders' deficit                     $     128            134
                                                                    =========      =========















See accompanying notes to condensed financial statements.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          SULLIVAN COMMUNICATIONS, INC.
                               Parent Company Only
                       Condensed Statements of Operations
                                 (In thousands)




                                                     Year Ended March 31,
                                                     --------------------
                                             1997          1996           1995
                                             ----          ----           ----

Equity in (loss) income of subsidiary       $(31,703)      (29,327)       13,162
                                            --------       -------        ------

Net (loss) income                           $(31,703)      (29,327)       13,162
                                            ========       =======        ======
































See accompanying notes to condensed financial statements.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          SULLIVAN COMMUNICATIONS, INC.
                               Parent Company Only
                       Condensed Statements of Cash Flows
                                 (In thousands)







                                                          Year Ended March 31,
                                                    ----------------------------

                                                       1997      1996      1995
                                                     -------    ------    ------
Cash flows from operating activities                      --        --        --

Cash flows from investing activities                      --        --        --

Cash flows from financing activities                      --        --        --
                                                     -------    ------    ------

              Net change in cash                          --        --        --
                                                     =======    ======    ======



























See accompanying notes to condensed financial statements.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          SULLIVAN COMMUNICATIONS, INC.
                               Parent Company Only
                     Notes to Condensed Financial Statements


Description of Sullivan Communications, Inc.

Sullivan Communications, Inc. ("Communications"), together with its wholly-owned subsidiary, Sullivan Graphics, Inc. ("Graphics"), collectively the ("Company"), was formed in April 1989 under the name GBP Holdings, Inc. to effect the purchase of all the capital stock of GBP Industries, Inc. from its stockholders in a leveraged buyout transaction. In October 1989, GBP Holdings, Inc. changed its name to Sullivan Holdings, Inc. and GBP Industries, Inc. changed its name to Sullivan Graphics, Inc. Effective June 1993, Sullivan Holdings, Inc. changed its name to Sullivan Communications, Inc.

Communications has no operations or significant assets other than its investment in Graphics. Communications is dependent upon distributions from Graphics to fund its obligations. Under the terms of its debt agreements at March 31, 1997, Graphics' ability to pay dividends or lend to Communications is either restricted or prohibited, except that Graphics may pay specified amounts to Communications to fund the payment of Communications' obligations pursuant to a tax sharing agreement (see note 4).

On April 8, 1993 (the "Acquisition Date"), pursuant to an Agreement and Plan of Merger dated as of March 12, 1993, as amended (the "Merger Agreement"), between Communications and SGI Acquisition Corp. ("Acquisition Corp."), Acquisition Corp. was merged with and into Communications (the "Acquisition"). Acquisition Corp. was formed by The Morgan Stanley Leveraged Equity Fund II, L.P., certain institutional investors and certain members of management (the "Purchasing Group") for the purpose of acquiring a majority interest in Communications. Acquisition Corp. acquired a substantial and controlling majority interest in Communications in exchange for $40 million in cash. In the Acquisition, Communications continued as the surviving corporation and the separate corporate existence of Acquisition Corp. was terminated.

In connection with the Acquisition, the existing consulting agreement with the managing general partner of Communications' majority stockholder was terminated and the related liabilities of Communications were canceled. The agreement required Communications to make minimum annual payments of $1 million for management advisory services subject to limitations in Graphics' debt agreements. No amounts were paid during the periods presented in these condensed financial statements.

         1.       Basis of Presentation


                  The accompanying condensed financial statements (parent company only) include the accounts of Communications and its investments in Graphics accounted for in accordance with the equity method, and do not present the financial statements of Communications and its subsidiary on a consolidated basis. These parent company only financial statements should be read in conjunction with the Company's consolidated financial statements. The Acquisition was accounted for under the purchase method of accounting applying the provisions on Accounting Principles Boards Opinion No. 16 ("APB 16").

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          SULLIVAN COMMUNICATIONS, INC.
                               Parent Company Only
                     Notes to Condensed Financial Statements

         2.       Guarantees

                  As  set  forth  in  the   Company's   consolidated   financial
                  statements,   substantially   all   of   Graphics'   long-term
                  obligations have been guaranteed by Communications.

                  Communications has guaranteed Graphics' indebtedness under the Bank Credit Agreement, which guarantee is secured by a pledge of all of Graphics' stock. Borrowings under the Bank Credit Agreement are secured by substantially all assets of Graphics. Communications is restricted under its guarantee of the Bank Credit Agreement from, among other things, entering into mergers, acquisitions, incurring additional debt, or paying cash dividends.

                  On August 15, 1995, Graphics issued $185 million of Senior Subordinated Notes (the "Notes") bearing interest at 12 3/4% and maturing August 1, 2005. The Notes are guaranteed on a senior subordinated basis by Communications and are subordinate to all existing and future senior indebtedness, as defined, of Graphics.

         3.       Dividends from Subsidiaries and Investees

                  No cash dividends were paid to Communications from any consolidated subsidiaries, unconsolidated subsidiaries or investees accounted for by the equity method during the periods reflected in these condensed financial statements.

         4.       Tax Sharing Agreement

                  Communications and Graphics are parties to a tax sharing agreement effective July 27, 1989. Under the terms of the agreement, Graphics (whose income is consolidated with that of Communications for federal income tax purposes) is liable to Communications for amounts representing federal income taxes calculated on a "stand-alone basis". Each year Graphics pays to Communications the lesser of (i) Graphics' federal tax liability computed on a stand-alone basis and (ii) its
                  allocable   share  of  the  federal  tax   liability   of  the
                  consolidated group. Accordingly, Communications is not currently reimbursed for the separate tax liability of Graphics to the extent Communications' losses reduce consolidated tax liability. Reimbursement for the use of such Communications' losses will occur when the losses may be used to offset Communications' income computed on a stand-alone basis. Graphics has also agreed to reimburse Communications in the event of any adjustment (including interest or penalties) to consolidated income tax returns based upon Graphics' obligations with respect thereto. Also, under the terms of the tax sharing agreement, Communications has agreed to reimburse Graphics for refundable federal income taxes equal to an amount which would be refundable to Graphics had Graphics filed separate federal income tax returns for all years under the agreement. Graphics and Communications have also agreed to treat foreign, state and local income and franchise taxes for which there is consolidated or combined reporting in a manner consistent with the treatment of federal income taxes as described above.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                          SULLIVAN COMMUNICATIONS, INC.





                                                                                           Balance
                                      Balance at     Additions                               at
                                     Beginning of    Charged to                 Other      End of
                                        Period         Expense   Write-offs   Adjustments  Period
                                        ------         -------   ----------   -----------  ------
                                                                 (in thousands)
Fiscal Year ended March 31, 1997
     Allowance for doubtful accounts     $ 4,830        4,847     (3,798)          --        5,879
     Reserve for inventory
     obsolescence -
       spare parts                       $   100          --          --           --          100
     Reserve for inventory
     obsolescence -
       paper & ink                       $   611         318         (45)        (815)          69
     Income tax valuation allowance      $21,210          --          -- (a)    8,928       30,138

Fiscal Year ended March 31, 1996
     Allowance for doubtful accounts     $ 3,174       3,619      (1,963)          --        4,830
     Reserve for inventory
     obsolescence -
       spare parts                       $   100          --          --           --          100
     Reserve for inventory
     obsolescence -
       paper & ink                       $    50          --          --          561          611
     Income tax valuation allowance      $13,808          --          -- (a)    7,402       21,210

Fiscal Year ended March 31, 1995
     Allowance for doubtful accounts     $ 2,828         879      (1,402)         869        3,174
     Reserve for inventory
     obsolescence -
       spare parts                       $   100          --          --           --          100
     Reserve for inventory
     obsolescence -
       paper & ink                       $    50          --          --           --           50
     Income tax valuation allowance      $19,430          --          -- (b)   (5,622)      13,808


----------
(a) The increase in the valuation allowance primarily relates to current year losses for which no tax benefit has been recorded.

(b)      The  decrease  in  the  valuation   allowance   primarily   relates  to
         utilization of prior year losses for which benefit was not recorded against current year income.

                                  EXHIBIT INDEX

                                                                                Sequentially
                                                                                  Numbered
Exhibit No.       Description                                                       Page
-----------       -----------                                                       ----

     3.1       Certificate of Incorporation of Graphics, as amended to date*
     3.2       By-laws of Graphics, as amended to date*
     3.3+      Restated  Certificate  of  Incorporation  of  Communications,  as
               amended to date
     3.4       By-laws of Communications, as amended to date*
     4.1+      Indenture  (including  the form of New Note),  dated as of August
               15, 1995,  among  Graphics,  Communications  and  NationsBank  of
               Georgia, National Association, as Trustee
     4.2+      Registration  Agreement,  dated  as of  August  10,  1995,  among
               Graphics, Communications and MS&Co.
     5.1+      Opinion of  Shearman & Sterling  regarding  the  legality  of the securities being registered
     8.1+      Opinion of Shearman & Sterling regarding tax matters
     10.1+     Credit   Agreement,   dated  as  of  August   15,   1995,   among
               Communications,  Graphics, BT Commercial  Corporation,  as Agent,
               Bankers Trust Company, as Issuing Bank, and the parties signatory thereto
     10.1(a)   January 10, 1996, First Amendment to Credit  Agreement,  dated as of August 15, 1995, among Communications, Graphics, BT Commercial
               Corporation,  as Agent,  Bankers Trust Company,  as Issuing Bank,
               and the parties signatory thereto***
     10.1(b)   March 6, 1996, Second Amendment to Credit Agreement,  dated as of
               August 15, 1995, among  Communications,  Graphics,  BT Commercial
               Corporation,  as Agent,  Bankers Trust Company,  as Issuing Bank,
               and the parties signatory thereto****
     10.1(c)   June 6, 1996,  Third Amendment to Credit  Agreement,  dated as of
               August 15, 1995, among  Communications,  Graphics,  BT Commercial
               Corporation,  as Agent,  Bankers Trust Company,  as Issuing Bank,
               and the parties signatory thereto****
     10.1(d)   August 13, 1996, Fourth Amendment to Credit  Agreement,  dated as of August 15, 1995, among Communications, Graphics, BT Commercial
               Corporation,  as Agent,  Bankers Trust Company,  as Issuing Bank,
               and the parties signatory thereto*****
     10.1(e)   February 27, 1997, Fifth Amendment to Credit Agreement,  dated as of August 15, 1995, among Communications, Graphics, BT Commercial
               Corporation,  as Agent,  Bankers Trust Company,  as Issuing Bank,
               and the parties signatory thereto******
     10.1(f)   June 30, 1997, Sixth Amendment to Credit Agreement, dated as of
               August 15, 1995, among Communications, Graphics, BT Commercial
               Corporation, as Agent, Bankers Trust Company, as Issuing Bank,
               and the parties signatory thereto
     10.1(g)   Term Loan Agreement, dated as of June 30, 1997, among
               Communications, Graphics, Bankers Trust Company, as
               Administrative Agent, and the parties signatory thereto
     10.2+     Agreement and Plan of Merger,  dated as of August 14, 1995, among
               Communications, Graphics and Shakopee
     10.3      Resignation  Letter,  dated  as  of  September 18, 1996,  between
               Graphics and James T. Sullivan*****
     10.4(a)   Employment Agreement, dated as of April 8, 1993, between Graphics and Stephen M. Dyott*
     10.4(b)+  Amendment  to  Employment  Agreement,  dated  December  1,  1994, between Graphics and Stephen M. Dyott
     10.4(c)+  Amendment  to  Employment  Agreement,  dated  February  15, 1995, between Graphics and Stephen M. Dyott

     10.4(d)+  Amendment to  Employment  Agreement,  dated  September  18, 1996, between Graphics and Stephen M. Dyott*****
     10.5      Employment  Agreement,  dated as of  February  19,  1996  between
               Graphics and Terrence M. Ray******
     10.6      Severance  Letter,  dated  April 8, 1993,  between  Graphics  and
               Joseph M. Milano**
     10.6(a)   October 12, 1995,  Amendment to Severance Letter,  dated April 8,
               1993, between Graphics and Joseph M. Milano***
     10.7      Severance  Letter,  dated  April 8, 1993,  between  Graphics  and
               Timothy M. Davis**
     10.7(a)   October 12, 1995,  Amendment to Severance Letter,  dated April 8,
               1993, between Graphics and Timothy M. Davis***
     10.9+     Amended and Restated Stockholders' Agreement,  dated as of August
               14, 1995,  among  Communications,  the Morgan  Stanley  Leveraged
               Equity Fund II, L.P.,  Morgan Stanley Capital  Partners III, L.P.
               and the additional parties named therein
     10.10     Purchase   Agreement  between  Guy  Gannett   Communications  and
               Shakopee, dated November 23, 1994**
     10.11+    First Amendment Agreement, dated as of December 22, 1994, between
               Guy Gannett Communications and Shakopee
     10.12+    Second Amendment  Agreement,  dated as of March 27, 1995, between
               Guy Gannett Communications and Shakopee
     10.13+    Stock Option Plan of Communications
     10.14     Purchase Agreement between ComCorp, Inc., Graphics and Gowe Inc., dated March 12, 1996****
     12.1      Statements re computation of ratio of earnings to fixed charges
     21.1      List of Subsidiaries of Communications******
     23.1      Consent of Ernst & Young LLP
     23.4+     Consent of Shearman & Sterling  (included in its opinion filed as
               Exhibit 5.1)
     24.1+     Powers of Attorney
     25.1+     Statement of  Eligibility  of  NationsBank  of Georgia,  National
               Association on Form T-1 (bound separately)



 -----
* Incorporated by reference from Amendment No. 2 to Form S-1 filed on October 4, 1993 - Registration number 33-65702.
** Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1995 - Commission file number 33-31706-01.
*** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 - Commission file number 33-31706-01.
**** Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1996 - Commission file number 33-97090.
***** Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 - Commission file number 33-97090.
****** Incorporated by reference from the Annual Report on Form 10-K for fiscal year ended March 31, 1997 - Commission file number 33-97090.
+         Previously filed.